     Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the Securities and Exchange Commission. This preliminary Information Statement shall not constitute an offer to sell or the solicitation of an offer to buy any securities.


          SUBJECT TO COMPLETION OR AMENDMENT, DATED NOVEMBER 18, 1996


                             INFORMATION STATEMENT

                             ---------------------

                       ECHELON INTERNATIONAL CORPORATION
                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                             ---------------------

     This Information Statement is being furnished in connection with the distribution (the "Distribution") to holders of common stock, without par value (the "Florida Progress Common Stock"), of Florida Progress Corporation ("Florida Progress") of all outstanding shares of common stock, par value $.01 per share (the "Echelon Common Stock"), of Echelon International Corporation ("Echelon").

     Shares of Echelon Common Stock will be distributed to holders of Florida
Progress Common Stock of record as of the close of business on             ,
1996 (the "Record Date"). Each such holder will receive one share of Echelon Common Stock for every 15 shares of Florida Progress Common Stock held on the Record Date. Share certificates representing shares of Echelon will be mailed on
            , 1996 or as promptly as practicable thereafter. No consideration will be paid by Florida Progress's stockholders for shares of Echelon Common Stock. There is no current trading market for Echelon Common Stock, although a "when-issued" market is expected to develop prior to the Distribution. The Echelon Common Stock has been accepted for listing on the New York Stock Exchange ("NYSE"), subject to notice of issuance, under the symbol "EIN." See "The Distribution -- Listing and Trading of Echelon Common Stock."

                             ---------------------

FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY
             RECIPIENTS OF ECHELON COMMON STOCK, SEE "RISK
                          FACTORS" BEGINNING ON PAGE
                          9.

       NO STOCKHOLDER APPROVAL OF THE DISTRIBUTION IS REQUIRED OR SOUGHT.
         WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO
                                SEND US A PROXY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
   ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT.

     THIS INFORMATION STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR THE
                SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

                             ---------------------

     Stockholders of Florida Progress with inquiries related to the Distribution should contact The First National Bank of Boston, telephone (617) 575-3100, the Distribution Agent for the Distribution.

          The date of this Information Statement is November   , 1996.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
INFORMATION STATEMENT SUMMARY.........................................................    1
SUMMARY FINANCIAL DATA................................................................    7
SUMMARY PRO FORMA DATA................................................................    8
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.............................    9
RISK FACTORS..........................................................................    9
THE DISTRIBUTION......................................................................   19
RELATIONSHIP BETWEEN FLORIDA PROGRESS AND ECHELON AFTER THE DISTRIBUTION..............   23
DIVIDEND POLICY.......................................................................   26
CAPITALIZATION........................................................................   27
SELECTED FINANCIAL DATA...............................................................   28
PRO FORMA FINANCIAL DATA..............................................................   29
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..........................................................................   32
BUSINESS..............................................................................   37
MANAGEMENT AND EXECUTIVE COMPENSATION.................................................   53
DESCRIPTION OF CAPITAL STOCK..........................................................   61
AVAILABLE INFORMATION.................................................................   67
REPORTS OF ECHELON....................................................................   67
INDEX TO FINANCIAL STATEMENTS.........................................................  F-1

                         INFORMATION STATEMENT SUMMARY

     The following is a summary of certain information contained in this Information Statement. This summary is included for convenience only and should not be considered complete. This summary is qualified in its entirety by the more detailed information and financial statements contained elsewhere in this Information Statement. Certain capitalized terms used but not expressly defined in this summary are defined elsewhere in this Information Statement. This Information Statement contains forward-looking statements which involve risks and uncertainties. The actual results of Echelon and the degree to which Echelon is able to implement its business plan, maximize the value of its assets, grow its business and achieve profitability may differ significantly from the proposed implementation and contemplated actions discussed in the forward-looking statements. In particular, Echelon may not be able to collect loan and lease receivables, to maintain occupancy levels at existing properties or collect rent payments on existing assets, to identify and develop new properties or to sell existing properties, loans or other assets in the manner or at the times contemplated by the business plan and business described herein. Factors that might cause such differences include, but are not limited to, those discussed in "Risk Factors."

                                THE DISTRIBUTION

Distributing Company.......  Florida Progress Corporation, a Florida
                             corporation.

Distributed Company........  Echelon International Corporation, a Florida
                             corporation. Echelon, formerly known as PLC Leasing Corporation, is the successor to Progress Credit Corporation ("PCC") and two of PCC's subsidiaries, Talquin Development Company and Progress Leasing Corporation.

Business of Distributed
  Company..................  Echelon is a real estate and financial services company with operations in two business segments:
                             (i) development, ownership and management of commercial and multi-family residential real estate (the "Real Estate Business") and (ii) collateralized financing of commercial real estate and aircraft and leasing of aircraft and other assets (the "Lending and Leasing Business"). The Real Estate Business and the Lending and Leasing Business are referred to collectively as the "Echelon Business". Echelon's strategy subsequent to the Distribution will be to focus on expanding the Real Estate Business as follows:

                             - Residential Real Estate Development.  Echelon
                               initially plans to develop, own and operate apartment complexes on company-owned land in the St. Petersburg area, and eventually on land to be acquired elsewhere in Florida and the southeastern United States. Echelon owns 137 acres of multi-family residential zoned developable land within the Gateway area between Tampa, St. Petersburg and Clearwater, including land in Carillon Park, a 432-acre commercial, office and multi-family residential park. The Carillon Park land, together with Echelon's 4th and 9th Street properties, account for a substantial portion of all the land currently zoned for apartment development in that area. Echelon believes the favorable market demographics, as well as limited housing supply and growing local employment base, suggest that apartment development in the Gateway area is warranted and could support 500 to 600 units annually for the next five years. See
                               "Business -- Other Owned Real Estate;
                               Multi-Family Residential and Commercial Real
                               Estate Development."

                             - Commercial Real Estate Development.  Echelon
                               intends to take advantage of the commercial real estate market in the Gateway area, where occupancy levels are averaging over 95%, by developing a portion of the 134 acres it holds within Carillon Park for commercial use. In particular, Echelon's plans include office building development within Carillon Park and elsewhere, subject to market conditions and other relevant factors. Almost all infrastructure at Carillon Park is already in place, including roads, sewers, utilities and related improvements. Financing for further development, while not yet obtained, is expected from a variety of sources, including internally generated funds from the collection of loans and asset sales, operating cash flow and from existing cash, which, as of the Distribution, is expected to approximate $60 million (see "Pre-Distribution Recapitalization and Related Transactions" below), and, most importantly, from project-based financings. There can be no assurance, however, that necessary funds will be obtained when needed in the future. See "Risk Factors -- Need for and Access to Capital", "Business -- Other Owned Real Estate; Multi-Family Residential and Commercial Real Estate Development."



                             - Low Income Housing Development.  As part of
                               Echelon's real estate development plan, Echelon has invested in, and intends to invest further in, develop and operate, affordable housing projects, including projects entitled to the benefits of federal low-income housing tax credits. Structured properly and as presently available under federal law, these housing tax credit projects generate dollar-for-dollar tax credits over a 10-year period and can be applied to Echelon's expected future United States federal income tax liability. See "Business -- Other Owned Real Estate; Multi-Family Residential and Commercial Real Estate Development."


                             - Real Estate Property Management.  Echelon
                               currently manages its owned office buildings. After the Distribution, Echelon intends to expand its real estate management services business by offering to manage office buildings for third parties, managing Echelon's new apartment developments (see above) and managing low-income housing tax credit projects for its own account and for third parties. See
                               "Business -- Commercial Real Estate Ownership and Management."

                             With regard to the Lending and Leasing Business, Echelon's strategies subsequent to the Distribution are as follows:

                             - Real Estate and Aircraft Loans.  Echelon does not
                               anticipate originating any new financings of commercial real estate or aircraft unless such financings facilitate a sale of an existing asset. Echelon's strategy is to collect outstanding loan balances as soon as practicable, to take the steps necessary to maximize the value of each asset, and, ultimately, to withdraw from the business of commercial real estate lending and aircraft lending as existing loans mature and are repaid or otherwise liquidated. See
                               "Business -- Collateralized Commercial Real
                               Estate Loan Portfolio" and "-- Collateralized Financing and Leasing of Aircraft/Equipment."

                             - Aircraft and Other Leases.  Echelon plans to hold
                               its leveraged lease assets to maturity or until the termination value of the leveraged lease assets equals their market values and to hold its other lease assets through expiration in accordance with their respective terms. Echelon will then either sell or hold and re-lease pursuant to operating leases the underlying aircraft or other assets, depending upon which option is determined to provide the highest risk-adjusted return. See
                               "Business -- Collateralized Financing and Leasing of Aircraft/Equipment."

                             For a more complete discussion of Echelon's assets and strategy, see "Business."

Shares to be Distributed...  The Distribution will be made to holders of record on the Record Date of issued and outstanding shares of Florida Progress Common Stock. Based on the 97,005,268 shares of Florida Progress Common Stock
                             outstanding as of November   , 1996, the
                             Distribution would consist of 6,467,018 shares of Echelon Common Stock. Each holder of Florida Progress Common Stock will receive as a dividend one share of Echelon Common Stock for every 15 shares of Florida Progress Common Stock held on the Record Date.

                             The Board of Directors of Echelon has adopted a stockholder rights agreement (the "Echelon Rights Agreement"). Certificates evidencing shares of Echelon Common Stock issued in the Distribution will therefore represent the same number of Echelon Rights (as defined below) issued under the Echelon Rights Agreement. See "Description of Echelon Capital Stock -- Echelon Rights Agreement." Unless the context otherwise requires, references herein to the Echelon Common Stock include the related Echelon Rights.

                             Florida Progress stockholders will not have to make any payment or surrender or exchange shares of Florida Progress Common Stock in order to receive their pro rata share of the Distribution. No vote of holders of Florida Progress Common Stock is required or sought in connection with the Distribution.

                             For a more complete discussion of the Distribution, see "The Distribution."

Fractional Share
Interests..................  Fractional shares of Echelon Common Stock will not be distributed. Fractional shares of Echelon Common Stock will be aggregated and sold in the public market by the Distribution Agent, and the aggregate net cash proceeds will be distributed ratably to those stockholders otherwise entitled to such fractional interests. See "The
                             Distribution -- Manner of Effecting the
                             Distribution."

Record Date................  The Record Date is             , 1996. In order to
                             be entitled to receive shares of Echelon Common
                             Stock in the Distribution, holders of shares of Florida Progress Common Stock must be such as of the close of business on the Record Date.

Distribution Date..........  The "Distribution Date" is presently expected to be
                             on or about             , 1996.

Distribution Agent.........  The First National Bank of Boston will be the
                             Distribution Agent (the "Distribution Agent") for the Distribution.

United States Federal
Income Tax Consequences of
  the Distribution.........  Florida Progress has received a ruling from the
                             Internal Revenue Service ("IRS") to the effect that the Distribution will be tax-free for United States federal income tax purposes, except to the extent that cash is received for fractional shares of Echelon Common Stock. Florida Progress stockholders will apportion their tax bases in Florida Progress Common Stock held immediately before the Distribution between such Florida Progress Common Stock and the Echelon Common Stock received in the Distribution, based on the relative fair market values of the Florida Progress Common Stock and the Echelon Common Stock as of the Distribution Date. Florida Progress will provide appropriate information to each holder of record of Florida Progress Common Stock as of the Record Date concerning the basis allocation. See "The Distribution -- United States Federal Income Tax Consequences of the Distribution."

Stock Exchange Listing.....  There is not currently a public market for the
                             Echelon Common Stock. The Echelon Common Stock has been accepted for listing on the NYSE, subject to notice of issuance, under the symbol "EIN", and trading is expected to commence on a "when-issued" basis prior to the Distribution. On the first NYSE trading day following the Distribution Date, "when-issued" trading in respect of the Echelon Common Stock will end and "regular-way" trading will begin. See "The Distribution -- Listing and Trading of Echelon Common Stock."

Limited Relationships
Between Florida Progress
  and Echelon After the
  Distribution.............  After the Distribution, neither Florida Progress nor Echelon will have any ownership interest in the other. Each of Florida Progress and Echelon will be an independent public company. Prior to the Distribution, Florida Progress and Echelon will enter into certain agreements governing their relationships subsequent to the Distribution and providing for the allocation of tax, employee benefits and certain other liabilities and obligations arising from periods prior to the Distribution. Prior to the Distribution, in connection with the repayment of certain indebtedness owed by Echelon to Progress Capital Holdings, Inc. ("PCH"), the former direct parent corporation of Echelon and a direct, wholly owned subsidiary of Florida Progress, Echelon will issue a note to PCH (the "PCH Note"). In the ordinary course of their respective businesses, Echelon and Florida Progress and its affiliates are parties to lease agreements pursuant to which Echelon leases certain of its premises to Florida Progress and its affiliates. These lease agreements will continue after the Distribution. See "Relationship Between Florida Progress and Echelon After the Distribution" and "Management and Executive Compensation -- Certain Relationships and Related Transactions."

Dividend Policies..........  The payment and level of cash dividends by Echelon after the Distribution will be subject to the discretion of the Echelon Board of Directors. Echelon currently intends to retain all future earnings for the development of its business and does not anticipate paying any cash dividends for the foreseeable future. See "Dividend Policy."

Pre-Distribution
Recapitalization and
  Related Financing
  Transactions.............  Effective as of September 30, 1996, Florida
                             Progress contributed $140 million to the equity of Echelon, which was used by Echelon to repay advances from Florida Progress. After giving effect to such recapitalization, as of September 30, 1996, Echelon remained obligated to repay

                             $101.1 million of advances from Florida Progress. In addition to the contribution by Florida Progress of $140 million to the equity of Echelon, Florida Progress will contribute an additional amount of approximately $18 million to the equity of Echelon prior to the Distribution to provide cash for the payment of expenses incurred in evaluating and implementing the Distribution and to provide additional liquidity. Echelon expects that immediately prior to the Distribution, Echelon's obligation to Florida Progress will have been reduced to approximately $36 million, reflecting
                             (i) the receipt of $105 million in secured financing from Salomon Brothers Realty Corp. on November 5, 1996 (the "Loan") and the repayment of $43 million of such advances using a portion of the such Loan, and (ii) the repayment of approximately $22 million of such advances with proceeds generated from operations, from maturities and collections on loans, from planned sales of assets and from the additional capital contribution from Florida Progress. The remaining indebtedness of approximately $36 million will be evidenced by the PCH Note. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

Antitakeover Provisions....  The Amended and Restated Articles of Incorporation
                             (the "Articles of Incorporation") and Amended and Restated By-laws (the "By-laws") of Echelon contain provisions that may have the effect of discouraging an acquisition of control of Echelon not approved by its Board of Directors. Such provisions may also have the effect of discouraging third parties from making proposals involving an acquisition or change of control of Echelon, although such proposals, if made, might be considered desirable by a majority of the stockholders of Echelon. Such provisions could further have the effect of making it more difficult for third parties to cause the replacement of the Board of Directors of Echelon. These provisions have been designed to enable Echelon to develop its businesses and foster its long-term growth without disruptions caused by the threat of a takeover not deemed by its Board of Directors to be in the best interests of Echelon and its stockholders. Certain provisions of the distribution agreement to be entered into between Florida Progress and Echelon (the "Distribution Agreement") may also have the effect of discouraging third parties from making proposals involving an acquisition or change of control of Florida Progress or Echelon. See "Description of Echelon Capital Stock" and "Relationship Between Florida Progress and Echelon After the
                             Distribution -- Distribution Agreement."

                             The Board of Directors of Echelon has adopted a stockholder rights agreement. A stockholder rights agreement is designed to protect stockholders in the event of an unsolicited offer and other takeover tactics which, in the opinion of the Board of Directors, could impair its ability to represent stockholder interests. The provisions of a stockholder rights agreement may render an unsolicited takeover of Echelon more difficult or less likely to occur or might prevent such a takeover, even though such a takeover may offer Echelon's stockholders the opportunity to sell their stock at a price above the prevailing market price and may be favored by a majority of the stockholders of Echelon. However, the Echelon Rights would not prevent a merger or business combination approved by the Board of Directors, since prior to a person becoming an "Acquiring Person" (as defined below) such Echelon Rights may be redeemed. See "Description of Capital
                             Stock -- Echelon Rights Agreement."

                             Echelon is subject to provisions of Florida corporate law which may restrict certain business combination transactions. See "Description of Echelon Capital Stock -- Florida Business Corporation Act."

                             See also "Description of Echelon Capital
                             Stock -- Provisions of Echelon Articles of
                             Incorporation and By-laws Affecting Change in Control."

                             Echelon is also subject to contractual restrictions limiting to 25% the portion of its voting securities that may be owned by persons who are not citizens of the United States or resident aliens of the United States. See "Relationship Between Florida Progress and Echelon After the
                             Distribution -- Distribution Agreement."

Risk Factors...............  Stockholders should carefully consider the matters discussed under the section entitled "Risk Factors" in this Information Statement.

                                     * * *

     This Information Statement is being furnished by Florida Progress solely to provide information to stockholders of Florida Progress who will receive Echelon Common Stock in the Distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any securities of Florida Progress or Echelon. The information contained in this Information Statement is believed by Florida Progress and Echelon to be accurate with respect to Florida Progress and Echelon, respectively, as of the date set forth on its cover. Changes may occur after that date, and neither Florida Progress nor Echelon will update the information except in the normal course of their respective public disclosure practices.

                             SUMMARY FINANCIAL DATA

     The following table summarizes certain selected consolidated financial data of Echelon which have been derived from the Consolidated Financial Statements of Echelon for the five years ended December 31, 1995, and the nine months ended September 30, 1996 and 1995. Results for the interim periods may not be indicative of results for the full year. Historical consolidated financial information is not expected to be indicative of Echelon's future performance as an independent company. The information set forth below should be read in conjunction with the information set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Echelon's Consolidated Financial Statements and the Notes thereto included elsewhere in this Information Statement. The following information is qualified in its entirety by the information and financial statements appearing elsewhere in this Information Statement.


                                           NINE MONTHS ENDED
                                             SEPTEMBER 30,                       YEAR ENDED DECEMBER 31,
                                       -------------------------   ----------------------------------------------------
                                          1996          1995        1995     1994     1993       1992          1991
                                       -----------   -----------   ------   ------   ------   -----------   -----------
                                                           (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
SUMMARY OF OPERATIONS:
Revenue..............................    $  48.6       $  33.7     $ 47.6   $ 48.8   $ 66.5     $  42.4       $  94.4
Loss before income taxes.............      (35.2)(1)      (7.8)      (9.9)    (9.2)    (5.7)      (22.5)         (1.3)
Net loss(2)..........................    $ (21.7)(1)   $  (3.9)    $ (5.0)  $ (5.0)  $ (5.0)    $ (13.1)      $  (0.7)
                                         =======       =======     =======  =======  =======    =======       =======
Net loss per common share(3).........    $ (3.34)      $ (0.60)    $(0.77)  $(0.77)  $(0.77)    $ (2.02)      $ (0.11)
                                         =======       =======     =======  =======  =======    =======       =======
BALANCE SHEET DATA:
Assets:
  Lending and leasing................    $ 347.0       $ 424.6     $400.3   $478.8   $552.6     $ 598.1       $ 670.3
  Real estate........................      136.9         142.5      154.2    144.6    148.9       187.1         166.8
                                         -------       -------     -------  -------  -------    -------       -------
         Total assets................    $ 483.9       $ 567.1     $554.5   $623.4   $701.5     $ 785.2       $ 837.1
                                         =======       =======     =======  =======  =======    =======       =======
Deferred income taxes................    $ 162.9       $ 192.4     $182.3   $224.3   $244.9     $ 268.3       $ 291.3
                                         =======       =======     =======  =======  =======    =======       =======
Capitalization:
  Advances from Florida Progress.....    $ 101.1       $ 265.4     $250.0   $283.8   $321.2     $ 341.4       $ 404.8
  Debt...............................       20.4          24.7       33.2     32.7     32.5        29.4          34.7
  Common equity......................      179.1          62.9       60.8     69.0     77.2        84.7         129.3
                                         -------       -------     -------  -------  -------    -------       -------
         Total capitalization........    $ 300.6       $ 353.0     $344.0   $385.5   $430.9     $ 455.5       $ 568.8
                                         =======       =======     =======  =======  =======    =======       =======


---------------


(1) Reflects $30.1 million pre-tax write-down of assets which management has determined will be disposed.

(2) The similarity of net loss for the years ended December 31, 1995, 1994 and 1993 reflects the orderly withdrawal strategy pursuant to which Echelon was being operated during such years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."
(3) Net loss per common share is based upon 6,467,018 outstanding common shares.

                             SUMMARY PRO FORMA DATA

     The following summary pro forma financial data have been derived from and should be read in conjunction with the unaudited Pro Forma Consolidated Results of Operations for the nine months ended September 30, 1996 and the year ended December 31, 1995 and Pro Forma Consolidated Balance Sheet at September 30, 1996, which present the consolidated results of operations and consolidated financial position of Echelon assuming that the transactions contemplated by the Distribution and the related refinancing transactions described in the Notes to the Pro Forma Financial Data had been completed as of January 1, 1995 for purposes of the Pro Forma Consolidated Results of Operations, and at September 30, 1996 for purposes of the Pro Forma Consolidated Balance Sheet. These pro forma consolidated financial data should be read in conjunction with the audited consolidated financial statements and footnotes for the three year period ended December 31, 1995. The pro forma consolidated financial data are presented for informational purposes only and may not necessarily reflect the future results of operations or financial position of Echelon or what the results of operations or financial position would have been had Echelon's business been operated as a separate, independent company during the periods shown. See "Pro Forma Financial Data."


                                                                    NINE MONTHS ENDED
                                                                      SEPTEMBER 30,          YEAR ENDED
                                                                          1996            DECEMBER 31, 1995
                                                                    -----------------     -----------------
                                                                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
SUMMARY OF OPERATIONS:(1)
Revenue...........................................................       $  48.6               $  47.6
Loss before income taxes..........................................         (32.7)                 (5.2)
Net loss..........................................................       $ (20.2)              $  (2.1)
                                                                         =======                ======
Net loss per common share(2)......................................       $ (3.11)              $ (0.32)
                                                                         =======                ======
BALANCE SHEET DATA:(3)
Assets:
  Lending and leasing.............................................       $ 347.0
  Real estate.....................................................         192.9
                                                                         -------
         Total assets.............................................       $ 539.9
                                                                         =======
Deferred income taxes.............................................       $ 162.9
                                                                         =======
Capitalization:
  Note payable to PCH.............................................       $  36.0
  Long-term debt..................................................         125.4
                                                                         -------
         Total debt...............................................         161.4
  Common equity...................................................         197.1
                                                                         -------
         Total capitalization.....................................       $ 358.5
                                                                         =======


---------------


(1) The summary of operations data reflect additional general and administrative expenses which would have been incurred by Echelon as a separate, independent company and refinancing of advances from Florida Progress. See "Pro Forma Consolidated Results of Operations" and the Notes thereto.


(2) Pro forma net loss per common share is computed based on 6,467,018 shares of Echelon being distributed in the Distribution.

(3) The balance sheet data reflect the refinancing of advances from Florida Progress and an $18 million equity contribution by Florida Progress. See "Pro Forma Consolidated Balance Sheet" and the Notes thereto.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS


     Certain statements contained herein regarding matters that are not historical facts are forward-looking statements, including (i) certain statements contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations," such as those statements concerning Echelon's strategies, generally, Echelon's expected sources of funds, and Echelon's expected uses of funds, including its expected capital expenditures, and (ii) certain statements contained in "Business," such as those statements concerning Echelon's strategy (a) with respect to its office properties, to hold its existing portfolio of properties with a focus on generating favorable growth in operating income through leasing to high quality tenants and controlling operating expenses, (b) with respect to its industrial and other properties, to increase cash flow as market conditions improve and to determine and implement the optimum operation, sale or development option for each property, (c) with respect to its real estate management business, to expand such business, (d) with respect to its other owned real estate and commercial and residential real estate development activities, to develop commercial and residential real estate projects on its currently owned properties and, eventually, on properties to be acquired and, in addition, to sell certain properties to third parties, (e) with respect to its collateralized commercial real estate loan portfolio, to collect outstanding loan balances upon repayment at maturity or upon foreclosure and sale of the collateral, (f) with respect to its leasing business, to hold the leveraged leases to maturity or until the termination values of the assets equal their respective market values and to re-lease or sell the assets underlying the various leases to maximize returns, (g) with respect to its aircraft lending business, to negotiate a sale or refinancing of its loans or to foreclose and sell the collateral, and (h) to deploy the proceeds generated by the ultimate disposition of certain assets to the Real Estate Business and to repayment of the PCH Note. Because such statements involve risks and uncertainties, actual strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause such differences include, but are not limited to, those discussed herein under "Risk Factors."


                                  RISK FACTORS

ABSENCE OF PRIOR TRADING MARKET FOR THE ECHELON COMMON STOCK; CHANGES IN TRADING PRICES

     Prior to the date hereof, there has not been any established trading market for Echelon Common Stock. There can be no assurance as to the prices at which Echelon Common Stock will trade before, on or after the Distribution Date. Unless and until Echelon Common Stock is fully distributed and an orderly market develops in Echelon Common Stock, the price at which such stock trades may fluctuate significantly and may be lower or higher than the price that would be expected for a fully distributed issue. Prices for Echelon Common Stock will be determined in the marketplace and may be influenced by many factors, including
(i) the depth and liquidity of the market for Echelon Common Stock, (ii) developments affecting the businesses of Echelon generally, (iii) investor perception of Echelon, and (iv) general economic and market conditions. See "The Distribution--Listing and Trading of Echelon Common Stock."

NEED FOR AND ACCESS TO CAPITAL

     Echelon's anticipated increase in its level of real estate development activities will require a significant amount of capital. Accordingly, the extent of Echelon's real estate development will depend upon the amount of funds generated through operating activities, maturity and collection of loans, planned asset sales and project-based financings. There can be no assurance that operating activities, maturity and collection of loans, planned asset sales and project-based financings will generate net proceeds for Echelon in amounts and at times necessary to enable Echelon to repay its debt obligations or as otherwise contemplated by Echelon's business plan.

     Echelon has historically relied on Florida Progress for various financial and administrative services, and funding for the Echelon Business has historically come, in part, from PCH, a direct, wholly owned subsidiary of Florida Progress that finances the activities of Florida Progress's diversified operations. PCH has historically funded Echelon through the issuance of commercial paper and medium-term notes. Except as contemplated by certain of the agreements described below, after the Distribution, Florida Progress will not provide such financial and administrative support services. Although Echelon has recently received proceeds totalling $105 million pursuant to the Loan, which is secured by Echelon's owned real estate and collateralized real estate loans, to the extent that Echelon may need additional funding to finance its operations and capital expenditures, no assurance can be given that Echelon will be able to access the capital markets or otherwise obtain necessary financing in the future, or that any such financing can be obtained in a timely and commercially acceptable manner. For these reasons, Echelon may have to defer or otherwise limit certain development projects, which could adversely affect Echelon's efforts to implement its strategy and its business generally.

     The terms of the Loan provide, among other things, that if the loan-to-value of collateral ratio exceeds 75%, then Echelon will be required to deposit the cash flow from the assets pledged as collateral into a collection account to be disbursed monthly to pay scheduled Loan payments, property expenses, and other items and to fund certain reserves. Cash balances remaining in such account would then be released to Echelon. Under the terms of the Loan, the lender has the right to give notice if it determines the loan-to-value of collateral ratio exceeds 75% and Echelon has certain rights to contest that determination. If the loan-to-value of collateral ratio exceeds 80%, then remaining cash balances in such account which would otherwise have been released to Echelon will be applied monthly to reduce the principal amount of the Loan until the ratio is less than 80%. The imposition of such a requirement could have a material adverse impact on Echelon's ability to successfully implement its business plan because the items comprising the collateral represent Echelon's key sources of operating cash flow. The lender has not yet received final appraisals of all the collateral. However, at the time the Loan was funded, the parties believed the loan-to-value of collateral ratio was less than 75%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".

     Echelon is and will be subject to the risks normally associated with debt financing, including the risk that Echelon's cash flow will be insufficient to meet required payments of principal and interest, the risk that existing indebtedness on its properties (which in most cases will not have been fully amortized at maturity) will not be able to be refinanced or that the terms of such refinancing will not be as favorable as the terms of the existing indebtedness. There can be no assurance that Echelon will be able to refinance any indebtedness Echelon may incur or otherwise be able to obtain funds by selling assets or raising equity to make required payments on maturing indebtedness. If Echelon is unable to refinance its indebtedness on acceptable terms, Echelon may be forced to dispose of assets upon disadvantageous terms, which could result in losses to Echelon and acceleration of tax liabilities. If Echelon disposes of an asset that is part of the collateral for the Loan, then principal payments in addition to the mandatory monthly principal payments under such Loan may be due. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources". Moreover, a substantial portion of Echelon's assets are illiquid, and in the event Echelon were required to sell certain of its assets in the near term or on an accelerated basis, there can be no assurance that Echelon would be able to consummate such sales, and any such sales could be consummated at values substantially below those at which the assets are carried on Echelon's books.

     If prevailing interest rates or other factors result in higher interest rates at a time when Echelon must refinance its indebtedness, Echelon's interest expense would increase, which would adversely affect Echelon's results of operations and cash flow. Further, if a property or properties are mortgaged to secure payment of indebtedness and Echelon is unable to meet mortgage payments, the property or properties could be foreclosed upon by or otherwise transferred to the mortgagee with a consequent loss of income and asset value to Echelon. In addition, even with respect to non-recourse indebtedness, a lender may have the right to recover deficiencies from Echelon in certain circumstances, including fraud and environmental liabilities.

NEW OPERATING STRATEGY; RELIANCE ON KEY OFFICERS


     Beginning September 30, 1991, Florida Progress operated the Echelon Business pursuant to a strategy of orderly withdrawal pursuant to which Florida Progress's goal was for Echelon to withdraw from its several businesses by disposing of assets in an orderly manner without incurring the significant losses which could result from a more accelerated liquidation of the portfolio. See "The Distribution -- Reasons for the

Distribution". Echelon's current strategies are intended to achieve growth and profitability, and therefore represent a significant departure from the strategy which had guided the operation of the Echelon Business prior to the Distribution. Echelon has had limited experience executing its new strategies and in operating certain of its proposed businesses, including low-income housing developments and investing in low-income housing tax credits. There can be no assurance that management will be able to implement such strategies or, if implemented, that such strategies will enable Echelon to maximize the value of its assets, grow its business and achieve profitability.


     The successful implementation of these strategies by Echelon will depend in a large part on certain key officers, including, Mr. Darryl LeClair, President and Chief Executive Officer, and Mr. Larry Newsome, Senior Vice President and Chief Financial Officer, Secretary and Treasurer, who have managed Echelon's businesses and participated in the development of Echelon's business plan. Due to the unique experience of these key officers and their knowledge of Echelon's assets, such individuals could not be easily replaced, and the loss of such key officers as a team or the loss of certain individual members of such team could have a material adverse effect on Echelon. Echelon has not obtained any key-man life insurance policies. See "Management and Executive Compensation--Executive Officers."

CERTAIN ANTITAKEOVER PROVISIONS

     The Articles of Incorporation and By-laws of Echelon contain provisions that may have the effect of discouraging an acquisition of control of Echelon not approved by its Board of Directors. Such provisions may also have the effect of discouraging third parties from making proposals involving an acquisition or change of control of Echelon, although such proposals, if made, might be considered desirable by a majority of the stockholders of Echelon. Such provisions could further have the effect of making it more difficult for third parties to cause the replacement of the Board of Directors of Echelon. These provisions have been designed to enable Echelon to develop its businesses and foster its long-term growth without disruptions caused by the threat of a takeover not deemed by its Board of Directors to be in the best interests of Echelon and its stockholders. Certain provisions of the Distribution Agreement may also have the effect of discouraging third parties from making proposals involving an acquisition or change of control of Florida Progress or Echelon. See "Description of Capital Stock" and "Relationship Between Florida Progress and Echelon After the Distribution -- Distribution Agreement."

     The Board of Directors of Echelon has adopted a stockholder rights agreement. A stockholder rights agreement is designed to protect stockholders in the event of an unsolicited offer and other takeover tactics which, in the opinion of the Board of Directors, could impair its ability to represent stockholder interests. The provisions of a stockholder rights agreement may render an unsolicited takeover of Echelon more difficult or less likely to occur or might prevent such a takeover, even though such a takeover may offer Echelon's stockholders the opportunity to sell their stock at a price above the prevailing market price and may be favored by a majority of the stockholders of Echelon. See "Description of Capital Stock -- Echelon Rights Agreement."

     Echelon is subject to provisions of Florida corporate law which may restrict certain business combination transactions. See "Description of Capital Stock -- Florida Business Corporation Act."

     Echelon is also subject to contractual restrictions limiting to 25% the portion of its voting securities that may be owned by persons who are not citizens of the United States or resident aliens of the United States. See "Relationship Between Florida Progress and Echelon After the
Distribution -- Distribution Agreement."

POTENTIAL TAXATION

     Florida Progress has received a ruling from the Internal Revenue Service (the "IRS") to the effect that, among other things, the Distribution will qualify as a tax-free spinoff under Section 355 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

     The IRS ruling is based on certain factual representations and assumptions made by Florida Progress which include representations and assumptions relating to Echelon's business plan, the active conduct of a trade or business, certain asset transfers occurring prior to the Distribution, and the lack of a plan or intent to liquidate, merge or sell assets other than in the ordinary course of business. If such factual representations and assumptions were incorrect in a material respect, such ruling could become invalid. Florida Progress is not aware of any facts or circumstances which would cause such representations and assumptions to be incorrect. Each of Florida Progress and Echelon has agreed to certain restrictions on its future actions to provide further assurances that Section 355 of the Internal Revenue Code will apply to the Distribution. See "Relationship Between Florida Progress and Echelon After the Distribution."

     If the Distribution were not to qualify under Section 355 of the Internal Revenue Code, then, in general, a corporate tax (which would be very substantial) would be payable by the consolidated group, of which Florida Progress is the common parent. In addition, under the consolidated return rules, each member of the consolidated group (including Echelon) is jointly and severally liable for such tax liability. Pursuant to the tax sharing agreement to be entered into between Florida Progress and Echelon (the "Tax Sharing Agreement") and the Distribution Agreement, Florida Progress and Echelon will agree that if the Distribution were not to qualify under Section 355 of the Internal Revenue Code due to the failure by one party to comply with the terms of the IRS ruling letter, then such party would bear the entire cost of any resulting tax liability to the consolidated Florida Progress group. If the Distribution were not to qualify under Section 355 of the Internal Revenue Code for a reason other than the failure of a party to comply with the terms of such ruling letter, then any resulting tax liability would be borne by Florida Progress. If the Distribution occurred and it were not to qualify under Section 355 of the Internal Revenue Code, the resulting tax liability would have a material adverse effect on the financial position, results of operations and cash flows of Echelon, and could have a material adverse effect on the financial position, results of operations and cash flows of Florida Progress. See "The Distribution--United States Federal Income Tax Consequences of the Distribution."

RISKS ASSOCIATED WITH THE REAL ESTATE BUSINESS AND COLLATERALIZED REAL ESTATE LENDING

     General Real Estate Investment Risks. As a real estate development and management company, Echelon is and will be subject to certain risks incident generally to the ownership, development and management of real property. These risks include the cyclical nature of real estate markets, governmental regulations, shortages of materials, strikes, increases in the costs of labor and materials, and competition from other real estate owners. In particular, a commercial property's revenues and value may be adversely affected by a number of factors, including construction costs, the national, state and local economic climate and real estate conditions (such as oversupply of or reduced demand for space and changes in market rental rates); the perceptions of prospective tenants of the safety, convenience and attractiveness of the properties; the ability of the owner to provide adequate management, maintenance and insurance; the ability to collect on a timely basis all rent from tenants; the expense of periodically renovating, repairing and reletting spaces; and increasing operating costs including real estate taxes and utilities which may not be passed through to tenants. Certain significant expenditures associated with investments in real estate (such as mortgage payments, real estate taxes, insurance and maintenance costs) are generally not reduced when circumstances cause a reduction in rental revenues from the property. If a property were mortgaged to secure the payment of indebtedness and if Echelon were unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on the property or the exercise of other remedies by the mortgagee. In addition, real estate values and income from properties are also affected by such factors as compliance with laws, including tax and environmental laws, zoning regulations, interest rate levels and the availability of financing. While Echelon believes that its existing real estate portfolio of land and buildings, together with its business strategy, will allow it to manage such risks effectively, no assurance can be given as to the effect such matters might have on its business, financial condition or results of operations.

     General Risks of Collateralized Commercial Real Estate Lending
Business. The factors listed under "General Real Estate Investment Risks" may also adversely affect a borrower's ability to meet its obligations to Echelon with respect to loans extended pursuant to Echelon's commercial real estate lending business. Where Echelon's commercial real estate loans are not personally guaranteed by the borrowers, Echelon relies solely on the value of the underlying property for its security. In such cases, the borrower's ability to make payments due under a loan and the amount Echelon may realize upon default, including upon a bankruptcy of such borrower, are dependent in part upon the economic performance of the property underlying the loan.

     Dependence on Florida Real Estate Market Conditions. Currently, all of Echelon's owned real estate properties are located in the State of Florida, primarily in the Tampa Bay area, including St. Petersburg and Tampa, and approximately 80% of Echelon's commercial rental space (measured by square footage) is located in this area. Due to this lack of geographical diversification, Echelon is dependent upon the continued demand for office, industrial and other commercial space in the Tampa Bay area. Echelon may be adversely affected in the event the demand for office space in St. Petersburg or Tampa declines or the St. Petersburg or Tampa economy experiences a downturn. Like other real estate markets, the Florida commercial real estate market has experienced periodic economic fluctuations.

     Regulatory Approvals for Development Projects. Before Echelon can develop a property, it must obtain a variety of approvals from local and state governments with respect to such matters as zoning, subdivision, architectural design and environmental issues. Because of the discretionary nature of these approvals and concerns which may be raised by various government officials and public interest groups during both the approval and the development process, Echelon's ability to develop properties and realize income from its projects could be delayed, reduced or prevented.

     General Risks of Acquisition, Development and Construction
Activities. Echelon intends to develop its existing properties and, eventually, to acquire and develop additional properties, in each case to the extent that they can be acquired and/or developed on acceptable terms and meet Echelon's investment and development criteria. General investment risks associated with any real estate investment include the risk that the investment will fail to perform as expected or that estimates of the cost of development or of improvements to bring an acquired property up to standards established for the intended market position may prove inaccurate. Specific risks associated with Echelon's development and construction activities include the risks that Echelon may abandon development opportunities after expending resources to determine feasibility; construction costs of a project may exceed original estimates; occupancy rates and rents at a newly developed property may not be sufficient to make the property profitable; and construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs. In addition, new development activities, regardless of whether or not they are ultimately successful, typically require a substantial portion of management's time and attention.

     Tenant Defaults. A significant portion of Echelon's revenue is and is expected in the future to be derived from rental income from real property. Consequently, Echelon's cash flow and results of operations would be adversely affected if a significant number of tenants failed to meet their lease obligations. In the event of a default by a lessee, Echelon may experience delays in enforcing its rights as lessor and may incur substantial costs in protecting its investment. Additionally, as a significant number of Echelon's tenants are in the financial services, legal and accounting businesses, Echelon's cash flow and results of operations could be adversely affected if these industries experienced a significant reduction in workforce. At any time, a tenant of Echelon's properties may also seek protection under the bankruptcy laws, which could result in rejection and termination of such tenant's lease. If a tenant rejects its lease in a bankruptcy proceeding, Echelon's claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim. No assurance can be given that Echelon will not experience significant tenant defaults in the future.

     Reliance on Major Tenants. For the 12-month period ended September 30, 1996, Echelon's largest tenants, Raymond James Financial Inc. ("Raymond James"); Andersen Consulting LLP ("Andersen Consulting"); Barnett Bank; Merrill Lynch, Pierce, Fenner & Smith, Inc. ("Merrill Lynch"); KPMG Peat Marwick and Florida Progress, accounted for approximately 54% of Echelon's total rental revenue. Echelon could be adversely affected in the event of bankruptcy or insolvency of, or a downturn in the business of, any of such tenants.

     Borrower Defaults. In the event of a default by a borrower with respect to Echelon's collateralized commercial real estate lending business, Echelon may experience delays in enforcing its rights as mortgagee and may incur substantial costs associated with protecting its investment. Echelon may be required to acquire title to a property and thereafter to make substantial improvements or repairs (and obtain financing for such matters) in order to maximize the property's investment potential. In addition, in the event of a bankruptcy or similar proceeding against a borrower, Echelon may not be able to realize on its investment for an extended period of time. In such a proceeding, a court might conclude that certain equity enhancements such as contingent interest should not be treated as a debt of such borrower and Echelon ultimately may not be able to recover its investment.

     Low-Income Housing Tax Credit Risks. As part of Echelon's real estate development plan, Echelon has invested in, and intends to invest further in, develop and operate apartments entitled to the benefits of federal low-income housing tax credits ("Housing Tax Credits"). A significant component of the anticipated return on Housing Tax Credit projects is generally attributable to the dollar-for-dollar tax credits which are available over a ten year period. However, such credits are subject to recapture if the rules for qualification for the credit are not sustained during the required minimum compliance period, which is generally equal to the first 15 years of operations, but could be longer. Although Echelon believes that Housing Tax Credit development projects could significantly reduce Echelon's taxable income while creating favorable earnings and returns, Echelon had not previously invested in Housing Tax Credits or developed Housing Tax Credit projects, and there can be no assurance that Echelon will be able to obtain Housing Tax Credits or to successfully identify, acquire or develop projects entitled to the benefits of any Housing Tax Credits which are obtained. Furthermore, the applicable regulations are highly complex, and there can be no assurance that Echelon will be able to operate such projects in compliance with such regulations or that credits taken in early years will not be subject to subsequent recapture. The recapture of Housing Tax Credits relating to any Housing Tax Credit project would adversely affect both the returns on such project in particular and Echelon's results of operations and cash flows generally. In addition, a bill which would have substantially limited the future grants of federal low-income housing tax credits was recently passed by Congress but vetoed by President Clinton. There can be no assurance that similar legislation will not be re-introduced and passed in the future. See "Business -- Other Owned Real Estate; Multi-Family Residential and Commercial Real Estate Development -- Affordable Housing."

     Real Estate Industry Competition. The real estate ownership, development and management markets are generally regional, and the identity of Echelon's competitors and the levels of competition vary in each area of activity and in each market. While Echelon encounters significant competition in each area of activity and in each market, Echelon believes that no one competitor is dominant. In particular, within the Tampa Bay area in which Echelon's operations are concentrated, there are numerous commercial properties that compete with Echelon's properties in attracting tenants, numerous companies that compete with Echelon in selecting land for development and properties for acquisition (including within the affordable housing market generally and for Housing Tax Credits in particular) and numerous companies that compete for real estate management business. Certain of these competitors have significantly greater financial resources than Echelon and may have greater experience than Echelon in acquiring, developing and managing real estate. See "Business -- Competition."

     Uninsured Loss. Echelon carries comprehensive liability, fire, extended coverage insurance with respect to all of its properties and carries rental loss insurance with respect to substantially all of its properties, in each case, with policy specifications, insured limits and deductibles customarily carried for similar properties. Echelon also requires borrowers in its lending business to obtain such insurance for properties securing Echelon's mortgage loans. There are, however, certain types of losses (such as losses arising from acts of war or relating to pollution) that are not generally insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur for a property owned by Echelon, Echelon could lose its capital invested in a property, as well as the anticipated future revenue from such property and would continue to be obligated on any mortgage indebtedness or other obligations related to the property. Any such loss would adversely affect the business of Echelon and its financial condition and results of operations. In addition, an uninsured loss for a borrower in Echelon's collateralized commercial real estate lending business could increase the risk of default on the borrower's mortgage loan with Echelon.

     Possible Environmental Liabilities. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases at such property and may be held liable to a governmental entity or to third parties for damages to property or natural resources and for investigation and remediation costs incurred by such parties in connection with the contamination. Such laws typically impose remediation responsibility and liability without regard to whether the owner knew of or caused the presence of the contaminations, and the liability under such laws has been interpreted to be joint and several. The cost of investigation, remediation or removal of such substances may be substantial and the owner's liability therefor under such laws is generally not limited and may exceed the value of the property or the aggregate assets of the owner. In addition, the presence of such substances, or the failure properly to remediate the contamination on such property, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances or petroleum products at a disposal or treatment facility also may be liable for the costs of removal or remediation of a release of hazardous or toxic substances or petroleum products at such disposal or treatment facility, whether or not such facility is owned or operated by such person. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. In addition to statutory liability, the owner of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site. In connection with its ownership and operation of its properties, Echelon may be liable for costs and damages of the types described above. Statutes of limitations applicable to liabilities arising from releases of hazardous or toxic substances or petroleum products generally are not based on the time of disposal.

     Certain federal, state, and local laws and regulations impose requirements on the construction and operation of commercial buildings, including requirements for pre-construction review of environmental impacts, permit requirements for the discharge of wastewater and the operation of fossil fuel burning equipment above a certain size, restrictions on the construction and operation of certain commercial parking facilities, and approval requirements for the construction and use of structures in certain tidelands and wetlands. Failure to comply with such requirements could have a material adverse effect on Echelon's operations of its properties or result in penalties that could have a material adverse effect on Echelon's business, financial condition or results of operations.

     Certain federal, state and local laws, regulations and ordinances govern the removal, encapsulation, disturbance, or release to the environment of asbestos-containing materials ("ACMs") in the event of construction, remodeling, renovation or demolition, of a building. Such laws generally allow for imposition of fines for failure to comply with such requirements, may impose liability for the release of ACMs and may provide for third parties to seek recovery from owners or operators of real properties for personal injury associated with ACMs. The potential for release of, or exposure to, asbestos from ACMs is greater if ACMs are damaged and "friable." "Friable" ACMs are generally any ACMs that can be crumbled, pulverized, or reduced to powder by hand pressure. In connection with the ownership and operation of its properties, Echelon may be subject to such requirements or potentially liable for such costs.

     Certain federal and state regulations also apply to the generation, storage, transportation, and disposal of hazardous wastes. Other federal, state, and local regulations and ordinances set forth requirements applicable to the construction, operation, licensing, and removal of certain storage tanks and the storage of flammable liquids. As a result of the ownership and operation of its properties, Echelon may be subject to such requirements. Failure to comply with such requirements could have a material adverse effect on Echelon's operations of its properties or result in penalties that would have a material adverse effect on Echelon's business, financial condition or results of operations.

     Many of Echelon's properties are located in urban areas where current or historic industrial uses of the areas may have caused site contamination at the properties. Nonetheless, at this time, Echelon does not anticipate that regulatory authorities will require remediation of such properties in any manner that would result in a material adverse effect on Echelon's business, results of operations or financial condition, and Echelon estimates that its proportionate share of liability for cleaning up all sites ranges from $0.1 million to $1.0 million. See "Business -- Governmental and Environmental Regulation -- Real Estate Industry," and see Note 11 to the Consolidated Financial Statements included in this Information Statement.

RISKS ASSOCIATED WITH AIRCRAFT LEASING AND LENDING

     General. Aircraft leasing involves numerous risks, including risks stemming from the obsolescence or physical deterioration of aircraft and the possibility of defaults by lessees. In addition, fluctuations in general business and economic conditions, the adoption of restrictive regulations and legislation, changes in consumer demand for air travel, fluctuations in fuel prices and other factors over which lessors of aircraft have no control could be expected to affect adversely the supply and demand for aircraft or aircraft leases and may cause cost increases relating to the leasing of aircraft that cannot be offset by increased leasing revenues. The market for aircraft is currently characterized by a relatively large supply of most types of aircraft and relatively weak demand, which adversely affects the marketability and near-term value of Echelon's portfolio of aircraft lease assets. Certain of the risks and other factors affecting the aircraft leasing business, as they apply to Echelon, are described in more detail below.

     Risks of Lessee Defaults or Bankruptcy of Lessees. Due to many factors, including the fluctuating state of the economy, uncertain traffic levels, intense route and fare competition and the ease of entry of new airlines under the Airline Deregulation Act of 1978, several commercial airlines in recent years have been forced to suspend or cease operations due to financial difficulties. These airlines have filed petitions for reorganization under the Federal Bankruptcy Code, have merged with other airlines or have been liquidated. Echelon believes this recent economic uncertainty in the commercial airline industry is indicative of the periodic fluctuations in the industry's economic performance. No assurance can be given that weakening financial condition or bankruptcies of lessees of aircraft from Echelon would not have a material adverse effect on Echelon's business, results of operations or financial condition. Moreover, if aircraft are returned by bankrupt carriers, there can be no assurance that Echelon will be able to sell or re-lease such aircraft on favorable terms or in a timely manner.

     Certain provisions of Echelon's leases may not be enforceable upon a default by a lessee or in the event of a lessee's bankruptcy. The enforceability of leases will be subject to certain limitations imposed by federal and applicable state law and equitable principles. See "Business--Collateral Financing and Leasing of Aircraft/Equipment--Bankruptcy of Lessees." In evaluating a potential lessee of an aircraft, Echelon has considered such factors as creditworthiness of the lessee, the aircraft's potential value and the anticipated usage and rental value of the aircraft. However, there can be no assurance as to the extent to which lessees will be able to perform their financial and other obligations under their leases. Default by a lessee may result in loss of revenue and litigation costs to Echelon which might not be recovered from the lessee, and the aircraft may be returned without notice, thereby interrupting receipt of lease revenues by Echelon. To the extent a default or bankruptcy by a lessee required Echelon to sell the underlying asset, certain tax liabilities of Echelon could be accelerated. See "Aircraft Remarketing and Sale," below. In addition, upon default, particularly if the lessee is in bankruptcy, Echelon may be delayed in or prevented from enforcing certain of its rights under the lease and in re-leasing or selling the aircraft. See "Business -- Collateralized Financing and Leasing of
Aircraft/Equipment -- Bankruptcy of Lessees."

     Echelon leases three aircraft to USAir Inc. ("USAir"), a subsidiary of USAir Group, Inc. ("USAir Group"), which reported significant operating losses in each of the four years ended December 31, 1994 and which also reported negative stockholders' equity at December 31, 1995, 1994 and 1993. Although for the year ended December 31, 1995, USAir Group reported positive operating and net income, USAir Group also reported that USAir's high cost structure makes its financial condition, results of operations and prospects more susceptible to an economic downturn and competitive conditions than many of its major competitors amid the growing low-cost, low fare environment of the domestic airline industry. While USAir Group recently reported improved interim results, if USAir were unable to remain a viable competitor in the industry, USAir may be unable to meet its obligations to Echelon. Any failure to pay rent by USAir could have a material adverse effect on Echelon. In particular, should USAir default on its leases with Echelon, or file for bankruptcy and reject its aircraft leases with Echelon and other lessors, there could be a material decrease in the market value of the types of aircraft leased to USAir due to the sudden increase in the availability of these aircraft for lease or sale. In such a case, Echelon could suffer significant losses on the ultimate disposal of the related aircraft or upon the ultimate repossession of the aircraft by the lenders, as well as significant acceleration of tax liabilities with the consequent adverse impact on cash flow.

     Echelon has an interest in two aircraft and two engines leased to operators based outside the United States and one aircraft loan to an operator based outside the United States. These aircraft are not registered in the United States and it is not possible to file liens thereon with the Federal Aviation Administration (the "FAA"). Further, in the event of a lessee default or bankruptcy, repossession and claims will be subjected to laws other than those of the United States.

     Citizenship. Under the Federal Aviation Act, as amended (the "FAA Act"), the operation of an aircraft not registered with the FAA in the United States is generally unlawful. Subject to certain limited exceptions, an aircraft may not be registered under the FAA Act unless it is owned by a "citizen of the United States" or a "resident alien" of the United States. If Echelon were to cease being a "citizen of the United States" or a "resident alien" of the United States, Echelon could be subject to claims based upon the breach of covenants and representations concerning its status as a citizen of the United States included in the contracts underlying its leveraged, direct finance and operating leases. Because Florida Progress will continue to guarantee certain of these covenants after the Distribution, the Distribution Agreement will require that the Echelon Chairman, the Echelon President and two-thirds of the Echelon Board of Directors be United States citizens or resident aliens within the meaning of the FAA Act for as long as any of such covenants are guaranteed by Florida Progress.

     Leasing Industry Competition. The aircraft leasing industry is highly competitive, offering users alternatives to the purchase of nearly every type of aircraft. Competitive conditions vary considerably depending upon the type of aircraft to be leased and the nature of the prospective lessee. As Echelon's aircraft leases mature, Echelon will be subject to such competition to the extent it attempts to re-lease such aircraft. In attempting to obtain commitments to re-lease aircraft to specific lessees, Echelon may be expected to compete, directly or indirectly, with aircraft manufacturers, airlines and other operators, equipment managers, leasing companies, financial institutions and numerous other parties engaged in leasing, managing, marketing or remarketing aircraft. Many of these competitors have significantly greater financial resources than Echelon and may have greater experience than Echelon in managing, leasing, operating and selling aircraft. Such competitors may offer to lease aircraft at rates lower than those which Echelon can reasonably offer and may provide certain benefits, such as maintenance, crews, support services and trade-in privileges, which Echelon generally cannot provide. In addition, to the extent troubled airlines seek to re-negotiate the terms of the leases relating to their aircraft, certain of Echelon's competitors with greater resources may be able to bring more leverage to bear in avoiding re-negotiation or may be able to enter into such negotiations and achieve relatively more favorable terms than Echelon would be able to do.

     Airline Industry Conditions and Competition. Conditions and competition in the airline industry may weaken the creditworthiness of lessees on Echelon's aircraft leases and result in losses to Echelon due to, among other things, lease payment defaults or a reduction of the residual value of the leased aircraft due to inadequate cash flow to meet lessee's maintenance and other operating obligations under the Echelon leases. The airline industry is highly competitive and susceptible to price discounting. Airline profit levels are highly sensitive to, and have been severely impacted by, adverse changes in fuel costs, average yield (fare levels) and passenger demand. The emergence in recent years of several new carriers, typically with low cost structures, has further increased the competitive pressures on the major airlines in the United States. In some cases, the new entrants have initiated or triggered price discounting. Although the domestic airline industry has generally abandoned deeply discounted pricing structures, and fare levels have generally increased from 1993 levels, significant industry-wide discounts could be reimplemented at any time, and, in some markets, have been reimplemented, and the introduction of broadly available, deeply discounted fares by a major airline in the United States would result in lower yields for the entire industry and could have a material adverse effect on operating results for lessees of aircraft from Echelon and, consequently, on Echelon.

     Insurance. The lessees of Echelon's aircraft are responsible for the maintenance of public liability, property damage and all-risk aircraft hull insurance on the aircraft to the extent described in the leases with respect to such aircraft. The failure of any lessee to adequately insure the aircraft, or the retention of self-insurance amounts, will affect the proceeds which could be obtained upon an event of loss involving the aircraft and, thus, may affect the proceeds available to Echelon. The lessees of Echelon's aircraft maintain casualty insurance in such amounts and covering such risks as Echelon has deemed advisable. However, there is no assurance that sufficient coverage will continue to be available, that casualties occurring to Echelon's aircraft will be insured or that, if insured, the insurance proceeds will be sufficient to cover the loss.

     Section 504 of the FAA Act provides that no lessor of any civil aircraft under a bona fide lease of 30 days or more will be liable by reason of his interest as lessor or owner of the aircraft so leased for any injury to or death of persons, or damage to or loss of property, on the surface of the earth caused by such aircraft or by the ascent, descent or flight of such aircraft or by the dropping or falling of an object therefrom, unless such aircraft is in the actual possession or control of the lessor. Although it is expected that the provisions of Section 504 will protect Echelon from liability for injury, death, damage or loss caused by an aircraft or the operation thereof, there are certain circumstances under which the protections of Section 504 may not apply. For example, at least one court has held that Section 504 does not preempt state law which may apply to hold the lessor or owner of an aircraft liable for injuries suffered inside the aircraft while in flight. Because there is little case law interpreting Section 504, there can be no assurance that its provisions will fully protect Echelon from all liabilities in connection with any injury, death, damage or loss which may be caused by an aircraft. In addition, Section 504 does not preempt state law with respect to liability for third-party injuries arising from a lessor's or owner's own negligence.

     Regulatory Matters. The maintenance and operation of aircraft are strictly regulated by the FAA, which oversees such matters as aircraft certification, inspection and safety, certification of personnel and record keeping. In the last several years, the FAA has issued a number of administrative directives and other regulations relating to, among other things, collision avoidance systems, airborne windshear avoidance systems, noise abatement and increased inspection requirements, which will require lessees or Echelon to incur additional expenditures for compliance. See "Business -- Governmental and Environmental Regulation -- Aircraft Leasing Industry." If a lessee fails to comply with FAA requirements, the cost of complying with these requirements could have a substantial adverse effect on Echelon. In addition, future changes in government laws or regulations, including laws and regulations governing aviation safety, environmental protection (particularly noise compliance requirements) and fuel conservation, may increase the costs of operating or maintaining the aircraft owned by Echelon and may adversely affect the residual values of the aircraft. See "Business -- Governmental and Environmental Regulation -- Aircraft Leasing Industry."

     Maintenance. The lessees are responsible for the maintenance, service, repair and overhaul of the leased aircraft, but only to the extent described in the leases. The failure of any lessee (or any sublessee) to adequately maintain, service, repair or overhaul an aircraft may adversely affect the value of such aircraft and thus adversely affect Echelon. Notwithstanding compliance by any lessee (or any sublessee) with its obligations under any aircraft lease to adequately maintain, service, repair or overhaul the aircraft subject to such lease, the value of the aircraft may deteriorate and may adversely affect the residual value of the aircraft to Echelon.

     Repossession. The leases generally do not contain any general geographic restriction on the lessee's (or any sublessee's) ability to operate the aircraft. The lessees are also generally permitted, upon compliance with the leases, to register the aircraft in foreign jurisdictions and to sublease the aircraft. While Echelon's rights and remedies in the event of a default under the leases include the right to terminate the leases and repossess the aircraft leased thereunder, it may be difficult, expensive and time-consuming to obtain possession of the aircraft, particularly when an aircraft located outside the United States has been registered in a foreign jurisdiction or is subleased to a foreign operator. Any such exercise of the right to repossess the aircraft may be subject to the limitations and requirements of applicable law, including the need to obtain consents or approvals for deregistration or reexport of the aircraft, which may be subject to delays and to political risk. When a defaulting sublessee or other permitted transferee is the subject of a bankruptcy, insolvency or similar event, such as protective administration, additional limitations may apply.

     Furthermore, certain jurisdictions may accord higher priority to certain other liens or other third-party rights over the aircraft. These factors could limit the benefits of the security interest in the aircraft.

     Aircraft Remarketing and Sale. On termination of a lease and return or repossession of an aircraft to or by Echelon, Echelon would need to remarket the aircraft to realize its full investment. The remarketing of aircraft may be through a lease or sale. The terms and conditions of any such transaction cannot be determined until such time as the transaction is consummated. Whether an investment in any aircraft initially subject to a leveraged or direct finance lease will ultimately prove to have been profitable may depend upon the terms on which such aircraft will be re-leased or sold. No assurance can be given that as aircraft come off lease, Echelon will be able to re-lease or sell such aircraft on commercially acceptable terms or in a timely manner. Furthermore, in the event of a lessee default or bankruptcy requiring Echelon to sell the aircraft prior to expected maturity of the lease, Echelon would accelerate the incurrence of tax liabilities, which could be significant, even if the aircraft is sold for less than its long-term value.

                                THE DISTRIBUTION

INTRODUCTION

     On July 1, 1996, the Board of Directors of Florida Progress approved in principle a plan to distribute all the issued and outstanding Echelon Common Stock to all holders of outstanding Florida Progress Common Stock. On November
  , 1996, the Florida Progress Board of Directors formally approved the Distribution and declared a dividend payable to each holder of record at the close of business on the Record Date of one share of Echelon Common Stock for every 15 shares of Florida Progress Common Stock held by such holder on the Record Date.

     On April 11, 1996, Florida Progress received a ruling from the IRS that the receipt by Florida Progress stockholders of the Echelon Common Stock in the Distribution will be generally tax-free to such stockholders and Florida Progress for United States federal income tax purposes. On or before the Distribution Date, Florida Progress will deliver all of the outstanding shares of Echelon Common Stock to the Distribution Agent for transfer and distribution to the holders of record of Florida Progress Common Stock on the Record Date.
The Distribution will be made on or about December   , 1996.

     Questions relating to the Distribution prior to the Distribution Date or relating to transfers of Echelon Common Stock after the Distribution Date should be directed to: The First National Bank of Boston, telephone (617) 575-3100.

REASONS FOR THE DISTRIBUTION

     In 1991, after a severe downturn in the airline and real estate industries, Florida Progress reviewed the results of its lending and leasing and real estate businesses and assessed the long-term prospects of such businesses and determined that these businesses were not a strategic fit for Florida Progress. In part, this was due to the increasing capital needs of the lending and leasing and real estate businesses and to the competition for capital between such businesses and the other businesses within the consolidated Florida Progress group. In light of the competing capital needs, management of Florida Progress was also concerned that if Florida Progress did not begin to withdraw from such businesses, the cost of capital could increase for other operations of the Florida Progress group. Consequently, in September 1991, Florida Progress announced its plan to withdraw in an orderly manner from the lending and leasing and real estate businesses. As a result of Florida Progress's orderly withdrawal strategy, between September 30, 1991 and December 31, 1995, Echelon decreased its portfolio by approximately $583 million, or 51% of the September 30, 1991 portfolio. Although Florida Progress's orderly withdrawal strategy had resulted in a substantial reduction in the size of the portfolio, the continued weakness in the airline industry and commercial real estate market had slowed Florida Progress's efforts. As a result, Florida Progress continued to examine other business options that could accelerate the process.

     After a careful review of available options, on July 1, 1996 the Florida Progress Board of Directors approved in principle a plan to spin-off the Echelon Business as a separate public company to Florida Progress stockholders as the best alternative available for Florida Progress and its stockholders. The Board of Directors of Florida Progress believes that the separation of Echelon from Florida Progress will provide each of Florida Progress and Echelon with greater managerial, operational and financial flexibility to respond to changing market conditions in their different business environments.

     The discussion of the reasons for the Distribution set forth herein includes forward-looking statements that are based upon numerous assumptions with respect to the ability of Echelon's management to maximize the value of its assets, grow the business and achieve profitability and with respect to other factors which may be beyond the control of Echelon's management. Many of such factors are discussed above under the caption "Risk Factors."

     Strategic and Management Considerations. The Distribution represents an acceleration of Florida Progress's existing strategy to withdraw from the lending and leasing and real estate businesses, and is designed to separate distinct businesses that operate under different market and competitive conditions. The Distribution will allow the management of each of Florida Progress and Echelon to focus more intensively on its own businesses and provide each company flexibility to grow in a manner best suited for its businesses and markets. The Distribution should be beneficial to each of Florida Progress and Echelon, because it will enable the management of each to design and advance corporate policies and strategies that are based primarily on its own business characteristics and to concentrate its financial resources wholly on its own operations. The Distribution will also permit Echelon to design incentive compensation programs that relate more directly to its own business characteristics and performance.

     Future Growth. The Distribution will also provide Echelon management with the opportunity to pursue a business plan designed to maximize the value of Echelon's assets, to grow the businesses comprising the Real Estate Business and to achieve profitability. To facilitate its corporate objectives of growth and profitability, Echelon is expected to employ three distinct strategies. First and foremost, Echelon will pursue real estate development opportunities for its existing undeveloped real estate assets, including office, commercial and multi-family residential development of the 134 remaining acres owned by Echelon within Carillon Park. Second, with regard to its existing portfolio of aircraft assets, commercial real estate loans and income-producing real property, Echelon will attempt to maximize long-term values and cash flow through active management, selected asset sales and opportunistic capital redeployment. Third, concurrent with the management of its existing portfolio, Echelon will pursue several additional businesses with attractive growth potential. Echelon expects that these businesses, which include real estate management services and Housing Tax Credit and other affordable housing development projects, will provide an additional basis for Echelon's future growth and profitability. See "Business." Given the different priorities and strategies of Florida Progress, pursuing such opportunities was not practicable for Echelon prior to the Distribution.

     Investor Understanding and Flexibility. Debt and equity investors should be able to evaluate better the financial performance of each of Florida Progress and Echelon and their respective strategies, thereby enhancing the likelihood that each will achieve appropriate market recognition and valuation. The Distribution will also provide investors with additional flexibility by allowing them to make separate investment decisions regarding Florida Progress and Echelon.

MANNER OF EFFECTING THE DISTRIBUTION

     The Distribution will be made on the Distribution Date to stockholders of record of Florida Progress at the close of business on the Record Date. Prior to the Distribution Date, Florida Progress will deliver all of the issued and outstanding shares of Echelon Common Stock to the Distribution Agent for distribution. The Distribution Agent will mail, on or about the Distribution Date, certificates representing the shares of Echelon Common Stock to Florida Progress stockholders of record on the Record Date. Florida Progress stockholders will not be required to pay for shares of Echelon Common Stock received in the Distribution, or to surrender or exchange shares of Florida Progress Common Stock in order to receive shares of Echelon Common Stock. No vote of Florida Progress stockholders is required or sought in connection with the Distribution.

     No certificates or scrip representing fractional shares of Echelon Common Stock will be issued to Florida Progress stockholders as part of the Distribution. In lieu of receiving fractional shares of Echelon Common Stock, each holder of Florida Progress Common Stock who would otherwise be entitled to receive a fractional share will receive cash for such fractional interests. The Distribution Agent will, as soon as practicable after the Distribution Date, aggregate and sell all such fractional interests on the NYSE at then prevailing market prices and distribute the aggregate proceeds (net of brokerage fees) ratably to Florida Progress stockholders otherwise entitled to such fractional interests. See "United States Federal Income Tax Consequences of the

Distribution" below for a discussion of the United States federal income tax treatment of fractional share interests.

     IN ORDER TO BE ENTITLED TO RECEIVE SHARES OF ECHELON COMMON STOCK IN THE DISTRIBUTION, FLORIDA PROGRESS STOCKHOLDERS MUST BE STOCKHOLDERS AT THE CLOSE OF
BUSINESS ON THE RECORD DATE,             , 1996.

     The Board of Directors of Echelon has adopted a stockholder rights agreement. Certificates evidencing shares of Echelon Common Stock issued in the Distribution will therefore represent the same number of Echelon Rights issued under the Echelon Rights Agreement. See "Description of Capital Stock -- Echelon Rights Agreement." Unless the context otherwise requires, references herein to the Echelon Common Stock include the related Echelon Rights.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

     Florida Progress has received a ruling letter from the IRS to the effect that, among other things, the Distribution will qualify as a tax-free spinoff under Section 355 of the Internal Revenue Code. Under Section 355 of the Internal Revenue Code, in general:

     1. Holders of Florida Progress Common Stock will not recognize any income, gain or loss as a result of the Distribution except that holders of Florida Progress Common Stock that receive cash in lieu of fractional shares of Echelon Common Stock will recognize gain or loss equal to the difference between such cash and the tax basis allocated to such fractional shares. Any such gain or loss will constitute capital gain or loss if such fractional shares would have been held as a capital asset on the Distribution Date.

     2. Holders of Florida Progress Common Stock will apportion the tax basis of their Florida Progress Common Stock between such Florida Progress Common Stock and any Echelon Common Stock (including fractional shares of Echelon Common Stock) received by such holder in the Distribution in proportion to the relative fair market values of such stock on the Distribution Date. Florida Progress will provide appropriate information to each holder of record of Florida Progress Common Stock as of the Record Date concerning the basis allocation.

     3. The holding period for the Echelon Common Stock received in the Distribution by holders of Florida Progress Common Stock will include the period during which such holder held the Florida Progress Common Stock with respect to which the Distribution was made, provided that such Florida Progress Common Stock is held as a capital asset by such holder on the Distribution Date.

     4. The Distribution will not be treated as a taxable disposition of Echelon by Florida Progress.

     Current Treasury regulations require each holder of Florida Progress Common Stock who receives Echelon Common Stock pursuant to the Distribution to attach to his or her United States federal income tax return for the year in which the Distribution occurs a detailed statement setting forth such data as may be appropriate in order to show the applicability of Section 355 of the Internal Revenue Code to the Distribution. Florida Progress will convey the appropriate information to each holder of record of Florida Progress Common Stock as of the Record Date.


     The IRS ruling is based on certain factual representations and assumptions made by Florida Progress which include representations and assumptions relating to Echelon's business plan, the active conduct of a trade or business, certain asset transfers occurring prior to the Distribution, and the lack of a plan or intent to liquidate, merge or sell assets other than in the ordinary course of business. If such factual representations and assumptions were incorrect in a material respect, such ruling could become invalid. Florida Progress is not aware of any facts or circumstances which would cause such representations and assumptions to be incorrect. Each of Florida Progress and Echelon has agreed to certain restrictions on its future actions to provide further assurances that
Section 355 of the Internal Revenue Code will apply to the Distribution. See "Relationship Between Florida Progress and Echelon After the Distribution."


     If the Distribution were not to qualify under Section 355 of the Internal Revenue Code, then, in general, a corporate tax (which, as noted above, would be very substantial) would be payable by the consolidated group, of which Florida Progress is the common parent, based upon the difference between (x) the fair market value of the Echelon Common Stock and (y) the adjusted basis of Florida Progress in such Echelon Common Stock. In addition, under the consolidated return rules, each member of the consolidated group (including Echelon) is jointly and severally liable for such tax liability. Pursuant to the Tax Sharing and Distribution Agreements, Florida Progress and Echelon will agree that if the Distribution were not to qualify under Section 355 of the Internal Revenue Code due to the failure by one party to comply with the terms of the IRS ruling letter, then such party would bear the entire cost of any resulting tax liability to the consolidated Florida Progress group. If the Distribution were not to qualify under Section 355 of the Internal Revenue Code for a reason other than the failure of a party to comply with the terms of such ruling letter, then any resulting tax liability would be borne by Florida Progress. If the Distribution occurred and it were not to qualify under Section 355 of the Internal Revenue Code, the amount of the resulting tax liability would depend upon the market value and tax basis of Echelon as of the Distribution Date. Any such tax liability would have a material adverse effect on the financial position, results of operations and cash flows of Echelon, and could have a material adverse effect on the financial position, results of operations and cash flows of Florida Progress.

     Furthermore, if the Distribution were not to qualify as a tax-free spinoff, each Florida Progress stockholder receiving shares of Echelon Common Stock in the Distribution would be treated as if such stockholder had received a taxable distribution in an amount equal to the fair market value of Echelon Common Stock received, which would result in (y) a dividend to the extent of such stockholder's pro rata share of Florida Progress's current and accumulated earnings and profits and (z) a reduction in such stockholder's basis in Florida Progress Common Stock to the extent the amount received exceeds such stockholder's share of earnings and profits and a capital gain to the extent the amount received exceeds the stockholder's basis provided that such Florida Progress Common Stock is held as a capital asset by such holder on the Distribution Date.

     Florida Progress has also sought and received favorable rulings from the IRS as to the United States federal income tax consequences of certain restructurings which were or are to be effected by Florida Progress prior to the Distribution.

     The foregoing summary of the anticipated material United States federal income tax consequences of the Distribution is for general information only and does not purport to cover all United States federal income tax consequences that might apply to every stockholder. FLORIDA PROGRESS STOCKHOLDERS SHOULD CONSULT THEIR OWN ADVISERS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE DISTRIBUTION, INCLUDING THE APPLICATION AND EFFECT OF APPLICABLE FOREIGN, STATE AND LOCAL TAX LAWS.

LISTING AND TRADING OF ECHELON COMMON STOCK

     Prior to the date hereof, there has not been any established trading market for Echelon Common Stock. The Echelon Common Stock has been accepted for listing on the NYSE, subject to notice of issuance, under the symbol "EIN", and trading is expected to commence on a "when-issued" basis at least two days prior to the Record Date. On the first NYSE trading day following the Distribution Date, "when-issued" trading in respect of the Echelon Common Stock will end and "regular-way" trading will begin.

     There can be no assurance as to the prices at which the Echelon Common Stock will trade before, on or after the Distribution Date. Unless and until the Echelon Common Stock is fully distributed and an orderly market develops in the Echelon Common Stock, the price at which such stock trades may fluctuate significantly and may be lower or higher than the price that would be expected for a fully distributed issue. Prices for the Echelon Common Stock will be determined in the marketplace and may be influenced by many factors, including
(i) the depth and liquidity of the market for Echelon Common Stock, (ii) developments affecting the businesses of Echelon generally, (iii) investor perception of Echelon, and (iv) general economic and market conditions.

     Shares of Echelon Common Stock distributed to Florida Progress stockholders will be freely transferable, except for shares of Echelon Common Stock received by persons who may be deemed to be "affiliates" of Echelon under the Securities Act of 1933, as amended (the "Securities Act"). Persons who may be deemed to be affiliates of Echelon after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with Echelon and may include certain officers and directors of Echelon, as well as principal stockholders of Echelon. Persons who are affiliates of Echelon will be permitted to sell their shares of Echelon Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Section 4(1) of the Securities Act or Rule 144 thereunder.

                   RELATIONSHIP BETWEEN FLORIDA PROGRESS AND
                         ECHELON AFTER THE DISTRIBUTION

     Echelon is a wholly owned subsidiary of Florida Progress, and the results of operations of Echelon have been included in Florida Progress's consolidated financial results. After the Distribution, Florida Progress will not have any ownership interest in Echelon, and Echelon will be an independent public company. Furthermore, all contractual relationships existing prior to the Distribution between Florida Progress and Echelon will be terminated except for the contractual agreements described below and certain commercial relationships entered into in the ordinary course of business.

     Prior to the Distribution, Florida Progress and Echelon will enter into certain agreements, described below, governing their relationship subsequent to the Distribution and providing for the allocation of tax, employee benefits and certain other liabilities and obligations arising from periods prior to the Distribution. Copies of the forms of such agreements have been filed as exhibits to the Registration Statement of Echelon in respect of the registration of the Echelon Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, promptly after the declaration of the dividend of Echelon Common Stock by the Board of Directors of Florida Progress, Florida Progress will file a Current Report on Form 8-K in connection with the Distribution, and the Distribution and Tax Sharing Agreements will be filed as exhibits to such Report.

     The following description summarizes certain terms of such agreements, but is qualified by reference to the texts of such agreements, which are incorporated herein by reference.

DISTRIBUTION AGREEMENT

     Florida Progress and Echelon will enter into the Distribution Agreement providing for, among other things, certain corporate transactions required to effect the Distribution and other arrangements between Florida Progress and Echelon subsequent to the Distribution. In particular, the Distribution Agreement defines the assets and liabilities which are being allocated to and assumed by Echelon. The Distribution Agreement also defines what constitutes the "Echelon Business."

     Pursuant to the Distribution Agreement, Florida Progress is obligated to transfer or cause to be transferred all right, title and interest in the assets comprising the Echelon Business to Echelon, and Echelon is obligated to transfer or cause to be transferred all its right, title and interest in the assets comprising the Florida Progress business to Florida Progress. All assets are being transferred without any representation or warranty, "as is-where is," and the relevant transferee bears the risk that any necessary consent to transfer is not obtained. Each party also agrees to exercise its respective commercially reasonable efforts promptly to obtain any necessary consents and approvals and to take such actions as may be reasonably necessary or desirable to carry out the purposes of the Distribution Agreement and the other agreements summarized below.

     The Distribution Agreement provides for, among other things, assumptions of liabilities and cross indemnities designed to allocate generally, effective as of the Distribution Date, financial responsibility for the liabilities arising out of or in connection with (i) the businesses currently conducted by the Echelon Group, including any environmental liabilities arising out of or relating to any of Echelon's properties, to Echelon and (ii) all other liabilities to Florida Progress. For a discussion of such businesses, see "Business." The Distribution Agreement provides for the settlement or payment of inter-company receivables, payables and loans in accordance with specified procedures. No party will have any liability to any other party for inaccurate forecasts or arising out of any pre-Distribution arrangement, course of dealing or understanding (other than the Distribution Agreement or the other agreements as described below) unless such arrangement, course of dealing or understanding is specifically set forth on a schedule to the Distribution Agreement.

     The Distribution Agreement also provides for certain transactions between Florida Progress and Echelon with respect to prior indebtedness of the companies comprising the Echelon Group to members of the Florida Progress group. In particular, prior to the Distribution Date, Echelon will be required to repay certain indebtedness owed to Florida Progress and to deliver a note (as described in greater detail below, under "PCH Note") to PCH in repayment of intercompany indebtedness.

     Under the Distribution Agreement, Echelon agrees that for so long as Florida Progress or any of its subsidiaries is a guarantor of or obligor for any Echelon liability, Echelon will not take certain actions, or fail to take certain actions, which would result in a breach by Echelon of any of the obligations so guaranteed. Specifically, Echelon agrees to be and remain a "citizen of the United States" for purposes of the FAA Act and the Shipping Act of 1916, as amended, for as long as Florida Progress is a guarantor of any of the covenants Echelon made in its leasing contracts concerning its status as a citizen of the United States for purposes of such Acts. Echelon also agrees not to permit the imposition of liens on any asset if the imposition thereof would constitute a breach under any obligation guaranteed. In addition, Echelon agrees to take all commercially reasonable efforts to cause such guarantees to be cancelled, discharged or otherwise terminated as promptly as practicable after the Distribution.

     The Distribution Agreement provides that neither Florida Progress nor Echelon will take any action that would jeopardize the intended tax consequences of the Distribution. Each of Florida Progress and Echelon agrees, among other matters, to maintain its status as a company engaged in the active conduct of a trade or business, as defined in Section 355(b) of the Internal Revenue Code, until the second anniversary of the Distribution Date. Neither Florida Progress nor Echelon expects this limitation to inhibit its financing or other activities or its ability to respond to unanticipated developments. As part of the request for a ruling that the Distribution will be tax free for United States federal income tax purposes, each of Florida Progress and Echelon has represented to the Internal Revenue Service that, subject to certain exceptions, it has no plan or intent to liquidate, merge or sell all or substantially all of its assets. Therefore, the acquisition of control of Florida Progress or Echelon shortly after the Distribution may cause the ruling to be called into question. As a result, any such acquisition of control of Florida Progress or Echelon may be more difficult or less likely to occur because of the potential substantial damages that could result upon a breach of such provisions of the Distribution Agreement.

     Under the Distribution Agreement, each of Florida Progress and Echelon agrees to provide to the other party, subject to certain conditions, access to certain corporate records and information and to provide certain services on such terms as are set forth in a Transition Services Agreement between such parties.

     The Distribution Agreement also provides that, except as otherwise set forth therein or in any other agreement, all costs and expenses incurred on or prior to the Distribution Date in connection with the Distribution will be charged to and paid by Florida Progress. Except as set forth in the Distribution Agreement or any related agreement, each party shall bear its own costs and expenses incurred after the Distribution Date.

TAX SHARING AGREEMENT

     Florida Progress and Echelon will enter into a Tax Sharing Agreement to the effect that Florida Progress and Echelon will each pay its respective share of the consolidated tax liability for the tax years that Echelon and its subsidiaries are included in Florida Progress's consolidated United States federal income tax return, as well as most state and local taxes attributable to periods prior to the Distribution Date. In general, Florida Progress and Echelon will pay all taxes attributable to their respective groups after the Distribution. However, pursuant to the Tax Sharing Agreement and Distribution Agreement, Florida Progress and Echelon will agree that if the Distribution were not to qualify under Section 355 of the Internal Revenue Code due to the failure by one party to comply with the terms of the IRS ruling letter, then such party would bear the entire cost of any resulting tax liability to the consolidated Florida Progress group. If the Distribution were not to qualify under Section 355 of the Internal Revenue Code for a reason other than the failure of a party to comply with the terms of such ruling letter, then any resulting tax liability would be borne by Florida Progress.

     The Tax Sharing Agreement will not be binding on the IRS or any other taxing authority. Moreover, notwithstanding the provisions of the Tax Sharing Agreement, Echelon will remain, as a legal matter, jointly and severally liable for the entire consolidated United States federal tax liability for the years that Echelon and its subsidiaries are included in Florida Progress's consolidated United States federal income tax return as well as the entire consolidated Florida tax liability for the years that Echelon and its subsidiaries are included in Florida Progress's consolidated Florida income tax return. See "Risk Factors -- Potential Taxation" and "The Distribution -- United States Federal Income Tax Consequences of the Distribution."

EMPLOYEE BENEFITS ALLOCATION AGREEMENT

     Florida Progress and Echelon will enter into an Employee Benefits Allocation Agreement (the "Employee Benefits Agreement"), which allocates and assigns responsibility for certain employee benefits matters in respect of Florida Progress and Echelon on and after the effective time of the Distribution Date.

     With respect to defined benefit plans, the Employee Benefits Agreement provides that no assets or liabilities with respect to Echelon employees and their beneficiaries shall be transferred from the Florida Progress Retirement Plan to any plan or arrangement established or maintained by Echelon for the benefit of its employees.

     With respect to defined contribution plans, the Employee Benefits Agreement provides that active participation of Echelon employees in the Florida Progress Savings Plan shall cease immediately after the Distribution Date, although such employees will have the ability to maintain their existing investments and/or transfer between funds maintained by Florida Progress.

     With respect to welfare plans, the Employee Benefits Agreement provides that, from and after the Distribution Date Echelon shall sponsor its welfare plans solely for the benefit of its employees and its employees shall not continue to participate in the Florida Progress welfare plans.

     The Employee Benefits Agreement also provides that Florida Progress will generally retain all employee benefit litigation liabilities that are asserted prior to the Distribution Date (but not such liabilities that relate to the participation of Echelon employees in their retirement plans or savings plans), and that Florida Progress and Echelon will retain the workers' compensation liabilities of their respective pre-Distribution employees.

TRANSITION SERVICES AGREEMENT

     Florida Progress and Echelon will enter into a Transition Services Agreement pursuant to which the respective parties have agreed to certain basic terms governing the provision by one party to another of specified transitional, administrative or other support services.

PCH NOTE

     Immediately prior to the Distribution, in connection with the recapitalization of Echelon by Florida Progress, Echelon will issue a note to PCH (the "PCH Note"). The principal amount of the PCH Note will equal the amount of the advances from Florida Progress which will not have been repaid by Echelon, which amount is expected to be approximately $36 million. Such principal amount will mature four years after issuance, with required principal payments due upon disposition by Echelon of certain non-strategic operating and direct finance leasing interests and other assets. Interest on the PCH Note will reflect a market rate, and the PCH Note will be secured by the non-strategic-assets described above. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Cash Flow from Financing Activities."

OTHER

     Florida Progress and its affiliates will continue to occupy or utilize certain premises leased from Echelon. Such leases are on terms which reflect market rates and conditions and have been entered into by the parties in the ordinary course of their respective businesses. See "Business -- The Real Estate Business -- Commercial Real Estate Ownership and Management" and "Management and Executive Compensation -- Certain Relationships and Related Transactions."

                                DIVIDEND POLICY

     The payment and level of cash dividends by Echelon after the Distribution will be subject to the discretion of the Board of Directors of Echelon. Echelon currently intends to retain all future earnings for the development of its business and does not anticipate paying any cash dividends for the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth, as of September 30, 1996, the capitalization of Echelon and the capitalization of Echelon as adjusted to reflect the issuance of the PCH Note, the recent receipt of $105 million in third-party secured financing, the repayment of outstanding advances from Florida Progress and an equity contribution by Florida Progress. The information set forth below does not necessarily reflect the capitalization of Echelon in the future or as it would have been had the Distribution occurred on September 30, 1996.


                                                                             SEPTEMBER 30, 1996
                                                                          ------------------------
                                                                          HISTORICAL     PRO FORMA
                                                                          ----------     ---------
                                                                               (IN MILLIONS)
        Advances from Florida Progress (excluding PCH Note).............    $101.1(a)     $   0.0
        Long-term debt, including current portion --
          PCH Note......................................................       0.0(b)        36.0
          Third-party financing.........................................       0.0(c)       105.0
          Other indebtedness............................................      20.4           20.4
                                                                            ------         ------
                 Total debt.............................................     121.5          161.4
        Preferred stock.................................................       0.0(d)         0.0
        Common stockholder's equity.....................................     179.1(e)       197.1
                                                                            ------         ------
                 Total capitalization...................................    $300.6        $ 358.5
                                                                            ======         ======


---------------


(a) Reflects repayment of $22.1 million of such advances with proceeds generated from operations, from maturity and collection of loans, from planned sales of assets and from an additional capital contribution to be made by Florida Progress, repayment of $43 million of such advances using a portion of the $105 million Loan which Echelon recently obtained and the issuance of the PCH Note.

(b) Reflects the PCH Note to be issued in settlement of certain advances from Florida Progress. See "Relationship Between Florida Progress and Echelon After the Distribution -- PCH Note," and Note 1 to the Consolidated Financial Statements included elsewhere in this Information Statement.
(c) Reflects the Loan. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

(d) Echelon is authorized to issue 10,000,000 shares of preferred stock. At September 30, 1996 there were no shares outstanding.


(e) Reflects equity contribution in the expected amount of $18 million by Florida Progress to Echelon prior to the Distribution. Of such amount, approximately $10 million will be used to provide additional liquidity and approximately $8 million will be used to pay expenses, including legal, accounting and financial advisory fees and expenses, incurred in evaluating and implementing the Distribution.

                            SELECTED FINANCIAL DATA

     The following consolidated financial data are qualified in its entirety by the financial statements of Echelon and other information contained elsewhere in this Information Statement. The financial data as of December 31, 1995 and 1994, and for the years ended December 31, 1995, 1994 and 1993, have been derived from the audited financial statements of Echelon contained elsewhere in this Information Statement. The financial data as of September 30, 1996 and 1995, and December 31, 1992 and 1991, and for the nine months ended September 30, 1996 and 1995, and for the years ended December 31, 1992 and 1991, are unaudited. Results for the interim periods are not necessarily indicative of results for the full year. Historical consolidated financial information is not expected to be indicative of Echelon's future performance as an independent company. The following financial data should be read in conjunction with the information set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Echelon's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Information Statement.


                                           NINE MONTHS ENDED
                                             SEPTEMBER 30,                       YEAR ENDED DECEMBER 31,
                                       -------------------------   ----------------------------------------------------
                                          1996          1995        1995     1994     1993       1992          1991
                                       -----------   -----------   ------   ------   ------   -----------   -----------
                                                           (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
SUMMARY OF OPERATIONS:
Revenue..............................    $  48.6       $  33.7     $ 47.6   $ 48.8   $ 66.5     $  42.4       $  94.4
Loss before income taxes.............      (35.2)(1)      (7.8)      (9.9)    (9.2)    (5.7)      (22.5)         (1.3)
Net loss(2)..........................    $ (21.7)(1)   $  (3.9)    $ (5.0)  $ (5.0)  $ (5.0)    $ (13.1)      $  (0.7)
                                         =======       =======     =======  =======  =======    =======       =======
Net loss per common share(3).........    $ (3.34)      $ (0.60)    $(0.77)  $(0.77)  $(0.77)    $ (2.02)      $ (0.11)
                                         =======       =======     =======  =======  =======    =======       =======
BALANCE SHEET DATA:
Assets:
  Lending and leasing................    $ 347.0       $ 424.6     $400.3   $478.8   $552.6     $ 598.1       $ 670.3
  Real estate........................      136.9         142.5      154.2    144.6    148.9       187.1         166.8
                                         -------       -------     -------  -------  -------    -------       -------
         Total assets................    $ 483.9       $ 567.1     $554.5   $623.4   $701.5     $ 785.2       $ 837.1
                                         =======       =======     =======  =======  =======    =======       =======
Deferred income taxes................    $ 162.9       $ 192.4     $182.3   $224.3   $244.9     $ 268.3       $ 291.3
                                         =======       =======     =======  =======  =======    =======       =======
Capitalization:
  Advances from Florida Progress.....    $ 101.1       $ 265.4     $250.0   $283.8   $321.2     $ 341.4       $ 404.8
  Debt...............................       20.4          24.7       33.2     32.7     32.5        29.4          34.7
  Common equity......................      179.1          62.9       60.8     69.0     77.2        84.7         129.3
                                         -------       -------     -------  -------  -------    -------       -------
         Total capitalization........    $ 300.6       $ 353.0     $344.0   $385.5   $430.9     $ 455.5       $ 568.8
                                         =======       =======     =======  =======  =======    =======       =======


---------------


(1) Reflects $30.1 million pre-tax write-down of assets which management has determined will be disposed.

(2) The similarity of net loss for the years ended December 31, 1995, 1994 and 1993 reflects the orderly withdrawal strategy pursuant to which Echelon was being operated during such years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."
(3) Net loss per common share is based upon 6,467,018 outstanding common shares.

                            PRO FORMA FINANCIAL DATA

     The unaudited Pro Forma Consolidated Results of Operations for the nine months ended September 30, 1996 and the year ended December 31, 1995 and the Pro Forma Consolidated Balance Sheet at September 30, 1996 present the consolidated results of operations and consolidated financial position of Echelon assuming that the transactions contemplated by the Distribution and the related refinancing transactions described in the Notes hereto had been completed as of January 1, 1995 for purposes of the Pro Forma Consolidated Results of Operations, and at September 30, 1996 for purposes of the Pro Forma Consolidated Balance Sheet. The following unaudited pro forma financial data and notes thereto do not include certain information and footnotes required by generally accepted accounting principles for complete financial statements. However, in the opinion of management, all adjustments considered necessary for a fair presentation have been included.


     The following pro forma consolidated financial data should be read in conjunction with the audited Consolidated Financial Statements and Notes thereto for the three year period ended December 31, 1995, included elsewhere in this Information Statement. The accounting principles used in preparing the pro forma financial data are the same as those described in such audited statements. The pro forma consolidated financial data are presented for informational purposes only and may not necessarily reflect the future results of operations or financial position of Echelon or what the results of operations or financial position would have been if Echelon's business had been operated as a separate, independent company during the periods shown.


           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS


                                           NINE MONTHS ENDED
                                          SEPTEMBER 30, 1996                 YEAR ENDED DECEMBER 31, 1995
                                  -----------------------------------     -----------------------------------
                                                                PRO                                     PRO
                                  HISTORICAL   ADJUSTMENTS     FORMA      HISTORICAL   ADJUSTMENTS     FORMA
                                  ----------   -----------     ------     ----------   -----------     ------
                                                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
SALES AND REVENUES:
Real estate operations --
  Rental income.................    $  8.9       $   0.0       $  8.9       $ 10.1        $ 0.0        $ 10.1
  Sale of development
     properties.................      18.2           0.0         18.2          0.9          0.0           0.9
  Marina and other revenues.....       5.5           0.0          5.5          7.2          0.0           7.2
Lending and leasing
  operations --
  Interest income...............      11.8           0.0         11.8         21.7          0.0          21.7
  Earned income on finance
     leases.....................       2.1           0.0          2.1          4.8          0.0           4.8
  Other.........................       2.1           0.0          2.1          2.9          0.0           2.9
                                    ------        ------        -----      -------        -----         -----
                                      48.6           0.0         48.6         47.6          0.0          47.6
                                    ------        ------        -----      -------        -----         -----
OPERATING EXPENSES:
Cost of operations..............       8.6           0.8(a)       9.4         10.5          1.0(a)       11.5
Cost of development property
  sold..........................      18.5           0.0         18.5          0.8          0.0           0.8
Depreciation....................       4.3           0.0          4.3          6.4          0.0           6.4
Provision for lease, loan and
  real estate losses............      33.9           0.0         33.9          7.0          0.0           7.0
Interest expense................      15.6          (4.4)(b)     11.2         22.0         (7.2)(b)      14.8
Marketing and administrative....       4.2           1.1(a)       5.3          5.2          1.5(a)        6.7
Other, net......................      (1.3)          0.0         (1.3)         5.6          0.0           5.6
                                    ------        ------        -----      -------        -----         -----
                                      83.8          (2.5)        81.3         57.5         (4.7)         52.8
                                    ------        ------        -----      -------        -----         -----
LOSS BEFORE INCOME
  TAXES.........................     (35.2)          2.5        (32.7)        (9.9)         4.7          (5.2)
Income tax benefit..............     (13.5)          1.0(c)     (12.5)        (4.9)         1.8(c)       (3.1)
                                    ------        ------        -----      -------        -----         -----
NET LOSS........................    $(21.7)      $   1.5       $(20.2)      $ (5.0)       $ 2.9        $ (2.1)
                                    ======        ======        =====      =======        =====         =====
NET LOSS PER COMMON SHARE.......    $(3.34)                    $(3.11)(d)   $(0.77)                    $(0.32)(d)
                                    ======                      =====      =======                      =====


See the Notes hereto set forth on page 31.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET


                                                                        SEPTEMBER 30, 1996
                                                              ---------------------------------------
                                                              HISTORICAL   ADJUSTMENTS      PRO FORMA
                                                              ----------   -----------      ---------
                                                                           (IN MILLIONS)
                                               ASSETS
LEASES, LOANS, PROPERTY AND OTHER INVESTMENTS:
  Leases and loans receivable, net..........................    $235.1       $   0.0         $ 235.1
  Property, net of depreciation.............................     132.9           0.0           132.9
  Investments in unconsolidated affiliates..................      32.9           0.0            32.9
                                                                ------        ------          ------
                                                                 400.9           0.0           400.9
                                                                ------        ------          ------
ASSETS HELD FOR SALE........................................      32.8           0.0            32.8
                                                                ------        ------          ------
CURRENT ASSETS:
  Cash and equivalents......................................       0.2          56.0(a)(b)      56.2
  Accounts receivable, net..................................       1.4           0.0             1.4
  Current portion of leases and loans receivable............      42.5           0.0            42.5
  Inventories...............................................       3.2           0.0             3.2
  Miscellaneous.............................................       0.4           0.0             0.4
                                                                ------        ------          ------
                                                                  47.7          56.0           103.7
                                                                ------        ------          ------
OTHER NON-CURRENT ASSETS....................................       2.5           0.0             2.5
                                                                ------        ------          ------
       Total assets.........................................    $483.9       $  56.0         $ 539.9
                                                                ======        ======          ======
                                LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Accounts payable and other liabilities....................    $ 14.4       $   0.0         $  14.4
  Income taxes payable......................................       3.8           0.0             3.8
  Current portion of long-term debt.........................       2.5           0.0             2.5
                                                                ------        ------          ------
       Total current liabilities............................      20.7           0.0            20.7
DUE TO FLORIDA PROGRESS AND AFFILIATES......................     103.0        (103.0)(a)         0.0
NOTE PAYABLE TO PCH.........................................       0.0          36.0(a)         36.0
LONG-TERM DEBT..............................................      17.9         105.0(a)        122.9
DEFERRED INCOME TAXES.......................................     162.9           0.0           162.9
OTHER LIABILITIES...........................................       0.3           0.0             0.3
                                                                ------        ------          ------
       Total liabilities....................................     304.8          38.0           342.8
                                                                ------        ------          ------
STOCKHOLDER'S EQUITY:
  Preferred stock...........................................       0.0           0.0             0.0
  Common Stock..............................................       0.1           0.0             0.1
  Additional paid in capital................................     251.2          18.0(b)        269.2
  Retained deficit..........................................     (72.2)          0.0           (72.2)
                                                                ------        ------          ------
                                                                 179.1          18.0           197.1
                                                                ------        ------          ------
                                                                $483.9       $  56.0         $ 539.9
                                                                ======        ======          ======


See the Notes hereto set forth on page 31.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     (1) The pro forma adjustments to the accompanying unaudited consolidated statement of operations for the nine months ended September 30, 1996 and the audited consolidated statement of operations for the twelve months ended December 31, 1995 are described below:

          (a) To record additional general and administrative expenses which would have been incurred by Echelon as a separate publicly-held company, based on estimates by the management of Echelon.

          (b) To record additional interest expense related to the incurrence of the $105 million Loan and the issuance of the PCH Note in the amount of approximately $36 million (both at an assumed interest rate of 9.0%), after eliminating interest expense related to intercompany advances included in historical financial statements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


          (c) To record the estimated income tax benefit associated with pro forma adjustments (a-b) at an assumed combined federal and state income tax rate of 38.575%.



          (d) Pro forma net loss per common share is computed based on 6,467,018 shares of Echelon being distributed in the Distribution.


     (2) The pro forma adjustments to the accompanying unaudited consolidated balance sheet at September 30, 1996 are described below:

          (a) To record the incurrence of the $105 million Loan, a portion of which was used to repay advances from Florida Progress and to provide cash for operations of Echelon after the Distribution.


          (b) To record an $18 million equity contribution from Florida Progress. Of such amount, approximately $10 million will be used to provide additional liquidity and approximately $8 million will be used to pay expenses, including legal, accounting and financial advisory fees and expenses, incurred in evaluating and implementing the Distribution.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This discussion and analysis of financial condition and results of operations is prepared as if Echelon were a separate entity for all periods discussed. This discussion should be read in conjunction with Echelon's Consolidated Financial Statements and the Notes thereto included elsewhere in this Information Statement.

OVERVIEW

     In September 1991, Florida Progress announced its plan to withdraw from the lending and leasing and real estate businesses. As a result of Florida Progress's orderly withdrawal strategy, between September 30, 1991 and December 31, 1995, Echelon decreased its portfolio by approximately $583 million, or 51% of the September 30, 1991 portfolio. Although Florida Progress's orderly withdrawal strategy had resulted in a substantial reduction in the size of the portfolio, the continued weakness in the airline industry and commercial real estate market had slowed Florida Progress's efforts. After a careful review of available options, the Florida Progress Board of Directors concluded that the Distribution was the best alternative available for Florida Progress and its stockholders. In contrast to the orderly withdrawal strategy pursued by Echelon while under the control of Florida Progress, upon the Distribution, Echelon will be able to pursue a business plan designed to: (1) grow the Real Estate Business and accelerate the disposal of certain non-strategic assets, (2) maximize the value of the remaining assets, and (3) achieve profitability.

     The similarity of Echelon's results for each of the three years ended December 31, 1995, 1994 and 1993 reflects the orderly withdrawal strategy pursuant to which Echelon was being operated. In particular, during such period, one of the goals of Florida Progress was to dispose of certain Echelon assets without incurring significant losses. Accordingly, Echelon conducted its operations, selected assets for sale, determined the timing of such asset sales, and recognized and recorded provisions for losses in a manner which, subject to applicable accounting rules, was as consistent as possible with such orderly withdrawal strategy and the desire to avoid significant losses in any given period.


     Effective as of September 30, 1996, Florida Progress contributed $140 million to the equity of Echelon, which was used by Echelon to repay advances from Florida Progress. After giving effect to such recapitalization, as of September 30, 1996, Echelon remained obligated to repay $101.1 million of advances from Florida Progress. In addition to the contribution by Florida Progress of $140 million to the equity of Echelon, Florida Progress will contribute an additional amount of approximately $18 million to the equity of Echelon prior to the Distribution. Of such amount, approximately $10 million will be used to provide additional liquidity and approximately $8 million will be used to pay expenses, including legal, accounting and financial advisory fees and expenses, incurred in evaluating and implementing the Distribution. Echelon expects that immediately prior to the Distribution, Echelon's obligation to Florida Progress will have been reduced to approximately $36 million, reflecting the repayment of $43 million of such advances using a portion of the $105 million Loan which Echelon recently obtained and the repayment of approximately $22 million of such advances with proceeds generated from operations, from maturities and collections on loans, from planned sales of assets and from the additional capital contribution.


     Due to the foregoing items and Echelon's intention to abandon the orderly withdrawal strategy which had previously guided the conduct of its business in favor of a more growth-oriented business plan, the results of operations discussed below are not expected to be indicative of future results.

RESULTS OF OPERATIONS

  Nine Months Ended September 30, 1996 Compared to Nine Months Ended September 30, 1995


     For the nine months ended September 30, 1996, Echelon reported a loss before income taxes of $35.2 million, a $27.4 million decline from the $7.8 million loss before income taxes reported for the same period in the prior year.


     Revenues. Sales and revenues for the nine months ended September 30, 1996 increased $14.9 million over the same period in 1995, primarily due to two sales totaling 55 acres of land in Carillon Park for $18.2 million. Rental income for the nine months ended September 30, 1996 increased by $1.3 million over the same nine month period in 1995 due primarily to the acquisition of a 67% interest in an office building in which Echelon had previously held a 33% interest. Interest income for the nine months ended September 30, 1996 declined by $3.6 million compared to the same nine month period in 1995 due to loan payoffs and sales.


     Expenses. Operating expenses for the nine months ended September 30, 1996 increased by $42.3 million over the same period in 1995, primarily due to the $30.1 million provision Echelon recorded in 1996 in anticipation of the Distribution to cover losses expected to be incurred on the accelerated sale of certain non-strategic assets. The $17.7 million increase in cost of development properties sold reflected the cost of the 55 acres sold as described above. Operating expenses also reflected an increase of $1.2 million in costs of operations attributable to the previously mentioned acquisition of a 67% interest in an office building in which Echelon had previously held a 33% interest. Other, net decreased $5.5 million due primarily to the settlement of a liability at less than its carrying value.


  Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

     For the year ended December 31, 1995, Echelon reported a $9.9 million loss before income taxes, a $0.7 million increase in losses over the $9.2 million loss reported for the prior year.

     Revenues. Rental income for the year ended December 31, 1995 increased $1.8 million over the year ended December 31, 1994, primarily as a result of the acquisition by Echelon of the remaining 50% interest in an office building in 1995 and the subsequent inclusion in its results of 100% of the rental revenues generated thereby. Marina and other revenues increased $1.7 million due primarily to a more favorable market for boat sales. Revenues from sales of development properties decreased $4.1 million in 1995, as fewer properties were sold compared to 1994. Earned income on finance leases in 1995 was essentially unchanged over 1994 despite the sale in 1995 of two aircraft leveraged leases and the termination of a third aircraft leveraged lease upon receipt of insurance proceeds in 1995.


     Expenses. The $1.2 million increase in depreciation for the year ended December 31, 1995 over the year ended December 31, 1994 and the $1.5 million increase in cost of operations were due primarily to the effects of Echelon's acquisition of the remaining 50% interest in an office building in 1995, as discussed above. The cost of development properties sold decreased by $4.0 million due to the decrease in sales of properties in 1995 as discussed above. Marketing and other administrative expenses increased $1.1 million due to an increase in professional fees in connection with the liquidation of a number of leveraged lease assets. The $4.2 million increase in other, net primarily reflected costs associated with the sale and termination of leveraged leases in 1995 as discussed above. The $1.1 million decrease in interest expense primarily reflected the reduction of debt to Florida Progress that resulted from the use of cash proceeds generated through the sale of assets. In 1995, Echelon recorded an additional provision for losses of $7.0 million compared to $10.6 million in 1994 based on estimated future losses from the continued orderly liquidation of assets.


  Year Ended December 31, 1994 Compared to Year Ended December 31, 1993

     For the year ended December 31, 1994, Echelon reported a $9.2 million loss before income taxes, a $3.5 million increase in losses over the $5.7 million loss reported for the prior year.

     Revenues. Rental income for the year ended December 31, 1994 declined $1.6 million compared to the year ended December 31, 1993, reflecting the loss of rental revenues from an apartment project which was sold in 1993. Revenues from sales of development properties declined to $5.0 million for the year ended December 31, 1994 from $17.5 million for the year ended December 31, 1993 due to the reduction in inventory of saleable projects as the liquidation of real estate assets continued. In 1994, Echelon sold three industrial buildings and approximately 706 acres of undeveloped land for an aggregate of $5.0 million, whereas in 1993, an apartment project and approximately 1,290 acres of undeveloped land were sold for an aggregate of $17.5 million.

     Earned income on finance leases declined to $4.4 million for the year ended December 31, 1994 from $7.7 million for the year ended December 31, 1993 as a result of four equipment leveraged leases having been sold in 1993.


     Expenses. Cost of operations decreased by $1.0 million for the year ended December 31, 1994 compared to the prior year, reflecting the absence of costs associated with an apartment project which was sold in 1993. The $13.7 million decline in the cost of development properties sold in 1994 compared to 1993 is due primarily to the larger volume of property sales in 1993, as discussed above. Other, net in 1994 decreased $1.9 million due to equipment leveraged lease sales mentioned above. In 1994, Echelon recorded an additional provision for losses of $10.6 million compared to $6.6 million in 1993 based on estimated future losses from the continued orderly liquidation of assets. The $2.3 million decrease in interest expense in 1994 compared to 1993 primarily reflects the reduction of debt to Florida Progress that resulted from the use of the cash proceeds generated through the sale of assets.


LIQUIDITY AND CAPITAL RESOURCES

  Sources of Liquidity

     Historically, Echelon's sources of liquidity have been derived from the proceeds of asset sales and the maturity and collection of Echelon's loan portfolio, operating cash flow and advances from Florida Progress. Prospectively, the sources of funds are expected to come from the continued maturity and collection of Echelon's loan portfolio and proceeds from the sale of certain non-strategic assets, operating cash flow and, with respect to Echelon's future real estate development, from project-based financings.

     On November 5, 1996, Echelon obtained a three-year secured loan from Salomon Brothers Realty Corp. in the principal amount of $105 million. The proceeds of the Loan were used to repay $43 million of advances from Florida Progress and to create a cash balance for working capital and other investments. The Loan is non-recourse to Echelon (except for certain cases of actual fraud and other wrongful acts and except in certain events with respect to a $6 million tax lien on a real estate loan portfolio property), and is secured by five of Echelon's commercial real estate properties (Barnett Tower, McNulty Station, 100 Carillon, Highpoint Center and Progress Center), substantially all of Echelon's real estate loan portfolio and certain additional collateral, including the Harborage of Bayboro and the 7th Avenue property. See
"Business -- Commercial Real Estate Ownership and Management."


     If the loan-to-value of collateral ratio exceeds 75%, then Echelon will be required to deposit the cash flow from the assets pledged as collateral into a collection account to be disbursed monthly to pay scheduled Loan payments, property expenses and other items and to fund certain reserves. Cash balances remaining in such account would then be released to Echelon. Under the terms of the Loan, the lender has the right to give notice if it determines the loan-to-value of collateral ratio exceeds 75%, and Echelon has certain rights to contest that determination. If the loan-to-value of collateral ratio exceeds 80%, then the remaining cash balances in such account which would otherwise have been released to Echelon will be applied monthly to reduce the principal amount of the Loan until the ratio is less than 80%. The imposition of such a requirement could have a material adverse impact on Echelon's ability to successfully implement its business plan because the items comprising the collateral represent Echelon's key sources of operating cash flow. The preliminary appraisals suggested that the loan-to-value of collateral ratio was less than 75% (using the lower end of the estimated range of values for the several items of collateral). The lender has not yet received final appraisals of all the collateral. Final appraisals are expected before year-end.


     The Loan requires mandatory monthly principal payments based on an amortization schedule of 25 years (or, in the case of the real estate loan portfolio, the scheduled principal payments actually received, if greater), provided, however, that the scheduled amortization is accelerated to 18 years if the loan-to-value of collateral ratio is greater than 75%. Additional principal payments may be due upon the sale or other transfer of individual items of collateral or upon the prepayment at a discount of any real estate loan comprising collateral. Under the Loan, monthly payments of interest at the rate of LIBOR plus 2.95% per annum are due on the unpaid principal balance.

     In addition, the loan agreement governing the Loan contains covenants that require Echelon to maintain a ratio of debt to total capitalization of not greater than 60% and to maintain certain levels of liquidity during each year of the Loan. Based on Echelon's current and expected sources of liquidity (as described above), Echelon expects that it will have sufficient resources to comply with the covenants and maintain such debt to capitalization ratio and liquidity levels during each year of the Loan. If Echelon fails to pay any amount due on the Loan after it becomes due, fails to repay outstanding principal at the stated maturity of the Loan, becomes bankrupt or insolvent, fails to comply with any covenants in the loan agreement or a change of control of Echelon occurs (each an "Event of Default"), then the lender may accelerate the maturity of the Loan and during the continuance of an Event of Default, overdue amounts will bear interest at 5.0% above the rate otherwise applicable.


  Cash Flow Used in and Provided from Operating Activities

     Cash flow used in operating activities was $12.3 million for the nine months ended September 30, 1996 compared to $16.2 million of cash flow provided from operating activities for the nine months ended September 30, 1995. In each case, the primary factor contributing to the level of cash used was the timing of tax payments relating to asset sales.

     Cash flow used in operating activities was $22.9 million, $19.7 million, and $22.1 million for 1995, 1994, and 1993, respectively. The primary use of cash in each of these years was largely related to previously deferred tax liabilities becoming due and payable as a result of leveraged lease sales. Prospectively, Echelon currently plans to hold its leveraged lease assets to maturity or until their termination values equal their market values, which would spread the remaining deferred tax payments over a longer term. Net cash flow from operations in the future is generally expected to be reinvested in the Real Estate Business.

  Cash Flow From Investing Activities

     For the nine months ended September 30, 1996 and 1995, Echelon had net cash flow from investing activities of $32.5 million and $46.2 million, respectively. Proceeds from the sale or collection of leases and loans contributed $23.6 million and $47.5 million of the net cash flow for the first nine months of 1996 and 1995, respectively. Proceeds from the sale of real estate properties contributed $17.6 million and $0.7 million of the net cash flow for the nine months of 1996 and 1995, respectively.

     Echelon's net cash flow from investing activities for 1995, 1994, and 1993 was $69.7 million, $69.0 million, and $71.0 million, respectively. In each case, the foregoing cash flows reflected the $74.0 million, $65.5 million, and $79.2 million, respectively, in proceeds received from the sale or collection of leases and loans. Upon the maturity and collection of Echelon's loan portfolio, Echelon expects investing activities to become a net use of funds as Echelon attempts to build the Real Estate Business.

     Capital expenditures for 1995, 1994, and 1993, which are reported as real estate property additions, were $4.1 million, $1.3 million, and $1.2 million, respectively, and were primarily for office tenant construction improvements and land development infrastructure improvements such as roads, water, and sewer construction. In 1997, capital expenditures and investments are expected to be approximately $29.3 million, comprised of approximately $6.2 million for tenant improvements and land development, approximately $13.9 million for new apartment development, and approximately $9.2 million for passive investments in Housing Tax Credits. These expenditures are expected to be funded through project-based financings and from existing cash, which, as of the Distribution, is expected to approximate $60 million.

  Cash Flow from Financing Activities

     In connection with the Distribution, Echelon has obtained third-party secured financing of $105 million, and the material terms of such Loan are described above. Proceeds of the Loan were used to repay $43 million of advances from Florida Progress and to create a cash balance for working capital and other investments.

     At the Distribution, Echelon will be obligated under the PCH Note. The PCH Note will be secured by certain non-strategic assets that will be sold as soon as practicable. The entire principal amount of the PCH

Note is due four years from the Distribution Date, provided that prepayments are required from the proceeds from the sales of such assets. Echelon expects that proceeds from the sale of the assets securing the PCH Note will be sufficient to repay the PCH Note.

     Echelon expects to use land Echelon currently owns which is not encumbered by debt to help procure financing for new apartment developments on such land. By using the land as equity, Echelon expects to be able to obtain non-recourse construction financing upon favorable terms.

     Dividend payments to Florida Progress were $3.2 million, $3.2 million, and $2.5 million in 1995, 1994, and 1993, respectively. Echelon does not currently intend to pay dividends for the foreseeable future.

  Cash and Cash Equivalents

     At the Distribution, Echelon expects to have approximately $60 million in cash and cash equivalents that will be available for operations.

  Off-Balance Sheet Risk

     Through a previous partnership, Echelon remains contingently liable for first mortgage bonds issued to residents of the life care communities owned by such partnership. The contingent liability reduces over time as those who were residents at the time of the sale of Echelon's partnership interest discontinue their residency. If the current owners fail to perform their obligations and if the partnership assets, consisting primarily of land and buildings, were worthless, Echelon could be liable for an additional $32.2 million as of December 31, 1995. Echelon considers the incurrence of this liability to be remote based on asset values and the indemnification agreement from the current owners to Echelon.

IMPACT OF INFLATION

     Echelon believes that inflation will not have a materially adverse effect on its business or financial condition.

                                    BUSINESS
GENERAL

     Echelon is a real estate and financial services company with operations in two business segments: (i) the Real Estate Business and (ii) the Lending and Leasing Business. Echelon's principal executive offices are located at One Progress Plaza, Suite 2400, St. Petersburg, Florida, 33701, telephone (813) 824-6767.

                            THE REAL ESTATE BUSINESS

COMMERCIAL REAL ESTATE OWNERSHIP AND MANAGEMENT

  General

     Echelon owns and manages a portfolio of income producing commercial real estate properties located in Florida. The majority of these properties are located in the Tampa Bay area including Tampa, St. Petersburg and the Gateway area in between Tampa, St. Petersburg and Clearwater. With over two million residents, Tampa Bay ranks among the top 25 metropolitan areas in the United States in terms of population. The employment base of the Tampa Bay area ranks second to Miami in Florida's employment markets. According to the Commerce Department's Bureau of Economic Analysis, Tampa is expected to add at least 300,000 new jobs over the course of the next decade. Echelon believes these demographics will support Echelon's business plan to maximize the value of its assets, grow its Real Estate Business and achieve profitability.

     Echelon's owned assets include 11 major commercial real estate properties, consisting of five office buildings and six industrial sites and other properties. The following table summarizes Echelon's owned commercial real estate:

               Summary of Owned Commercial Real Estate Portfolio

                                                                                                                           % OF
                                                                                                                         RENTABLE
                                                                                      PERCENTAGE                         SQ. FT.
                                                                     RENTABLE           LEASED                            LEASED
  PROJECT                                                             SQUARE            AS OF               MAJOR        BY MAJOR
   NAME                 DESCRIPTION                 LOCATION          FEET(2)     SEPTEMBER 30, 1996       TENANTS       TENANTS
-----------   -------------------------------- ------------------- -------------  ------------------  ------------------ --------
OFFICE
Barnett
 Tower.....   26-story Class A office tower    St. Petersburg, FL        294,096           92%        Florida Progress        21%
                                                                                                      Barnett Bank          14.2%
                                                                                                      KPMG Peat Marwick     10.5%
                                                                                                      Merrill Lynch          7.3%
                                                                                                      Raymond James          5.8%
                                                                                                      Carlton Fields Law     5.4%
                                                                                                      Firm
McNulty
 Station...   5 multi-tenant, Class A office   St. Petersburg, FL         90,978           95%        Andersen              77.4%
              buildings, historic renovation                                                          Consulting             7.6%
                                                                                                      AmSouth Bank           3.8%
                                                                                                      First Union
3rd &
 3rd.......   3-story Class C office building  St. Petersburg, FL         32,607          100%        Florida Power(1)       100%
100
Carillon...   3-story, multi-tenant Class A    St. Petersburg, FL         79,013          100%        Raymond James         83.2%
              suburban office building located
              in Carillon Park
Highpoint
 Center....   15-story, multi-tenant Class A   Tallahassee, FL            79,670           95%        Katz Kutter Law       46.2%
              office building near the state                                                          Firm                  21.5%
              capitol building                                                                        Huey Guilday Law
                                                                                                      Firm
INDUSTRIAL
 AND OTHER
Progress
 Center....   2 multi-tenant, Class A          Gainesville, FL            87,630           43%        University of         14.7%
              office/research buildings                                                               Florida               12.8%
              located in research park                                                                Pharmos
                                                                                                      Corporation
Bayboro
Property...   Property adjacent to Harborage   St. Petersburg, FL        104,152          100%        Florida Power          100%
              of Bayboro, including land
              leased to Florida Power
7th
 Avenue....   Class A, Industrial warehouse    Tampa, FL                 187,500           54%        All Points            54.0%
5th
 Avenue....   Industrial warehouse             Tampa, FL                  16,482          100%        Finer Scrap Metal      100%
Progress
Packaging...  Industrial warehouse             Tampa, FL                 121,860           46%        Sports &              29.5%
                                                                                                      Recreation
Harborage
 of
 Bayboro...   Full service marina includes wet St. Petersburg, FL  235 wet slips          100%        n/a                    n/a
              slips and high & dry boat                            425 dry slips
              storage, boat sales, marine
              repair & service, parts sales,
              and marine supply store

---------------
(1) Lease scheduled to expire March 31, 1997; thereafter lease will be on month-to-month basis.
(2) Unless otherwise indicated.

  Office Buildings

     A significant component of Echelon's total investment in real estate is represented by its portfolio of commercial office buildings. Three of Echelon's five office buildings, Barnett Tower, McNulty Station and 3rd & 3rd, are located in downtown St. Petersburg. Downtown St. Petersburg is home to more than 1,400 businesses which together employ approximately 25,000 workers. St. Petersburg is also home to the Tampa Bay Devil Rays, major league baseball's newest expansion team, which will begin playing baseball in downtown St. Petersburg in 1998.

     Barnett Tower is a 26-story, 294,096 square foot Class A office building in the center of St. Petersburg and accounts for 28% of Echelon's more than 1,000,000 square feet of owned commercial real estate. Completed in 1990, it is the newest office building in downtown St. Petersburg and is home to several of the area's most prominent firms, including Florida Progress. Seventy-two percent of the building is currently occupied by six tenants (including their affiliates): Barnett Bank; Merrill Lynch; KPMG Peat Marwick; Raymond James & Associates, Inc.; Carlton, Fields, Ward, Emmanuel, Smith & Cutler, P.A. and Florida Progress. These principal tenants have leases with remaining terms of at least seven years. As of September 30, 1996 the property was approximately 92% occupied.

     McNulty Station is a complex of five office buildings ranging in size from two to five stories, totaling 90,978 square feet, and is located across the street from the Barnett Tower. McNulty Station was originally a train station and was part of an historic renovation completed in 1985. The buildings are all Class A buildings leased to such tenants as Andersen Consulting, AmSouth Bancorporation and First Union Bank Corporation. Echelon recently acquired the fifth building located on the site in conjunction with the expansion of Andersen Consulting, which leases 77% of the McNulty Station properties under a lease scheduled to expire in August 2001. As of June 30, 1996, McNulty Station was 95% leased.

     The 3rd & 3rd building is a three-story, 32,607 square foot office building located two blocks south of Barnett Tower. Florida Power Corporation currently occupies the entire building, but will be vacating the building in March 1997. Echelon is currently seeking new tenants for the property.

     Echelon's other office property in the St. Petersburg area is 100 Carillon. 100 Carillon, located in the Gateway area of Tampa Bay, is a three-story, 79,013 square foot office building housed within the 432-acre Carillon multi-use development site (the "Carillon Park"). Raymond James, a regional securities brokerage firm with headquarters in a neighboring building, with its affiliates occupies 83% of the building with leases scheduled to expire in the second half of 1997. Echelon has been notified by Raymond James of its current intent to extend its lease for a five-year term. The property is a Class A multi-tenant building which, as of September 30, 1996, was 100% leased. Raymond James is also planning to construct an additional building within Carillon Park, with anticipated completion by mid-1998.

     As of April 1996, the office market in downtown St. Petersburg had a vacancy rate of 22% (according to the Maddux Report of April 1996). Based on historical absorption rates, the current supply of vacant office space will hinder increases in market rental rates. This pressure on rental rates also affects suburban office markets, such as the Gateway area where 100 Carillon is located. Even though the Gateway area and the directly competing Westshore (South Tampa) area have occupancy rates exceeding 95% (according to the Maddux Report of June 1996), Echelon's business plan does not expect significant increases in rental rates until demand for office space in the downtown St. Petersburg and Tampa areas increases and existing vacancies in such areas are absorbed.

     Other Florida office properties owned by Echelon include the Highpoint Center, a 15-story, 79,670 square foot Class A office building located in downtown Tallahassee that was approximately 95% leased as of September 30, 1996. The property is situated two blocks from the state capitol building and houses several law firms with significant state business activities. The law firms constituting the building's two main tenants occupy 68% of the building with lease expirations of December 2002 and November 1999, respectively. Except for the state capitol building, Highpoint Center, which was built in 1990, is the tallest building in downtown Tallahassee.

     Echelon intends to hold its existing portfolio of office properties with a focus on generating growth in operating cash and net income through leasing to high quality tenants and controlling operating expenses.

  Industrial and Other Properties

     Although its industrial properties do not represent a significant part of Echelon's investment in commercial real estate, these properties are generally located in locations with some potential for growth. Echelon's industrial properties include Progress Center, the Bayboro Property, the 7th Avenue property, the 5th Avenue Property and Progress Packaging.


     Progress Center, located near Gainesville, Florida, is a 87,630 square foot office research facility. The facility includes two buildings, each of which is comprised of approximately 25% office space and 75% laboratory space. The property is part of a 200-acre research park ("Progress Park") owned by Echelon and affiliated with nearby University of Florida. The property is approximately 43% leased, including 12,911 square feet which is occupied by university affiliated tenants. The two major tenants occupy approximately 27% of the facility. The property is designed to provide a vital link between University of Florida researchers and private industry to transfer new technologies from the laboratory to the market place.


     Echelon's Bayboro Property is a 104,152 square foot tract of land in St. Petersburg, a portion of which is leased to Florida Power. Florida Power leases the land to house some of its "peaking" operations, a system of gas powered backup generators used to produce power during periods of peak electrical demand. The system includes several turbine engines to power the generators. The lease to Florida Power can be cancelled upon written notice from Florida Power. The property includes a former power plant facility which Echelon is renovating for commercial office use. Most of the land comprising the Bayboro Property was acquired for its development potential. The Bayboro area is close to downtown St. Petersburg and is located within a redevelopment zone.


     Echelon has several properties located in various areas of Tampa. The 7th Avenue property, constructed in 1987, is a 187,500 square foot warehouse/distribution facility located on the east side of Tampa. The property is approximately 54% leased. The facility is one of the largest warehouse properties in a predominantly industrial neighborhood. The 5th Avenue property, located near the 7th Avenue property, is a 16,482 square foot industrial building and is 100% leased to a single tenant who has a purchase option which is expected to be exercised upon completion of environmental clean-up work by Echelon. Progress Packaging is a 121,860 square foot industrial warehouse located in West Tampa that is approximately 46% leased.


     Echelon's strategy for its industrial properties is to increase cash flow as market conditions improve and to determine and implement the optimum operation, sale or development option for each property, as developing cash flow allows.

     Echelon also owns and operates a marina, the Harborage of Bayboro, employing approximately 40 people and located in the Bayboro Harbor area near downtown St. Petersburg. This full service marina offers 235 wet slips and 425 high and dry slips, each of which, as of September 30, 1996, were 100% leased. In addition to the leasing of the slips, the marina provides such services as new and used boat sales, marine repair and service, parts sales, and a marine supply store. The wet slips consist of a floating concrete dock system specifically designed for this harbor location. The system is popular for its stability, durability and aesthetic qualities and is designed to withstand a 12-foot tidal surge. The dock system is the largest floating dock system on Florida's west coast. The high and dry slips are an out-of-water rack storage system for small to medium sized boats. The submerged land under the wet slips is leased from the City of St. Petersburg. Although the lease will expire in 2013, Echelon expects to bid for the right to enter into a new lease at that time.

  Real Estate Management

     Echelon currently manages its owned office buildings. After the Distribution, Echelon intends to expand its real estate management services business by offering to manage office buildings for third-parties, managing Echelon's new apartment developments and managing Housing Tax Credit projects built for its own account and for third parties. Echelon expects that these activities will facilitate its management team's participation in the marketplace, thereby serving to obtain additional knowledge and opportunities. Echelon currently utilizes the services of TRS Commercial Real Estate Services, Inc. ("TRS"), a realty service company, to assist in the management of its office buildings and the sale of certain of its real estate assets. After the Distribution, Echelon intends that the current employees of TRS will become employees of Echelon and join Echelon's current real estate services employees in managing all the real estate assets of Echelon.

OTHER OWNED REAL ESTATE; MULTI-FAMILY RESIDENTIAL AND COMMERCIAL REAL ESTATE DEVELOPMENT

  Overview

     Another significant portion of Echelon's real estate holdings is represented by several large parcels of undeveloped land in the St. Petersburg area. Substantial infrastructure investment has already gone into certain of these properties, including Carillon Park. Echelon's strategy is to accelerate the development of both residential and commercial projects on these sites. The following table summarizes Echelon's investment in undeveloped land:

              Summary of Undeveloped Owned Commercial Real Estate


                                                                                                          DEVELOPMENT POTENTIAL
                                                                                                        -------------------------
                                                                                                                      APPROXIMATE
                                                                                                         ACRES FOR     NUMBER OF
                                                                                                          SALE OR      APARTMENT
  PROJECT NAME             DESCRIPTION                 LOCATION                    ZONING               DEVELOPMENT      UNITS
-----------------  ----------------------------  --------------------  -------------------------------  -----------   -----------
Carillon Park....  Class A, suburban office and  St. Petersburg, FL    Phase I                                38           N/A
                   residential park in Gateway                         Zoned business park, DRI in
                   area                                                place
                                                                       Phase II                               96         1,170
                                                                       Zoned multi-family residential
                                                                       and business park; area wide
                                                                       DRI in place
4th Street.......  15 undeveloped acres          St. Petersburg, FL    Zoned residential office park          15           225
                   (Multi-family)
9th Street.......  72 undeveloped acres          St. Petersburg, FL    Zoned multi-family residential         72           965
                   (Multi-family)
Progress Park....  Research park consisting of   Gainesville, FL       Zoned office                          150           N/A
                   150 acres with                                      industrial/commercial
                   infrastructure in place
Royal Oaks.......  35 undeveloped acres          Tallahassee, FL       Zoned multi-family residential         35           N/A
                   adjacent to 131 single
                   family lots previously
                   developed and sold
Riverside          2,000-acre operating ranch    Lakeland, FL          Zoned agricultural                  2,000           N/A
  Ranch..........
                                                                                                           -----         -----
  TOTAL..........                                                                                          2,406         2,360


     Carillon Park is a 432-acre office park located in the Gateway area of Tampa Bay and is among the largest tracts of property in the metropolitan Tampa Bay area with all necessary zoning and other development approvals in place. Going forward, Echelon believes that the 134 acres within Carillon Park which are owned by Echelon and held for sale or development will play a central role in Echelon's business plan. Carillon Park is bordered by a triangle of major roads serving both Pinellas and Hillsborough counties. Carillon Park's central location (equidistant from downtown St. Petersburg, downtown Tampa and downtown Clearwater) provides quick access to residential neighborhoods and Tampa International Airport. Echelon estimates that Carillon Park has a potential development capacity of over 6,000,000 square feet of office space, 750 hotel rooms, over 1,000 multi-family residential units, and a variety of supporting retail services. The Carillon Park master plan contemplates a child care center, fitness stations, jogging and walking paths and other amenities which are intended to help commercial tenants attract and retain the highest quality employees and to maximize on-the-job productivity.

     Although new office construction generally has many hurdles to overcome, including the building of infrastructure, development rights in Carillon Park have become vested pursuant to Development of Regional Impact orders. Carillon Park's development plan includes stormwater retention areas, underground utilities including fiber optic capability and zoning approvals which allow for a broad spectrum of uses. For purposes of implementing such plan, development of the land is divided into two phases.

     Phase I has the infrastructure in place and is already the location of offices of companies such as Raymond James, AllState, Xerox and Public Service Credit Union Service Centers. Phase I will have 38 acres remaining to be sold after the completion of the pending sale of 15 additional acres to Raymond James. Construction of infrastructure for Phase II is currently underway with completion scheduled for December, 1996.


     Ninety-six of the original 155 acres of Phase II remain to be sold. Of the original 155 acres for sale in Phase II, 90 acres were zoned for office buildings and retail and 65 acres were zoned for residential apartments. Of the 90 acres for office buildings, almost 16 acres have been sold and of the remaining 74 acres, Franklin Templeton Inc. has recently purchased 28 acres. This leaves a balance of approximately 46 acres for office building development to be sold in Phase II. Of the 65 acres for apartments, 15 acres have been sold leaving approximately 50 acres with the potential for development of approximately 1,170 apartment units. Echelon intends to develop some of the Carillon Park properties for its own account and, as and when market conditions warrant, to market land to third parties.


     Financing for further development of Carillon Park, while not yet obtained, is expected from a variety of sources, including internally generated funds from the collection of loans and asset sales and from operating cash flow, from existing cash, which, as of the Distribution, is expected to approximate $60 million, and, most importantly, from project-based financings. There can be no assurance, however, that necessary funds will be obtained when needed in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources", above.


     Echelon's 9th Street site, which is also located in the Gateway area of Tampa Bay, has a total of 72 acres with apartment development potential of approximately 965 units. The 9th Street site is currently in the initial stage of its development, with the basic infrastructure to be completed in December 1996 so that the site will be ready for apartment development thereafter.


     Echelon's 15-acre 4th Street site has potential for the development of approximately 225 apartment units. Echelon currently intends to use the 4th Street site for the development of affordable housing apartments qualifying for Housing Tax Credits. Echelon has submitted an application to the Florida Housing Finance Agency to be awarded Housing Tax Credits, and has received preliminary notice of being awarded the credits necessary to proceed with development of approximately 108 Housing Tax Credit apartment units on the 4th Street site. See "Affordable Housing," below.


     Progress Park has approximately 150 developable acres near Gainesville, Florida. The rural setting and lack of substantial economic base complicate the development and marketing of this property. However, given the park's highway access and proximity to nearby Interstate 75, as well as its proximity to the University of Florida, Echelon believes that opportunities for developing the park may come from two areas: (i) research-related office and laboratory buildings similar to existing facilities and (ii) back office operational centers and distribution facilities. Echelon currently intends to subdivide the property and to add additional curb cuts along the highway frontage to increase the property's marketability.

     Other Echelon properties include undeveloped land in the Royal Oaks subdivision of Tallahassee and a fully operational 2,000-acre ranch property located near Lakeland, Florida. Although no agreements currently exist relating to the sale of such properties, Echelon intends to sell these properties as promptly as practicable, and to apply the entire net proceeds received to prepay a portion of the PCH Note (which, at the Distribution, is expected to equal $36 million).

  Apartments

     Echelon believes that its most attractive opportunities for growth and profitability are the development, ownership and operation of rental apartment units in the Tampa Bay area and, ultimately, in other selected locations in the southeastern United States. Echelon plans to begin developing apartments on its owned land in St. Petersburg, including the Carillon Park, 4th Street and 9th Street properties, and eventually on land to be acquired elsewhere in Florida and in the southeastern United States. Echelon has previously, by itself or through a joint venture, developed, owned and operated approximately 2,200 apartment units. Echelon marketed and sold projects representing approximately 1,700 of these units for a price in excess of $84 million, which corresponded to an average capitalization rate (which is a rate of return calculated by dividing net income by the sales price of a property) of approximately 7.25%. The 334-unit Promenade at Carillon, Echelon's first apartment project in Carillon Park, cost $17.5 million to build and was sold prior to completion in October 1994 for a sale price of $20.65 million. In 1990, Echelon sold its interest in a 192-unit apartment complex for a pre-tax gain of approximately $500,000. In addition to these owned apartments, Echelon constructed a 71 unit affordable apartment complex known as 701 Mirror Lake in downtown St. Petersburg.

     Although real estate development has inherent business risks, general market demographics as well as independent marketing studies sponsored by Echelon suggest that apartment development in the Gateway area is warranted and could support 500 to 600 units annually for the next five years. In particular, there are currently over 3,000 employees based within Carillon Park, and thousands of additional employees are based in offices in the immediate vicinity, including the approximately 1,000 persons employed at the nearby offices of MCI Communications Corp. and the approximately 2,000 persons employed at The Home Shopping Network, Inc. directly across from Carillon Park. In addition, based on announced relocations or expansions, Echelon believes that within two years, an additional 2,500 employees are expected to be working in or around Carillon Park. Echelon also believes that the current population of over two million people in the Tampa Bay metropolitan region and projected population and employment growth rates in such region, the relatively limited supply of land in the greater Tampa Bay metropolitan area that is currently zoned for residential apartment development and the current high occupancy rates of existing developments in the area collectively support Echelon's strategy to build on its past successful apartment development efforts.

  Affordable Housing

     As part of Echelon's strategy to focus on real estate development, Echelon intends to invest in, develop and operate, affordable housing projects, including projects entitled to the benefits of Housing Tax Credits. Housing Tax Credit projects are affordable housing projects which meet certain requirements with respect to maximum limits on tenant income, gross rent restrictions, and certain other requirements of state tax credit authorities and the Internal Revenue Service. Structured properly, these projects allow investors in Housing Tax Credit properties to record dollar-for-dollar tax credits over a 10-year period against their United States federal income tax liability. Echelon believes that Housing Tax Credit investments are appropriate investments not only because of the significant demand for affordable and low-income housing and attractive risk and return outlook, but also because Echelon expects that its lease portfolio will create a large base of taxable income for United States federal income tax purposes over the next 10 to 15 years which is expected to create a significant cash outflow from Echelon over that period. Echelon believes that investments in Housing Tax Credits could significantly reduce such cash outflow while creating favorable earnings and returns for Echelon.

     Because Echelon had not previously invested in Housing Tax Credit projects, Echelon intends to further its knowledge of these projects by its passive investments in Housing Tax Credit projects through limited partnerships controlled by third parties. Echelon's eventual strategy is to develop, own and operate Housing Tax Credit apartment projects utilizing its owned land, within the limits of Echelon's tax base. Echelon also plans eventually to develop and operate Housing Tax Credit properties for other investors as part of its real estate management services business.

  Commercial Real Estate Development

     In addition to residential development, Echelon plans to take advantage of the commercial real estate market in the Gateway area, where occupancy levels are averaging over 95% (according to the Maddux Report of June 1996) by developing its holdings within Carillon Park. Although regional office vacancies exist, Echelon believes the current high occupancy levels and the lack of available commercial space in the Gateway area will support future construction. In particular, Echelon's plans include constructing office buildings in Carillon Park, subject to market and other conditions, and Echelon believes that utilization of a five acre tract of land from the land inventory in Carillon Park for such construction will enhance the value of the remaining acreage. Echelon also believes that an office project will provide a source of prospective tenants for the apartments expected to be developed within Carillon Park.

     To the extent market and other conditions warrant, Echelon's long-term plans include potential further office building development within Carillon Park and elsewhere.

                        THE LENDING AND LEASING BUSINESS

COLLATERALIZED COMMERCIAL REAL ESTATE LOAN PORTFOLIO

     Echelon manages a portfolio of commercial real estate loans secured by properties located throughout the United States summarized in the chart below. The aggregate loan balance, as of September 30, 1996, was $97.2 million. Of this total, four borrowers, representing six loan transactions, accounted for approximately 82% of the loan balance, or $79.6 million. The largest single geographic concentration of loans is in the State of Florida. Echelon's real estate loan portfolio consists of loans secured by a diverse group of properties, including single tenant and multi-tenant office buildings, life care facilities, and industrial properties, as summarized in the following table:

                     Summary of Real Estate Loan Portfolio

                                                                              MATURITY DATE   INTEREST   BALANCE AT
                           COLLATERAL                              MATURITY       AFTER         RATE      9/30/96
   BORROWER/PROJECT         LOCATION       COLLATERAL DESCRIPTION    DATE     EXTENSIONS(4)     BASIS    (MILLIONS)   AMORTIZATION
----------------------  -----------------  ----------------------  ---------  -------------   ---------  ----------   ------------
Madison Building(1)     Tampa, FL          Multi-tenant, Class C    Nov-98         N/A        Floating     $  3.3       30-year
                                           office building
Continuum Building(2)   Austin, TX         Single tenant (The       Dec-98         N/A        Floating        9.0       20-year
                                           Continuum Company,
                                           Inc.), Class A office
                                           building attached
                                           parking garage
Marquardt               Van Nuys, CA       Industrial office        Dec-96         N/A        Floating       23.5         None
                                           complex on 54 acres
Plaza Del Rio           Bradenton, FL      Multi-tenant, Class B    Feb-97         N/A        Floating        5.3       30-year
                                           office building
Vine Street -- Olympia  Olympia, WA        Single tenant (State     Jan-97       July-01      Floating        5.3         None
  (Black Lake Place)                       of Washington), Class
                                           A office building
Vine Street -- Capitol  Olympia, WA        Single tenant (State     Oct-98         N/A        Floating        5.8         None
  View I                                   of Washington), Class
                                           A office building
Vine Street -- Capitol  Olympia, WA        Single tenant (State     Dec-99         N/A        Floating        5.0         None
  View II                                  of Washington), Class
                                           A office building
Vine Street -- Town     Olympia, WA        Single tenant (State     Nov-96       May-01       Floating        4.5         None
  Square VI                                of Washington), Class
                                           A office building
Life Care               Port Charlotte &   440-unit Independent     Apr-00         N/A          Fixed        35.5         Yes,
                        Leesburg, FL       Living Facility                                                             Varied(3)
                                           ("ILF") with 120 bed
                                           nursing home and
                                           140-unit Assisted
                                           Living Facility
                                           ("ALF") located in
                                           Port Charlotte,
                                           Florida and a 400-unit
                                           ILF with 40 bed
                                           nursing home and a
                                           20-unit ALF located in
                                           Leesburg, Florida
                                                                                                            -----
                        Total                                                                              $ 97.2
                                                                                                         ========

---------------

(1) Echelon's balance represents an 80% interest in this loan.
(2) Echelon's balance represents a 50% interest in this loan.
(3) Depending on excess cash flow relative to net operating income (as defined in the loan documents) the borrowers may be required to pay additional principal payments.
(4) The maturity date of certain loans may be extended upon satisfaction by the borrowers of certain conditions.

     Certain loans have extension options which allow the borrower, at its option and subject to prior notification and payment of a fee to Echelon, to extend the maturity of the loans pursuant to the loan agreement. Echelon has attempted to encourage its borrowers to refinance or repay loans without extension. The final maturities of the loans comprising Echelon's real estate loan portfolio, including all applicable extension options, range from 1996 to 2001.

     As is indicated in the preceding table, most of the loans bear interest at a floating rate. The floating interest rates are at premiums to the prime rate ranging from 0.75% to 2.0%.

     Echelon's largest borrower is the Johnson Ezell Company ("Johnson Ezell") with three loans totaling $35.5 million as of September 30, 1996. These three loans are cross-collateralized with cross-default features under one mortgage. The terms of the loans also include a participation feature, whereby Echelon receives a variable percentage of the projects' excess cash flow (defined as net cash flow after scheduled principal payments) that would be applied against the outstanding loan balance. Johnson Ezell operates life care campuses for the elderly. Life care campuses, also known as continuing care facilities, consist of independent living facilities ("ILF"), assisted care living facilities ("ACLF"), and skilled nursing facilities ("SNF"). Johnson Ezell's campuses in Port Charlotte, Florida, consisting of 440 ILF units, 140 ACLF units and a 120-bed SNF, and Leesburg, Florida, consisting of 400 ILF units, 20 ACLF units, a 40-bed SNF, and miscellaneous commercial property provide the collateral for Echelon's loans to Johnson Ezell. In addition, Echelon's loans to Johnson Ezell are secured by certain personal guarantees.

     As is indicated in the preceding table, Echelon has four loans aggregating $20.6 million as of September 30, 1996 to the two Vine Street partnerships. Each of such partnerships has as its managing general partner Brent McKinley, a local real estate developer. Each loan is a stand-alone facility, and each loan is secured by an office building located in the State of Washington. The several buildings securing such loans range in size from 43,000 to 76,000 square feet. The loans are split between two Vine Street partnerships: Vine Street Investors ("VSI") and Vine Street Associates ("VSA"). Each partnership guarantees the other partnership's loans. VSI is the borrower of the Olympia Building and Capital View I and II loans, while VSA provides the guarantees. VSA is the borrower of the Town Square VI loan, while VSI provides the guarantee. The guarantees are secured with second liens and assignment of leases on the other partnership's security. All four buildings are leased to the State of Washington. A comparison of lease terms to loan maturities is as follows:

                                                                                    MAXIMUM
                                                   CURRENT    ORIGINAL   CURRENT    EXTENDED   MAXIMUM
                                                     LOAN      LEASE      LEASE       LOAN      LEASE
                    PROJECT LOANS                  MATURITY     TERM     MATURITY   MATURITY   MATURITY
    ---------------------------------------------  --------   --------   --------   --------   --------
    Capital View I...............................  10/30/98    5 years    5/31/99   10/30/98    5/31/04
    Capital View II..............................  12/31/99    5 years    6/30/00   12/31/99    6/20/05
    Town View Square VI..........................  11/30/96   10 years   11/30/96    5/31/01   11/30/01
    Olympia Building.............................   1/31/97    5 years    4/30/97    7/31/01    4/30/02

Extension options under the Vine Street loans are contingent upon the borrower receiving lease extensions of no less than five years.

     As of September 30, 1996, Echelon had a $23.5 million loan to the Marquardt Company ("Marquardt"). Marquardt is owned by Ferranti PLC ("Ferranti"), which is operating under receivership in the United Kingdom. The Ferranti receiver, Arthur Andersen & Co., is in the process of liquidating Ferranti's assets, including Marquardt. Echelon's loan is secured by a 54-acre industrial complex located in California adjacent to the Van Nuys airport. Situated on the property are several industrial buildings which are predominantly vacant, with the exception of 173,764 square feet building on 16 acres of land leased to Kaiser Marquardt for the manufacturing and testing of aerospace engines. In addition, Echelon has been assigned Marquardt's lease with Kaiser Marquardt. Currently, this lease generates $2.4 million in rental income, which is sufficient to service the interest payments on Echelon's loan. Echelon estimates that the potential fair market value of the industrial complex exceeds the outstanding loan balance. Echelon has extended the maturity on this loan several times through forbearance and does not expect full payment until the infrastructure has been completed and the parcel has been subdivided. Ferranti recently received initial indication of approval from

Los Angeles County to subdivide the property to enhance its marketability. It is anticipated that the implementation of the subdivision plan could take two years to complete. In addition, the California Department of Environmental Protection has received the environmental closure plan that the borrower has submitted and Echelon is awaiting its approval.

     As of September 30, 1996, Echelon had a $9.0 million loan to a partnership made up of several officers of The Continuum Company, Inc., the Continuum Building's sole tenant. The $9.0 million loan represents Echelon's portion of a joint credit shared with Bank Midwest of Kansas City, Missouri, with each lender equally secured. The loan is secured by a first mortgage on a 199,472 gross square foot office building located in Austin, Texas. The borrower has provided additional collateral in the form of an assignment of the lease to the lenders.

     As of September 30, 1996, Echelon had a $5.3 million loan to Plaza Del Rio Corp. The loan is secured by a first mortgage on a 76,587 square foot office building located in Bradenton, Florida. The borrower's interest in the property is a leasehold interest subject to a subordinated, long-term ground lease with an expiration date of October 2083. Currently, the property is 100% leased to eight tenants. The principals of the borrower have personally guaranteed a portion of the principal balance. The original maturity of the loan has been extended to October 1996, with four one-month options available to the borrower to February 1997 upon payment of an extension fee, in order for borrower to refinance the property.

     As of September 30, 1996, Echelon had an 80% participation in a $4.1 million loan to Madison Building, Inc. The loan is secured by a first mortgage on a 94,680 square foot Class-C office building located in downtown Tampa. The borrower has provided additional collateral in the form of $250,000 in marketable securities. The borrower's interest in the property is a leasehold interest subject to a subordinated, long-term ground lease with an expiration date of 2062. Currently, the building is less than 61% occupied and does not generate enough cash flow to cover debt service. Although, in the past, the borrower has had sufficient resources to cover previous shortfalls, there can be no assurance that the borrower will be able to continue to make payments. Echelon has commenced discussions with the borrower and expressed its desire to be paid off, paid down or adequately secured by additional collateral or principal payments. If Echelon is forced to foreclose, proceeds from the sale of the building are expected to be substantially less than the principal amount of the loan.

     Echelon does not anticipate originating any new financings of commercial real estate unless such financing facilitates a sale of an existing asset. Echelon's strategy is to collect outstanding loan balances as soon as practicable, to take the steps necessary to maximize the value of each asset, and, ultimately, to withdraw from the business of commercial real estate financing as existing loans mature and are repaid. In the event that certain borrowers are unable to repay or refinance their loans at final maturity, Echelon anticipates either negotiating an extension of the maturity of the loan or taking the necessary legal steps to foreclose on the underlying collateral and then liquidating the underlying property. Echelon's strategy is to redeploy capital from its real estate loan portfolio to its Real Estate Business.

COLLATERALIZED FINANCING AND LEASING OF AIRCRAFT/EQUIPMENT

  General

     Echelon owns and manages a portfolio of leveraged, direct finance and operating leases of aircraft and other equipment and a number of collateralized loans secured by aircraft.

     Echelon's portfolio of leveraged leases represent transactions in which Echelon acts as the equity investor and owner participant. In a typical aircraft leveraged lease transaction, an airline, which may be unable either to allocate capital to the purchase of a large commercial aircraft or to utilize effectively the tax benefits related to the ownership thereof, and an aircraft manufacturer enter into a transaction in which a third party (called an "owner participant" or "equity participant") purchases the aircraft, typically through a special purpose trust (an "owner trust"), from the manufacturer and then leases that aircraft to the airline or to an affiliate of the manufacturer which then subleases the aircraft to the airline. The owner trust is the legal owner of the aircraft. The purchase of the aircraft is generally financed by both the equity investment by the owner participant and by non-recourse loans borrowed by the owner trust from a bank or other lender or lenders. The rent payable to the owner trust pursuant to the leveraged lease generally represents the amount necessary to service the debt, plus a return on the owner participant's equity investment. The owner participant also generally reaps certain tax benefits as the beneficial owner of the aircraft. These leases are typically long-term (20 years or more), and at their termination the owner participant takes possession of the plane or other asset, which generally still has a useful life of several years (usually 10 years in the case of aircraft). Upon expiration, the lessee generally has the right to purchase the asset for the lower of the asset's fair market value or for some stated percentage of the asset's cost. The lessee may also generally terminate the lease early by payment of the lease termination value (a pre-determined pricing method which reflects, among other things, the amount of non-recourse debt, the initial investment and certain tax consequences).

     Under the terms of these leases, the ultimate user (i.e., the lessee or sub-lessee) of the aircraft is generally required to bear the direct operating costs and the risk of physical loss of the aircraft; maintain the aircraft; indemnify Echelon as lessor against any liability suffered by Echelon as the result of any act or omission of the lessee or its agents; maintain casualty insurance in an amount equal to the specific amount set forth in the lease; and maintain liability insurance naming Echelon as an additional insured with a minimum coverage which Echelon deems appropriate. In general, substantially all obligations connected with the ownership and operation of the leased aircraft are assumed by the lessee, and minimal obligations are imposed upon Echelon. Default by a lessee, however, may cause Echelon to incur unanticipated expenses. See "Governmental and Environmental Regulations" below. Moreover, the risk that the asset will be worth less than originally anticipated, and the risk that it will not be re-leased or sold upon expiration of the lease, is borne by Echelon as the owner participant.

     Echelon's other lease assets include operating and direct finance leases. Under the operating leases, Echelon leases an asset to a third party in circumstances unrelated to the financing of such asset for a term which is generally shorter than the typical term of a leveraged lease. Direct finance leases are generally structurally similar to the leveraged lease transactions, except for the absence of third party debt financing by the owner trust.

  Leveraged Leasing

     The following table summarizes Echelon's leveraged lease portfolio:

                      Summary of Leveraged Lease Portfolio

                                                                                                    LEASE
                                           AIRCRAFT/ASSET         LEASE                          TERMINATION   AGE OF ASSET
                                              TYPE/YEAR        COMMENCEMENT    ORIGINAL COST        DATE         AT LEASE
           LEASE/SUB-LEASES                  OF DELIVERY           DATE       ($ IN THOUSANDS)    (MO./YR.)      MATURITY
---------------------------------------  -------------------   ------------   ----------------   -----------   ------------
A.I. Leasing II                              A300-B4-203           Mar-85          40,000           Jan-07          21
  (Airbus)/Philippine Air                       1985
Airbus A300 Leasing, Inc./                  A300-B4-605R           Apr-89          53,813           May-11          22
  American                                      1989
Air Wisconsin                                Bae146-300A           Sep-89          22,954           Mar-10          20
                                                1989
American Airlines, Inc.                        DC 9-82             Oct-84          22,900           Jan-05          20
                                                1984
American Airlines, Inc.                        DC 9-82             Oct-84          22,900           Jan-05          20
                                                1984
America West Airlines, Inc.                  B757-2G7ER            Dec-89          48,223           Jan-18          28
                                                1989
Delta Air Lines, Inc.                       B737-232 ADV           Apr-84          18,165           Mar-05          20
  (Stage II)                                    1984
Delta Air Lines, Inc.                       B737-232 ADV           Apr-84          17,976           Mar-05          20
  (Stage II)                                    1984
Delta Air Lines, Inc.                       B737-247 ADV           Jul-87          18,800           Jul-02          15
  (Stage II)                                    1987
Delta Air Lines, Inc.                       B737-247 ADV           Jul-87          18,800           Jul-02          15
  (Stage II)                                    1987
Delta Air Lines, Inc.                       B767-332 ADV           Nov-87          58,650           Jan-10          22
                                                1987
Delta Air Lines, Inc.                         B757-232             Feb-88          43,306           Aug-10          22
                                                1988
USAir, Inc.                                   B737-301             Aug-86          24,303           Jan-07          20
                                                1986
USAir, Inc.                                   B737-301             Aug-86          24,401           Jan-07          20
                                                1986
USAir, Inc.                                   B737-301             Aug-86          24,257           Jan-07          20
                                                1986
United Technologies, Inc./                two spare engines        Jul-87           9,022           Jan-08          20
  Tarom
Consolidated Rail Co.                           25 GE              Mar-85          32,469           Jan-01          --
                                         C-36-7 locomotives
Union Bank-Real Estate                   410,000 square foot       Sep-86          50,100           Dec-11          --
  Monterey Park, CA                           building
Reading & Bates(1)                             oil rig                 --              --               --          --

(1) Reading & Bates encountered financial difficulties in 1987 and restructured the lease. Echelon anticipates that the underlying asset could be subject to foreclosure, which would trigger a tax liability payable by Echelon of approximately $7.9 million. The Echelon Consolidated Balance Sheet at September 30, 1996, which is included elsewhere in this Information Statement, reflects a reserve for such amount.

     Because current disposition of the leveraged lease assets would result in significant current income tax liabilities, Echelon plans to hold the leveraged lease assets to maturity or until the termination value of a leveraged lease asset equals its market value. At that time, Echelon will either sell or hold and re-lease the underlying aircraft or other asset, depending upon which option is determined to provide the highest return. Current market values for aircraft are relatively low due to the excess supply for most types of aircraft relative to current market demands. After initial lease maturity, the average age of the leased aircraft in Echelon's portfolio will be only 20 years. Based on a standard useful aircraft life of 30 years, Echelon will have an average of ten years to attempt to recoup the value of the leased assets through re-leasing and to achieve an overall favorable return on its investment in such assets.

  Direct Finance and Operating Leases

     Echelon's portfolio includes two direct finance lease transactions. The first is through the Progress Potomac Capital Ventures ("PPCV") joint venture between Echelon and Potomac Capital Corporation ("Potomac") and involves two 1973 DC10-30s that are currently on lease to Continental Airlines ("Continental"). Continental reduced and/or renegotiated the rent paid to lessors on many of its leased aircraft. As a result, PPCV agreed to revised terms with Continental pursuant to which the rent payable was deferred for 4 months starting in 1992 and 16 months starting in 1995. Continental issued deferred rent notes with interest rates of 10.4% and 8.0% for the 1992 and 1995 notes, respectively. The principal amount of these notes as of September 30, 1996 was $7.4 million and will be fully amortized by the maturity of the notes in 2000. The second direct finance lease covers a 1984 B737-300 leased to Southwest Airlines through June 1, 2004.

     Echelon currently has two operating leases: a 1981 B727-200 Adv. aircraft on lease to Air Micronesia (a subsidiary of Continental) which has a lease expiration of December 1998, and two 1986 CFM-56 engines leased through PPCV to America West.

     Although operating leases are generally for relatively higher rental rates than longer term direct finance or leveraged leases and the lessee enjoys relatively greater flexibility through the shorter term, the lessor under an operating lease may be at relatively greater risk because the asset must be re-leased on maturity. Re-leasing any such asset could take time and could be delayed due to future market weakness and could be impacted by potentially lower future rental rates.

     Echelon believes that to maximize the long-term values of its existing aircraft and equipment assets, it may be necessary to hold such assets beyond the terms of their current leases. Echelon also believes that re-deploying such assets under operating leases represents an opportunity which could provide acceptable returns on a risk-adjusted basis.

  Aircraft Lending

     The following table summarizes Echelon's aircraft loan portfolio:

                       Summary of Aircraft Loan Portfolio

                                    AIRCRAFT             LOAN
                                      YEAR/       BALANCE AT 9/30/96
        BORROWER/LESSEE            ASSET TYPE        ($ MILLIONS)      LEASE MATURITY   LOAN MATURITY   INTEREST RATE BASIS
--------------------------------  -------------   ------------------   --------------   -------------   -------------------
Pegasus/TWA.....................  1974 L1011-50         $  9.9           Dec-99           Jun-96        Floating
Pegasus/ChallengAir.............  1973 DC10-30            26.1           Dec-97           Jun-96        Floating
Pegasus/Continental.............  1986 MD-82              10.7           Jan-03           Jan-03        Fixed
                                                  ------------------
        Total...................                        $ 46.7
                                                  ==================

     All of Echelon's aircraft loans are to Pegasus Capital Corporation ("Pegasus"), an aircraft leasing company. Pegasus leases over 50 planes to the airline industry worldwide through itself and its two affiliates. As indicated by the table above, as of September 30, 1996, the three loans to Pegasus consisted of a $9.9 million loan secured by a 1974 L1011-50 aircraft leased by Pegasus to TWA, a $26.1 million loan secured by a 1973 DC 10-30 aircraft leased by Pegasus to ChallengAir (a charter air company based in Brussels, Belgium) and a $10.7 million loan secured by a 1986 MD-82 leased by Pegasus to Continental. In October 1996, the Pegasus/Continental $10.7 million loan was repaid in full.

     Echelon plans to withdraw from the aircraft lending business and is working with Pegasus to negotiate the sale or refinancing of its loans as promptly as practicable. If neither action proves feasible, Echelon will foreclose and attempt to sell the assets. The proceeds from any such sale or refinancing would be used to repay the PCH Note issued to PCH. In light of the credit quality of Pegasus's lessees and the current low market value of the aircraft securing Echelon's loans to Pegasus, Echelon has also created a provision in its financial statements equal to the losses anticipated upon the sale or refinancing of such loans or the sale of the collateral upon foreclosure. The loans are reflected in the Consolidated Balance Sheet as of September 30, 1996 among the "Assets Held for Sale."

  Bankruptcy of Lessees of Aircraft

     Due to many factors, including the fluctuating state of the economy, uncertain traffic levels, intense route and fare competition and the ease of entry of new airlines under the Airline Deregulation Act of 1978, several commercial airlines in recent years have been forced to suspend or cease operations due to financial difficulties. These airlines have filed petitions for reorganization under the Federal Bankruptcy Code, have merged with other airlines or have been liquidated. Echelon believes this recent economic uncertainty in the commercial airline industry is indicative of the periodic fluctuations in the industry's economic performance. No assurance can be given that the weakening financial condition or bankruptcies of lessees of aircraft from Echelon would not have a material adverse effect on Echelon's business, results of operations or financial condition. Moreover, if aircraft are returned by bankrupt carriers, there can be no assurance that Echelon will be able to sell or re-lease such aircraft on favorable terms or in a timely manner.

     In order to encourage equipment financing to the commercial airline industry, federal bankruptcy laws traditionally have afforded special treatment to certain lenders or lessors who have provided such financing. Section 1110 of the Bankruptcy Code implements this policy by creating a category of aircraft lenders and lessors whose rights to repossession upon the occurrence of a default are substantially enhanced.

     In reorganizations of airlines under chapter 11 of the Bankruptcy Code,
Section 1110 provides that the airline debtor cannot prevent a lessor, such as Echelon, or, with respect to transactions entered into prior to October 1994, a secured party who holds a purchase-money security interest, from taking action in accordance with its security documents or lease to repossess the aircraft in the event of a default, unless, within 60 days after the date of the order granting the debtor relief under the Bankruptcy Code, the airline cures all defaults under the lease or secured loan (other than those arising solely from the bankruptcy, insolvency or financial condition of the debtor) and agrees to perform all future obligations under the lease or secured loan.

     Section 1110 only protects a financing party's rights in respect of aircraft leased to an air carrier operating under an air carrier operating certificate issued by the Secretary of Transportation for aircraft capable of carrying ten or more individuals or 6,000 pounds of cargo. Airlines based outside the United States are not covered by such certificates and accordingly leases of aircraft to such parties are not entitled to Section 1110 protection in a bankruptcy or other insolvency proceeding involving such airline. Echelon currently has two leases to airlines based outside the United States. In the event of a default by such foreign lessees or a foreign insolvency proceeding involving such lessees, Echelon's legal rights, including the right of repossession, may be subjected to legal treatment different from what is provided in the United States. Similarly, because Section 1110 is intended to protect parties offering financing to airline operators, it is unlikely that leases to manufacturers would be entitled to the protections of such Section. However, because subleases of assets by such manufacturers to airline operators would generally be entitled to such protections, the benefits thereof could be indirectly available to the original owner/lessor. Echelon currently has two leases to affiliates of Airbus Industrie G.I.E. and one lease to United Technologies, Inc., each of which is a manufacturer which has sub-leased the relevant assets to airline operators.

     When Echelon entered into lease transactions with domestic airlines, Echelon generally received opinions of counsel that it was entitled to the protections of Section 1110. However, there can be no assurance that, in the event of a bankruptcy of an airline to which Echelon leased an aircraft, a court would determine that a lease to such airline was entitled to Section 1110 protection. If an aircraft lease were not subject to Section 1110, payments thereunder may be interrupted without the ability to repossess the aircraft or exercise other remedies thereunder. Further, Section 1110 does not prevent a lessee from rejecting a lease or demanding a renegotiation of the lease as a condition to continuing to perform under the lease. In the event Echelon were to repossess an aircraft after default by an airline, it may not be able to re-lease such aircraft at comparable rates.

  Aircraft Remarketing and Sale

     On termination of a lease and return or repossession of an aircraft to or by Echelon, Echelon would need to remarket the aircraft to realize its full investment. The remarketing of aircraft may be through a lease or sale. The terms and conditions of any such transaction cannot be determined until such time as the transaction is consummated. Whether an investment in any aircraft initially subject to a leveraged or direct finance lease will ultimately prove to have been profitable may depend upon the terms on which such aircraft will be re-leased or sold. No assurance can be given that as aircraft come off lease, Echelon will be able to re-lease or sell such aircraft on commercially acceptable terms or in a timely manner. Furthermore, in the event of a lessee default or bankruptcy requiring Echelon to sell the aircraft prior to expected maturity of the lease, Echelon would accelerate the incurrence of tax liabilities, which could be significant, even if the aircraft is sold for less than its long-term value.

EMPLOYEES

     At September 30, 1996, Echelon had 80 full-time employees. These employees work in a variety of capacities, comprised of 17 in executive and corporate functions, 29 in real estate and property management services and 34 in marina and other operations. None of Echelon's employees are represented by labor unions. Echelon believes that, generally, labor relations are satisfactory and have been maintained in a normal and customary manner. From time to time, Echelon engages third party contractors on development projects for infrastructure management and building construction, these contractors' employees include persons represented by various building and trade unions.

COMPETITION

  Real Estate Industry

     The real estate ownership, development and management markets are generally regional, and the identity of Echelon's competitors and the levels of competition vary in each area of activity and in each market. While Echelon encounters significant competition in each area of activity and in each market, Echelon believes that no one competitor is dominant. In particular, within the Tampa Bay area in which Echelon's operations are concentrated, there are numerous commercial properties that compete with Echelon in attracting tenants, numerous companies that compete with Echelon in selecting land for development and properties for acquisition (including within the affordable housing market generally and for Housing Tax Credits in particular) and numerous companies that compete for real estate management business. Echelon believes competition is based largely on location, quality of products and services and financial resources. Although certain of Echelon's competitors have significantly greater financial resources than Echelon and may have greater experience than Echelon in acquiring, developing and managing real estate, placing them at a competitive advantage in this regard, Echelon believes the location and quality of its properties places Echelon in a generally favorable competitive position.

  Aircraft Leasing Industry

     The aircraft leasing industry is highly competitive, offering users alternatives to the purchase of nearly every type of aircraft. Competitive conditions vary considerably depending upon the type of aircraft to be leased and the nature of the prospective lessee. As Echelon's aircraft leases mature, Echelon will be subject to such competition to the extent it attempts to re-lease such aircraft. In attempting to obtain commitments to lease aircraft to specific lessees, Echelon may be expected to compete, directly or indirectly, with aircraft manufacturers, airlines and other operators, equipment managers, leasing companies, financial institutions and numerous other parties engaged in leasing, managing, marketing or remarketing aircraft. Many of these competitors have significantly greater financial resources than Echelon and may have greater experience than Echelon in managing, leasing, operating and selling aircraft. Such competitors may offer to lease aircraft at rates lower than those which Echelon can reasonably offer and may provide certain benefits, such as maintenance, crews, support services and trade-in privileges, which Echelon generally cannot provide. In addition, to the extent troubled airlines seek to re-negotiate the terms of the leases relating to their aircraft, certain of Echelon's competitors with greater resources may be in better bargaining positions to avoid renegotiation or may be able to enter into such negotiations and achieve relatively more favorable terms than Echelon would be able to do.

LEGAL PROCEEDINGS

     There are no material legal proceedings pending against Echelon.

GOVERNMENTAL AND ENVIRONMENTAL REGULATION

  Real Estate Industry

     Echelon believes that it is in compliance in all material respects with all material environmental laws or regulations and that the cost of continued compliance with such laws and regulations will not have a material adverse effect on Echelon. However, many of Echelon's properties are located in urban areas where fill or current or historic industrial uses of the areas may have caused site contamination at the properties. Nonetheless, at this time, Echelon does not anticipate that regulatory authorities will require remediation of the properties in any manner that would result in a material adverse effect on Echelon's business, results of operations or financial condition, and Echelon estimates that its proportionate share of liability for cleaning up all sites ranges from $0.1 million to $1.0 million. See Note 11 to the Consolidated Financial Statements included in this Information Statement.

  Aircraft Leasing Industry

     General. The ownership and operation of aircraft in the United States are strictly regulated by the FAA, which imposes certain minimum restrictions and economic burdens upon the use, maintenance and ownership of aircraft. The FAA Act and FAA regulations contain strict provisions governing various aspects of aircraft ownership and operation, including aircraft inspection and certification, maintenance, equipment requirements, general operating and flight rules, noise levels, certification of personnel, and record keeping in connection with aircraft maintenance. In the last several years, the FAA has issued a number of administrative directives and other regulations relating to, among other things, collision avoidance systems, airborne windshear avoidance systems, noise abatement and increased inspection requirements, which will require lessees or Echelon to incur additional expenditures for compliance. FAA policy has given high priority to aviation safety, and a primary objective of FAA regulations is that an aircraft be maintained properly during its service life. FAA regulations establish standards for repairs, periodic overhauls and alterations and require that the owner or operator of an aircraft establish an airworthiness inspection program to be carried out by certified mechanics qualified to perform aircraft repairs. Each aircraft in operation is required to have a Standard Airworthiness Certificate issued by the FAA.

     Maintenance and Aircraft Aging. Echelon, as the beneficial owner of aircraft, bears the ultimate responsibility for compliance with certain federal regulations. However, under all of its aircraft leases, the lessee has the primary obligation to ensure that at all times, the use, operation, maintenance and repair of the aircraft are in compliance with all applicable governmental rules and regulations and that Echelon is indemnified from loss by the lessee for breach of any of these lessee responsibilities. Changes in government regulations may increase the cost to, and other burdens on, Echelon of complying with such regulations.

     Maintenance is further regulated by the FAA which also monitors compliance. At lease termination, the lessees are required to return the aircraft in good operating condition. Echelon may incur unanticipated maintenance expenses if a lessee were to default under a lease and Echelon were to take possession of the leased aircraft without such maintenance having been performed. If the lessee defaulting is in bankruptcy, Echelon will file a proof of claim for the required maintenance expenses in the lessee's bankruptcy proceedings and attempt to negotiate payment and reimbursement of a portion of these expenses. The bankruptcy of a lessee could adversely impact Echelon's ability to recover maintenance expense.

     As a result of investigations into the causes of several incidents, including rapid in-flight aircraft decompression and fatigue cracks in critical parts, the aircraft manufacturers issued service bulletins and the FAA has also issued airworthiness directives ("ADs"). These bulletins and directives provide instructions to aircraft operators in the maintenance of aircraft and are intended to prevent the occurrence of similar incidents. Compliance with ADs is mandatory.

     On March 6, 1989, the FAA ordered extensive repairs of all older commercial aircraft which it implemented through several 1990 ADs. These ADs were issued to ensure that the oldest portion of the nation's transport aircraft fleet remains airworthy. The FAA is requiring that these aircraft undergo extensive structural modifications. These modifications are required upon accumulation of 20 years' time in service, prior to the accumulation of a designated number of flight-cycles or prior to 1994 deadlines established by the various ADs, whichever occurs later. Echelon has interests in three aircraft that have over 20 years' time in service. A formal program to control corrosion in all aircraft has also been added to the FAA mandatory requirements for maintenance for each type of aircraft. These FAA rules and proposed rules evidence the current approach to aircraft maintenance developed by the manufacturers and supported by the FAA in conjunction with an aircraft industry group. Echelon may be required to pay for these FAA requirements if a lessee defaults or if necessary to release or sell the aircraft.

     There are more than 12,000 jet aircraft in the western fleets of the principal airlines of the world. On average these aircraft are less than 13 years old. Several hundred have been in service for 20 years or more and that number is growing. See "Summary of Leveraged Lease Asset Portfolio" above for a table showing the lease date, manufacture and the date of lease termination of Echelon aircraft.

     Aircraft Noise. The FAA, through regulations, has categorized certain aircraft types as Stage I, Stage II and Stage III according to the noise level as measured at three designated points. Stage I aircraft create the highest measured noise levels. Aircraft which exceed Stage I noise maximums are no longer allowed to operate from civil airports in the United States.

     The Aviation Safety and Capacity Act of 1990 bans the operation of Stage II aircraft after December 31, 1999. All of Echelon's leased aircraft have Stage III noise certification, except four B737-200s leased to Delta. A lease extension with Delta Airlines requires the airline to install hushkits on two of such aircraft, while Echelon plans to install hushkits on the other two aircraft in order to qualify for Stage III noise certification. The cost of the hushkits is currently approximately $2.5 million per aircraft.

     Registration of Aircraft; United States Person. Under the FAA Act, the operation of an aircraft not registered with the FAA in the United States is generally unlawful. Subject to certain limited exceptions, an aircraft may not be registered under the FAA Act unless it is owned by a "citizen of the United States" or a "resident alien" of the United States. If Echelon were to cease being a "citizen of the United States" or a "resident alien" of the United States, it may be subject to claims based upon its breach of covenants and representations concerning its status as a citizen of the United States included in the contracts underlying its leveraged, direct finance and operating leases. Because Florida Progress will continue to guarantee certain of these covenants after the Distribution, the Distribution Agreement will require that the Echelon Chairman, the Echelon President and two-thirds of the Echelon Board of Directors be United States citizens or resident aliens within the meaning of the FAA Act for as long as any of such covenants are guaranteed by Florida Progress.

                     MANAGEMENT AND EXECUTIVE COMPENSATION

BOARD OF DIRECTORS

     Echelon has set the size of its Board of Directors at five. Echelon's current Board has four directors and one vacancy. One of the directors is an executive officer of Florida Progress. Echelon anticipates that a fifth director will be named to fill the vacancy shortly after the Distribution. The Echelon Board of Directors is divided into three classes. Directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for such class expires and will serve thereafter for three years.

     The following sets forth the names, in alphabetical order, and certain information about the persons who are the current directors of Echelon.

     W. Michael Doramus, age 46, is a director and the Chairman of the Board of Echelon, with a term to expire at the annual meeting of stockholders to be held in 1999. Mr. Doramus brings more than two decades of executive experience in all phases of multi-family residential real estate operations, including project planning, acquisition, development, financing, management and disposition. Mr. Doramus founded Mission Development Company, Dallas, Texas, a real estate consulting services, real estate development, systems development, technology and market research company in January of 1996 and serves as its President. He served as Executive Vice President and National Partner of JPI Development Partners, Inc., Dallas, Texas from 1992 to 1995. Mr. Doramus served as President of Rosewood Management and Acquisition Group, Inc., from 1990 to 1992. Prior to 1992, he served as President of various companies including Doramus Ventures, Inc., from 1988 to 1989 and two Trammel Crow companies, Brentwood Properties and Trammell Crow Advisory Services, Inc. from 1977 to 1987.

     Darryl A. LeClair, age 37, is a director and the President and Chief Executive Officer of Echelon. His term as director will expire at the annual meeting of stockholders to be held in 1999. Prior to the Distribution, Mr. LeClair had been employed by Florida Progress or its affiliates for more than 14 years, serving in a variety of executive positions, particularly those regarding real estate development, management and finance and aircraft leasing and finance. Prior to the Distribution, Mr. LeClair served in a variety of capacities, including as Vice President of Mergers, Acquisitions and Divestitures of Florida Progress from 1991 through 1996, and as the President of PCC, Talquin Development Company ("Talquin") and Progress Leasing Corporation ("Progress Leasing") from 1992 to the time such companies were combined with and into Echelon. From 1988 to 1992 he was Vice President of Talquin, heading up operations, including the real estate group.

     Thomas W. Mahr, age 38, is a director of Echelon, with a term to expire at the annual meeting of stockholders in 1998. Mr. Mahr has more than 12 years of experience in the aircraft leasing and finance and airline industries, including service in the treasury and financial planning functions for regional and national airlines and more recently in executive positions with firms focusing solely on aircraft financing. Mr. Mahr is currently a Managing Director of the Seabury Group, a firm specializing in aviation investment banking located in Greenwich, Connecticut. Mr. Mahr was a Principal with Fieldstone Private Capital Group, New York, New York from 1991 to 1996. From 1989 to 1991, he served as Vice President of Marketing for Chrysler Capital Corporation, Greenwich, Connecticut, responsible for all aviation investments. He served as Vice President and Chief Financial Officer of Rocky Mountain Airways, Denver, Colorado, from 1988 to 1989 and as Director of Finance of Texas Air Corporation, Houston, Texas, from 1986 to 1988. From 1983 to 1985, Mr. Mahr served as Manager of Finance for New York Air, Flushing, New York.

     Joseph H. Richardson, age 47, is a director of Echelon, with a term to expire at the annual meeting of stockholders in 1997. Mr. Richardson has been employed by Florida Progress or its affiliates for more than 20 years. He joined Florida Power Corporation in 1976 as Assistant Counsel, was promoted to Corporate Counsel in 1977 and became Assistant General Counsel of Florida Progress in 1983. In 1986 he joined Talquin as Vice President and was promoted to President and Chief Executive Officer in 1990. While at Talquin, he also served as Group Vice President and Senior Vice President of the Development Group of Florida Progress. In 1993 Mr. Richardson became Senior Vice President, Legal and Administrative Services at Florida Power and in 1995 became Senior Vice President of Energy Distribution. In April 1996, he became a member of the Board of Directors and was promoted to President and Chief Operating Officer of Florida Power and continues to serve as a Group Vice President of the Utility Group of Florida Progress.

DIRECTORS' COMPENSATION

     Directors who are not employees of Echelon ("Non-Employee Directors") will receive an annual retainer fee of $15,000 to be paid quarterly, in arrears, in the form of Echelon Common Stock and an automatic grant of options to purchase 1,000 shares of Echelon Common Stock each year in accordance with the Echelon International Corporation Non-Employee Directors' Stock Plan (the "Directors' Plan") approved by Echelon's stockholder prior to the Distribution. In addition, Non-Employee Directors will receive $1,000 for each meeting of the Board of Directors attended and $500 for each meeting of a Committee of the Board of Directors attended. Non-Employee Directors who serve as Chairman of a Committee of the Board of Directors will receive an additional $750 for each meeting chaired.

     In addition to the annual retainer fee and meeting fees described above, W. Michael Doramus will receive an additional $100,000 per year as Chairman of the Board.

COMMITTEES OF THE BOARD OF DIRECTORS

     Echelon's Board of Directors has established the following standing committees to act between regular meetings of the Board of Directors:

     Audit Committee. The Audit Committee will be comprised of at least two Non-Employee Directors. Its function includes the recommendation of the independent auditors to be engaged by Echelon and the review of Echelon's general policies and procedures with respect to audits and accounting and financial controls.

     Compensation Committee. The Compensation Committee is comprised of two Non-Employee Directors, Thomas W. Mahr and Joseph H. Richardson. Its function includes the establishment of compensation policies for the executive officers of Echelon and administration of any stock-based compensation plans except the Directors' Plan.

     Nominating Committee. The Nominating Committee is comprised of two Non-Employee Directors, W. Michael Doramus and Joseph H. Richardson. Its function includes the consideration of recommendations for nominees for election to the Board of Directors submitted by stockholders.

EXECUTIVE OFFICERS

     Listed below is certain information about the persons who will be Echelon's executive officers after the Distribution.

     Darryl A. LeClair, age 37, is the President and Chief Executive Officer of Echelon. See biographical information above under "Board of Directors."

     Larry J. Newsome, age 48, is the Senior Vice President, Chief Financial Officer, Secretary and Treasurer of Echelon. Mr. Newsome has been employed by Florida Progress or its affiliates for more than 25 years, serving in a variety of tax, financial and managerial positions. He served as Vice President of Tax Administration at Florida Progress (1992-1996) and held the same position at Florida Power Corporation, its subsidiary (1994-1996). He was the Director of Tax Administration at Florida Progress from 1983 to 1992. Until 1993, Mr. Newsome also served Progress Leasing as a Director from 1983 and as Assistant Treasurer from 1984 and served PLC Leasing as a Director and Assistant Treasurer from 1985. He joined Florida Power Corporation in 1971 and served in various capacities including Manager and Supervisor of Tax Accounting, Senior Accountant and Accountant.

     Thomas D. Wilson, age 49, is a Vice President of Echelon. Mr. Wilson has been employed by Florida Progress or its affiliates for more than seven years, having served as Vice President of PCC (1989-1996), as Director and Vice President of Progress Leasing and PLC Leasing (1991-1996) and as Vice President of Talquin (1993-1996). He joined Florida Progress in 1989 as the Director of Real Estate, Lending and Leasing.

     Raymond F. Higgins, age 45, is the Vice President of Financial Analysis, Chief Information Officer and Assistant Secretary of Echelon. Mr. Higgins has been employed by Florida Progress or its affiliates for more than 14 years, having served as the Director of Financial Reporting & Planning for Florida Power Corporation (1992-1996) and was Director of Financial Reporting & Planning for Florida Progress from 1986 to 1992. He joined Florida Power Corporation in 1982 and held various financial positions including, Manager of Financial Reporting, Senior Accountant and Accountant.

     James R. Hobbs, Jr., C.P.A., age 44, is the Vice President and Controller of Echelon. Mr. Hobbs has been employed by Florida Progress or its affiliates for more than 14 years, having served as Controller and Assistant Treasurer of PCC (1995-1996), Controller and Assistant Treasurer of Talquin (1993-1996) and Controller and Assistant Treasurer of Progress Leasing and PLC Leasing (1995-1996). He was Manager of Accounting for Talquin from 1987 to 1993, and Supervisor of Accounting for Talquin Corporation from 1985 to 1987. He joined Florida Power Corporation in 1982 and held the positions of Operational Auditor and Senior Operational Auditor until 1985.

     Michael S. Talmadge, age 37, is the Vice President of Leasing and Real Estate Services of Echelon. Mr. Talmadge has more than 11 years of experience in managing commercial real estate projects, the last five years in the Tampa Bay area. He has served as the President of TRS Commercial Real Estate Services, Inc., a leasing and property management company in Tampa, Florida since 1993. He joined TRS Commercial Real Estate Services, Inc. as Director of Marketing in 1991. Mr. Talmadge served as a Principal for Trammell Crow Company in Denver and Colorado Springs, Colorado from 1989 to 1991. He served as General Manager of Phase One Development for San Diego Gas & Electric from 1988 to 1989, after joining the company as marketing executive in 1987.

     The executive officers of Echelon will resign from all positions with Florida Progress and its subsidiaries prior to the Distribution.

COMPENSATION OF ECHELON'S EXECUTIVE OFFICERS

     The information set forth in the following table reflects compensation earned based on services rendered to Florida Progress and its affiliates in 1995 by Echelon's Chief Executive Officer and the other two executive officers of Echelon whose total annual salary and bonus exceeded $100,000 (collectively the "Named Executive Officers"). The services rendered to Florida Progress, in some respects, were in capacities not equivalent to those to be provided to Echelon, and the prior compensation may not be indicative of the compensation to be paid to the Named Executive Officers of Echelon in the future.

                           SUMMARY COMPENSATION TABLE

                                                                            LONG-TERM
                                                                           COMPENSATION
                                                ANNUAL COMPENSATION(1)       PAYOUTS
                                               -------------------------   ------------
(A)                                                                            (H)              (I)
             NAME AND PRINCIPAL                (B)      (C)        (D)         LTIP          ALL OTHER
          POSITION(S) WITH ECHELON             YEAR    SALARY     BONUS      PAYOUTS      COMPENSATION(2)
---------------------------------------------  ----   --------   -------   ------------   ---------------
Darryl A. LeClair............................  1995   $211,947   $87,500        N/A           $ 6,645
  President and Chief Executive Officer
Larry J. Newsome.............................  1995   $133,450   $44,000        N/A           $ 2,004
  Senior Vice President, Chief
  Financial Officer, Secretary and Treasurer
Thomas D. Wilson.............................  1995   $ 98,055   $19,500        N/A           $ 2,221
  Vice President

---------------

(1) All other annual compensation paid to the Named Executive Officers during 1995, other than salary and annual incentive compensation, does not exceed the minimum amounts required to be reported pursuant to Securities and Exchange Commission rules.
(2) Florida Progress matching contributions to its Savings Plan and/or its Executive Optional Deferred Compensation Plan on behalf of the Named Executive Officers.

     The following table provides information with respect to performance shares awarded in 1995 to the Named Executive Officers of Echelon for the 1995-1997 performance cycle of the Florida Progress Long-Term Incentive Plan ("LTIP"):

                          LONG-TERM INCENTIVE PLAN(1)
                                 AWARDS IN 1995

                                                                    ESTIMATED PAYOUT AT
                                     NUMBER OF    PERFORMANCE        END OF PERIOD(3)
                                    PERFORMANCE     PERIOD      ---------------------------
               NAME                  SHARES(2)      COVERED     THRESHOLD         TARGET        MAXIMUM
----------------------------------  -----------   -----------   ----------     ------------   ------------
Darryl A. LeClair.................     1,483        1995-1997   742 shares     1,483 shares   2,225 shares
Larry J. Newsome..................       625        1995-1997   313 shares       625 shares     938 shares

---------------

(1) The LTIP is an incentive plan to reward participants for long-term growth and performance of Florida Progress.
(2) Performance shares awarded under the LTIP which, upon achievement of performance criteria, would result in the payout of shares of common stock of Florida Progress, two-thirds of which would be restricted for certain periods of time. Payouts of shares of common stock are made for achieving returns on equity equal to or exceeding the thresholds determined by the Compensation Committee of the Florida Progress Board of Directors.
(3) Awards are earned upon achievement of Florida Progress and/or subsidiary return on equity goals for the three-year performance cycle.

PENSION PLAN TABLE

     The table below illustrates the estimated annual benefits (computed as a straight life annuity beginning at retirement at age 65) payable under Florida Progress Corporation's Retirement Plan and Nondiscrimination Plan for specified final average compensation and years of service levels. Echelon does not have a retirement plan.

               ESTIMATED ANNUAL RETIREMENT BENEFITS PAYABLE UNDER
                 THE RETIREMENT PLAN AND NONDISCRIMINATION PLAN

  AVERAGE                                            SERVICE YEARS
   ANNUAL        --------------------------------------------------------------------------------------
COMPENSATION        5          10           15           20           25           30        35 OR MORE
------------     -------     -------     --------     --------     --------     --------     ----------
  $100,000       $ 9,000     $18,000     $ 27,000     $ 36,000     $ 45,000     $ 54,000      $ 63,000
   200,000        18,000      36,000       54,000       72,000       90,000      108,000       126,000
   300,000        27,000      54,000       81,000      108,000      135,000      162,000       189,000
   400,000        36,000      72,000      108,000      144,000      180,000      216,000       252,000
   500,000        45,000      90,000      135,000      180,000      225,000      270,000       315,000

     Under the Retirement Plan and the Nondiscrimination Plan, the compensation taken into account in calculating benefits is salary only. The years of credited service that would be used in calculating benefits under the Retirement Plan and the Nondiscrimination Plan for the Named Executive Officers in the summary compensation table are as follows: Darryl A. LeClair, 14 years of service; Larry
J. Newsome, 25 years of service; Thomas D. Wilson, 7 years of service. The benefits under the Retirement Plan and the Nondiscrimination Plan are subject to offset by an amount equal to 1/7% of a participant's primary Social Security benefit for each year of service (with a maximum offset of 40%).

EQUITY BASED COMPENSATION PLANS

     Echelon has adopted the Echelon International Corporation 1996 Stock Option Plan (the "Stock Option Plan"), the Echelon International Corporation 1996 Employee Stock Purchase Plan (the "Stock Purchase Plan"), the Echelon International Corporation Long-Term Incentive Plan (the "Echelon LTIP") and the Directors' Plan. The Compensation Committee will administer the Stock Option Plan, Stock Purchase Plan and Echelon LTIP and make the determination as to the grant of awards, options and/or rights under the respective plans. No member of the committee may receive grants or awards under the plans. The Board of Directors of Echelon will administer the Directors' Plan.

     Stock Option Plan. A maximum of 150,000 shares of Echelon Common Stock are reserved for issuance under the plan. Under the Stock Option Plan, incentive stock options, nonqualified stock options or any combination thereof may be granted to any employee of Echelon. In general, the exercise price of the options will be determined by the committee, but such price will not be less than the market price of Echelon Common Stock on the date the option is granted. Options will normally vest 20% each year after issuance over a period of five years and will expire after 10 years.

     Stock Purchase Plan. An aggregate of 75,000 shares of Echelon Common Stock are reserved for issuance under the plan. Under the Stock Purchase Plan, all employees will be given the opportunity to purchase shares of Echelon Common Stock two times a year at a price equal to 85% of the market price of the stock immediately prior to the beginning of each offering period. The Stock Purchase Plan provides for two offering periods, the months of March and September, in each of the years 1997-2006.

     Echelon LTIP. An aggregate of 950,000 shares of Echelon Common Stock are reserved for issuance under the plan. Under the Echelon LTIP, restricted stock, incentive stock options, nonqualified stock options and stock appreciation rights or any combination thereof may be granted to Echelon employees. The exercise price of the options granted under the plan will be determined in the discretion of the committee administering the plan, which price may not be less than the market price of Echelon Common Stock on the date the option is granted. Options will normally vest 20% each year after issuance over a period of five years and will expire after 10 years. The committee may condition awards of restricted stock and stock appreciations rights upon satisfaction of performance criteria or other conditions.

     Directors' Plan. An aggregate of 25,000 shares of Echelon Common Stock are reserved for issuance under the plan. Non-Employee Directors will receive an annual retainer fee of $15,000 paid quarterly in the form of Echelon Common Stock. In addition to the annual retainer, each year Non-Employee Directors who are elected or are continuing as Non-Employee Directors as of the conclusion of Echelon's annual meeting of stockholders will receive options to purchase 1,000 shares of Echelon Common Stock. The exercise price of the options will be equal to the market price of Echelon Common Stock on the date the option is granted. Options will vest fully at the end of one year and will expire after five years.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with each of its executive officers, including the Named Executive Officers. The initial term of the agreement for Mr. LeClair is through December 31, 1999, and for each of Messrs. Newsome and Wilson is through December 31, 1998. Pursuant to their employment agreements, the annual base salaries of Messrs. LeClair, Newsome and Wilson will be at least $280,000, $170,000 and $106,860, respectively. Under their employment agreements, Messrs. LeClair, Newsome and Wilson are eligible for annual incentive cash bonuses under Echelon's management incentive compensation plan (the "MICP Bonus") based upon the annual results of Echelon's operations and Messrs. LeClair and Newsome are eligible under the Echelon LTIP to earn shares of Echelon Common Stock based upon the cumulative results of Echelon's operations for the three years ending December 31, 1999 (the "LTIP Bonus"). Pursuant to their employment agreements, Messrs. LeClair, Newsome and Wilson have been granted 194,011, 32,335 and 12,934 shares, respectively, of Echelon Common Stock under the Echelon LTIP. These shares are subject to a risk of forfeiture which lapses with respect to one-quarter of the shares each January 31st, commencing January 31, 1998. In addition, Messrs. LeClair, Newsome and Wilson have been granted options to purchase 129,340, 2,500 and 1,000 shares, respectively, of Echelon Common Stock under the Echelon LTIP at an exercise price equal to the closing price for Echelon's Common Stock on the NYSE eight months after the completion of the Distribution. These options generally have a term of ten years. One third of the options issued to Mr. LeClair and one-fifth of the options issued to Messrs. Newsome and Wilson become exercisable each January 31st, commencing January 31, 1998.

     The employment agreements provide that Messrs. LeClair, Newsome and Wilson are entitled to certain severance benefits in the event that their employment is terminated by Echelon "without cause" or by such executive within one year following a "change of control" (both as defined in the employment agreements). In the event of termination "without cause," the executive will receive his base salary for the remainder of the then effective employment term or 24 months (36 months for Mr. LeClair), whichever occurs first, and the MICP Bonus for the year of termination multiplied by the number of years (and fractions thereof) in the unexpired term of the agreement. In the event of such termination within one year after a "change of control," Mr. LeClair will receive cash payments equal to three times his base salary and three times his MICP Bonus, the cash value of his LTIP Bonus for the then current three-year cycle, and a cash payment of between $500,000 and $2,000,000 depending on the year of termination. In the event of such termination within one year after a "change of control," Messrs. Newsome and Wilson will each receive cash payments equal to two times their base salary and two times their MICP Bonus; in addition, Mr. Newsome will receive a payment equal to the cash value of his LTIP Bonus for the then current three-year cycle. In addition, upon any such termination "without cause" or within one year after a "change of control," all vesting, performance or similar requirements in respect of any award under the Echelon LTIP shall be deemed to have been fully satisfied and each executive will receive an additional cash payment in an amount necessary to pay any federal excise taxes. Each employment agreement is also subject to termination in the event of disability, death or voluntary retirement by the individual or his termination "for cause." Each employment agreement includes certain non-competition covenants applicable to certain activities within Florida which remain in effect for two years following any termination.

MANAGEMENT OWNERSHIP OF SECURITIES


     All the outstanding shares of Echelon Common Stock are currently held by Florida Progress. The following table sets forth information with respect to the number of shares of Echelon Common Stock that are expected to be owned beneficially immediately after the Distribution by each director and each of the Named Executive Officers of Echelon and by all directors and executive officers of Echelon as a group.


                                                                     NUMBER OF SHARES      PERCENT OF
                              NAME                                 BENEFICIALLY OWNED(1)    CLASS(2)
-----------------------------------------------------------------  ---------------------   ----------
W. Michael Doramus...............................................               0
Darryl A. LeClair................................................         194,186(3)           2.9%
Thomas W. Mahr...................................................               0
Joseph H. Richardson.............................................             665
Larry J. Newsome.................................................          32,385(4)
Thomas D. Wilson.................................................          12,939(5)
All directors, Named Executive Officers and executive officers as
  a group (9 persons), including those named above...............         274,317(6)           4.1%

---------------

(1) As used in this table, "beneficial ownership" means the direct or indirect, sole or shared power to vote, or to direct the voting of, a security and/or investment power with respect to a security.

(2) Unless otherwise noted, less than 1%.

(3) The number of shares shown for Darryl A. LeClair includes 194,011 shares of Echelon Common Stock granted under the Echelon LTIP subject to a risk of forfeiture which lapses as to one-quarter of the shares each January 31st, commencing January 31, 1998. Does not include 129,340 shares of Echelon Common Stock subject to options granted under the Echelon LTIP.

(4) The number of shares shown for Larry J. Newsome includes 32,335 shares of Echelon Common Stock granted under the Echelon LTIP subject to a risk of forfeiture which lapses as to one-quarter of the shares each January 31st, commencing January 31, 1998. Does not include 2,500 shares of Echelon Common Stock subject to options granted under the Echelon LTIP.

(5) The number of shares shown for Thomas D. Wilson includes 12,934 shares of Echelon Common Stock granted under the Echelon LTIP subject to a risk of forfeiture which lapses as to one-quarter of the shares each January 31, commencing January 31, 1998. Does not include 1,000 shares of Echelon Common Stock subject to options granted under the Echelon LTIP.

(6) The number of shares shown includes 273,232 shares of Echelon Common Stock granted to executive officers under the Echelon LTIP, subject to a risk of forfeiture which lapses as to one-quarter of the shares each January 31st, commencing January 31, 1998.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth information concerning each person known to Florida Progress who would be the beneficial owner of more than 5% of the Echelon Common Stock upon completion of the Distribution if such person continued to own beneficially on the Record Date the same number of shares of Florida Progress Common Stock believed by Florida Progress to be owned beneficially by such person on September 30, 1996 (and assuming no change in the number of outstanding shares of Florida Progress Common Stock from such date to the Record Date.) Such information has been obtained from Florida Progress's records and a review of statements filed with the SEC pursuant to Sections 13(d) and 13(g) of the Securities Exchange Act with respect to Florida Progress Common Stock and received by Florida Progress prior to September 30, 1996.

                                                                       NUMBER OF SHARES      PERCENT
                         NAME AND ADDRESS                            BENEFICIALLY OWNED(1)   OF CLASS
-------------------------------------------------------------------  ---------------------   --------
Franklin Resources, Inc. ..........................................         361,978             5.6%
  777 Mariners Island Blvd.
  San Mateo, California 94404

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In July 1996, Talquin Development Company, a former affiliate of Echelon which has since been merged into Echelon ("Talquin"), entered into a Consulting Agreement with Mission Development Company, a company which is wholly owned by Mr. Doramus. Mr. Doramus will be Chairman of the Board of Echelon. Talquin agreed to pay Mission Development Company a total of $400,000 for real estate consulting services to be provided through March 31, 1997. The Consulting Agreement was initially entered into when the parties were unaffiliated and, in the view of Echelon's management, the terms of such agreement are comparable to those which could have been obtained from other unaffiliated sources. Management is currently negotiating an amendment to the Consulting Agreement with Mission Development Company pursuant to which the term would be extended through the end of 1997, the services to be provided would be expanded, and the compensation to be paid would be increased by a total of $400,000. Management believes that the terms of the amendment are also comparable to the terms which could be obtained from a third party. The services rendered pursuant to the Consulting Agreement and the compensation therefore are independent of Mr. Doramus's services as Chairman and the compensation paid to him as a director and Chairman.

     Mr. Richardson, who will continue to serve as a director of Echelon following the Distribution, is an executive officer of both Florida Progress and Florida Power. During 1996, Florida Progress has entered into various agreements with Echelon including the Distribution Agreement, Tax Sharing Agreement, Employee Benefits Allocation Agreement and Transition Services Agreement. See "Relationship Between Florida Progress and Echelon After the Distribution."

     In addition, Florida Progress and Florida Power have ongoing lease agreements with Echelon. Such leases are on terms which reflect market rates and conditions and have been entered into by the parties in the ordinary course of their respective businesses. The leases are summarized in the following table:

                         SUMMARY OF LEASE ARRANGEMENTS

                                                                                        APPROXIMATE
                                                                                         REMAINING
                     LOCATION                        RENTABLE SQUARE FEET LEASED           TERM
---------------------------------------------------  ---------------------------     -----------------
Florida Progress
Barnett Tower......................................       62,149                     10 years
Florida Power
3rd and 3rd........................................       32,607                     4 months
Highpoint Center...................................        1,831                     10 years
Bayboro (land lease only)..........................       104,152                    Cancellable upon
                                                                                     written notice
                                                                                     from Florida
                                                                                     Power

     See "Business -- Commercial Real Estate Ownership and Management."

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     The total number of shares of all classes of stock that Echelon has authority to issue under its Articles of Incorporation is 35,000,000 shares, of which 25,000,000 shares represent shares of Echelon Common Stock and 10,000,000 shares represent shares of Preferred Stock (the "Echelon Preferred Stock"). Based on 97,005,268 shares of Florida Progress Common Stock outstanding as of
November   , 1996, and a distribution ratio of one share of Echelon Common Stock for every 15 shares of Florida Progress Common Stock, it is anticipated that approximately 6,467,018 shares of Echelon Common Stock will be distributed to holders of Florida Progress Common Stock on the Distribution Date.

ECHELON COMMON STOCK

     Each outstanding share of Echelon Common Stock is entitled to one vote on all matters submitted to a vote of stockholders.

     Subject to any preferential rights of any Echelon Preferred Stock created by the Board of Directors of Echelon, each outstanding share of Echelon Common Stock is entitled to such dividends, if any, as may be declared from time to time by the Board of Directors of Echelon. See "Dividend Policy".

     In the event of liquidation, dissolution or winding up of Echelon, holders of Echelon Common Stock are entitled to receive on a pro rata basis any assets remaining after provision for payment of creditors and after payment of any liquidation preferences to holders of Echelon Preferred Stock.

ECHELON PREFERRED STOCK

     The authorized Echelon Preferred Stock is available for issuance from time to time in one or more series at the discretion of the Echelon Board of Directors without stockholder approval. The Echelon Board of Directors has the authority to prescribe for each series of Echelon Preferred Stock it establishes the number of shares, the voting rights (if any) to which such shares are entitled, the consideration for such shares, the designations, powers, preferences and relative, participating, optional or other special rights, dividend, redemption and sinking fund provisions (if any), and any qualifications, limitations or restrictions of the shares in that series. Depending upon the rights of such Preferred Stock, the issuance of Echelon Preferred Stock could have an adverse effect on holders of Echelon Common Stock by delaying or preventing a change in control of Echelon, making removal of the present management of Echelon more difficult or resulting in restrictions upon the payment of dividends and other distributions to the holders of Echelon Common Stock.

AUTHORIZED BUT UNISSUED CAPITAL STOCK

     Florida law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply so long as the Echelon Common Stock remained listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Echelon Common Stock. Authorized but currently unissued shares, if issued, may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions. Echelon currently has no plans to issue additional shares of Echelon Common Stock or Echelon Preferred Stock other than in connection with employee compensation plans. See "Management and Executive Compensation."

     One of the effects of the existence of unissued and unreserved Echelon Common Stock and Echelon Preferred Stock may be to enable the Board of Directors of Echelon to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Echelon by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Echelon's management and possibly deprive the stockholders of opportunities to sell their shares of Echelon Common Stock at prices higher than prevailing market prices. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of Echelon pursuant to the operation of the Stockholder Rights Agreement, which is discussed below.

ECHELON RIGHTS AGREEMENT


     Pursuant to a Stockholder Rights Agreement dated November 15, 1996 (as the same may be amended from time to time, the "Echelon Rights Agreement") between Echelon and The First National Bank of Boston (the "Echelon Rights Agent"), on November 4, 1996 the Board of Directors of Echelon declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Echelon Common Stock. The dividend was payable on November 15, 1996 (the "Record Date") to Florida Progress, which was the sole stockholder of record on the record date therefore. Each Right entitles the registered holder to purchase from Echelon one-hundredth of a share of Series A Junior Participating Echelon Preferred Stock, par value $.01 per share (the "Echelon Preferred Stock"), of Echelon at a price of $55 per one-hundredth of a share of Echelon Preferred Stock (as the same may be adjusted, the "Purchase Price"), subject to adjustment.


     Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding shares of Echelon Common Stock or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of Echelon Common Stock (the earlier of such dates, the "Rights Distribution Date"), the Rights will be evidenced by such Echelon Common Stock certificate.

     The Echelon Rights Agreement provides that, until the Rights Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Echelon Common Stock. Until the Rights Distribution Date (or earlier redemption or expiration of the Rights), Echelon Common Stock will be issued with Rights, and certificates will contain a notation incorporating the Echelon Rights Agreement by reference. Until the Rights Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for shares of Echelon Common Stock will also constitute the transfer of the Rights associated with the shares of Echelon Common Stock represented by such certificates. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Echelon Common Stock as of the close of business on the Rights Distribution Date and such separate Right Certificates alone will evidence the Rights.


     The Rights are not exercisable until the Rights Distribution Date. The Rights will expire on November 14, 2006 (the "Final Expiration Date"), unless the Final Expiration Date is advanced or extended or unless the Rights are earlier redeemed or exchanged by Echelon, in each case as described below.


     The Purchase Price payable, and the number of shares of Echelon Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Echelon Preferred Stock, (ii) upon the grant to holders of the Echelon Preferred Stock of certain rights or warrants to subscribe for or purchase Echelon Preferred Stock at a price, or securities convertible into Echelon Preferred Stock with a conversion price, less than the then-current market price of the Echelon Preferred Stock or (iii) upon the distribution to holders of the Echelon Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Echelon Preferred Stock) or of subscription rights or warrants (other than those referred to above).

     The number of Rights are also subject to adjustment in the event of a stock dividend on the Echelon Common Stock payable in shares of Echelon Common Stock or subdivisions, consolidations or combinations of the Echelon Common Stock occurring, in any such case, prior to the Distribution Date.

     Shares of Echelon Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Echelon Preferred Stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Echelon Common Stock. In the event of liquidation, dissolution or winding up of Echelon, the holders of the Echelon Preferred Stock will be entitled to a minimum preferential liquidation payment of $10 per share (plus any accrued but unpaid dividends) but will be entitled to an aggregate payment of 100 times the payment made per share of Echelon Common Stock. Each share of Echelon Preferred Stock will have 100 votes, voting together with the Echelon Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Echelon Common Stock are converted or exchanged, each share of Echelon Preferred Stock will be entitled to receive 100 times the amount received per share of Echelon Common Stock. These rights are protected by customary antidilution provisions in the Echelon Rights Agreement.

     Because of the nature of the Echelon Preferred Stock's dividend, liquidation and voting rights, the value of the one-hundredth interest in a share of Echelon Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Echelon Common Stock.

     If any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Right and payment of the Purchase Price, that number of shares of Echelon Common Stock having a market value equal to two times the Purchase Price. The sale of the Echelon Preferred Stock upon exercise of Rights will be made pursuant to a registration statement under the Securities Act of 1933, as amended.

     If, after a person or group has become an Acquiring Person, Echelon is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right (other than Rights beneficially owned by an Acquiring Person which will have become void) will thereafter have the right to receive, upon the exercise thereof and payment of the Purchase Price, that number of shares of common stock of the person with whom Echelon has engaged in the foregoing transaction (or its parent), which number of shares at the time of such transaction will have a market value equal to two times the Purchase Price.

     At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Echelon Common Stock or the occurrence of an event described in the prior paragraph, the Board of Directors of Echelon may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Echelon Common Stock, or a fractional share of Echelon Preferred Stock (or of a share of a class or series of Echelon's preferred stock having similar rights, preferences and privileges), of equivalent value per Right (subject to adjustment).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Echelon Preferred Stock will be issued (other than fractions which are integral multiples of one-one-hundredth of a share of Echelon Preferred Stock, which may, at the election of Echelon, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Echelon Preferred Stock on the last trading day prior to the date of exercise.

     At any time prior to the time an Acquiring Person becomes such, the Board of Directors of Echelon may redeem the Rights in whole, but not in part, at a price of $.01 per Right (hereinafter referred to in this description of the Rights as the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     For so long as the Rights are then redeemable, the Echelon Board of Directors may, except with respect to the redemption price, amend the Rights in any manner. After the Rights are no longer redeemable, the

Echelon Board of Directors may, except with respect to the redemption price, amend the Rights in any manner that does not adversely affect the interests of holders of the Rights.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Echelon, including, without limitation, the right to vote or to receive dividends.

     A copy of the Echelon Rights Agreement has been filed as an Exhibit to the Registration Statement on Form 10 of Echelon in respect of the registration of the Echelon Common Stock and Rights under the Exchange Act. A copy of the Echelon Rights Agreement is available free of charge from Echelon. The summary description of the Rights set forth above does not purport to be complete and is qualified in its entirety by reference to the Echelon Rights Agreement, as the same may be amended from time to time, which is hereby incorporated herein by reference.

CERTAIN EFFECTS OF THE ECHELON RIGHTS AGREEMENT

     The Echelon Rights Agreement is designed to protect stockholders of Echelon in the event of unsolicited offers to acquire Echelon and other coercive takeover tactics which, in the opinion of the Board of Directors of Echelon, could impair its ability to represent stockholder interests. The provisions of the Echelon Rights Agreement may render an unsolicited takeover of Echelon more difficult or less likely to occur or might prevent such a takeover, even though such takeover may offer Echelon's stockholders the opportunity to sell their stock at a price above the prevailing market price and may be favored by a majority of the stockholders of Echelon.

NO PREEMPTIVE RIGHTS

     No holder of any class of stock of Echelon authorized at the time of the Distribution will have any preemptive right to subscribe for any securities of Echelon of any kind or class.

TRANSFER AGENT AND REGISTRAR

     The First National Bank of Boston has been appointed as transfer agent and registrar for the Echelon Common Stock.

FLORIDA BUSINESS CORPORATION ACT

     Echelon is subject to several anti-takeover provisions under Florida law that apply to a public corporation organized under Florida law unless the corporation has elected to opt out of such provisions in its Articles of Incorporation or (depending on the provision in question) its By-laws. Echelon has not elected to opt out of these provisions. The Florida Business Corporation Act (the "Florida Act") contains a provision that prohibits the voting of shares in a publicly held Florida corporation which are acquired in a "control share acquisition" unless the holders of a majority of the corporation's voting shares (exclusive of shares held by officers of the corporation, inside directors or the acquiring party) approve the granting of voting rights as to the shares acquired in the control share acquisition. A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to vote in the election of directors within each of the following ranges of voting power: (i) one-fifth or more but less than one third of such voting power, (ii) one third or more but less than a majority of such voting power and
(iii) more than a majority of such voting power.

     The Act also contains an "affiliated transaction" provision that prohibits a publicly-held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an "interested stockholder" unless (i) the transaction is approved by a majority of disinterested directors before the person becomes an interested stockholder,
(ii) the interested stockholder has owned at least 80% of the corporation's outstanding voting shares for at least five years, or (iii) the interested stockholder is the beneficial owner of at least 90% of the corporation's outstanding voting shares, exclusive of those shares acquired by the interested stockholder directly from the corporation in a transaction approved by a majority of the disinterested directors. An interested stockholder is defined as a person who together with affiliates and associates beneficially owns more than 10% of the corporation's outstanding voting shares.

PROVISIONS OF ECHELON ARTICLES OF INCORPORATION AND BY-LAWS AFFECTING CHANGES IN CONTROL

     Certain provisions of the Echelon Articles of Incorporation and By-laws may delay or make more difficult unsolicited acquisitions or changes of control of Echelon. Such provisions may enable Echelon to develop its business in a manner that will foster its long-term growth without disruption caused by the threat of a takeover not deemed by its Board of Directors to be in the best interests of Echelon and its stockholders. Such provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change of control of Echelon, although such proposals, if made, might be considered desirable by a majority of Echelon's stockholders. Such provisions may also have the effect of making it more difficult for third parties to cause the replacement of the current Board of Directors of Echelon. These provisions include (i) the availability of capital stock for issuance from time to time at the discretion of the Board of Directors (see "Authorized but Unissued Capital Stock," above), (ii) a classified Board of Directors, (iii) prohibition against stockholders acting by written consent in lieu of a meeting,
(iv) limitations on calling meetings of stockholders, (v) requirements for advance notice for raising business or making nominations at stockholders' meetings, and (vi) the ability of the Board of Directors to increase the size of the Board of Directors and to appoint directors to newly created directorships. These provisions are present in the Articles of Incorporation or By-laws of Echelon.

  Classified Board of Directors

     The Echelon Articles of Incorporation provide for Echelon's Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one third of Echelon's Board of Directors will be elected each year. See "Management and Executive Compensation--Board of Directors."

     Echelon believes that a classified Board of Directors will help to assure the continuity and stability of its Board of Directors, and its business strategies and policies as determined by its Board of Directors, because a majority of the directors at any given time will have prior experiences as directors of Echelon. This provision should also help to ensure that Echelon's Board of Directors, if confronted with an unsolicited proposal from a third party that has acquired a block of Echelon's voting stock, will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all stockholders.

     This provision could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of Echelon's Board of Directors until the second annual meeting of stockholders following the date the acquiror obtained the controlling stock interest, could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of Echelon's and thus could increase the likelihood that incumbent directors will retain their positions.

  No Stockholder Action by Written Consent; Special Meetings

     The Echelon Articles of Incorporation and By-laws provide that stockholder action can be taken only at an annual or special meeting and cannot be taken by written consent in lieu of a meeting. The Echelon Articles of Incorporation and By-laws also provide that special meetings of the stockholders may be called only by (i) the Chief Executive Officer or President of Echelon, (ii) a vote of the majority of the Board of Directors or (iii) upon the written demand of the holders of not less than 33 1/3% of Echelon's outstanding voting power.

  Advance Notice for Raising Business or Making Nominations at Meetings

     The By-laws of Echelon establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual or special meeting at which directors are to be elected. Only such business may be conducted at an annual meeting of stockholders as has been brought before the meeting by, or at the direction of, the Chairman of the Board of Directors, or by a stockholder of Echelon who is entitled to vote at the meeting who has given to the Secretary of Echelon timely written notice, in proper form, of the stockholder's intention to bring that business before the meeting. The chairman of such meeting has the authority to make such determinations. Only persons who are nominated by, or at the direction of, the Chairman of the Board of Directors, or who are nominated by a stockholder who has given timely written notice, in proper form, to the Secretary prior to a meeting at which directors are to be elected will be eligible for election as directors of Echelon.

     To be timely, a stockholder's notice of business to be brought before an annual meeting and nominations of candidates for election as directors at any annual meeting shall be delivered to the Secretary of Echelon at the principal executive offices of Echelon not less than 70 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of the seventieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

     To be timely, a stockholder's notice of nominations of persons for election to the Board of Directors may be made at such a special meeting of stockholders if the stockholder's notice shall be delivered to the Secretary of Echelon at the principal executive offices of Echelon not earlier than the ninetieth day prior to such special meeting and not later than the close of business on the later of the seventieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

     The notice of any nomination for election as a director must set forth the name and address of, and the class and number of shares of Echelon held by the stockholder who intends to make the nomination and the beneficial owner, if any, on whose behalf the nomination is being made; the name and address of the person or persons to be nominated; a representation that the stockholder is a holder of record of stock of Echelon entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated, by the Board of Directors; and the consent of each nominee to serve as a director if so elected.

  Number of Directors; Filling of Vacancies; Removal

     The Echelon Articles of Incorporation and By-laws provide that newly created directorships resulting from any increase in the authorized number of directors (or any vacancy) may be filled by a vote of a majority of directors then in office. Accordingly, the Board of Directors of Echelon may be able to prevent any stockholder from obtaining majority representation on the Board of Directors by increasing the size of the Board of Directors and filling the newly created directorships with its own nominees. Directors may be removed only for cause.

  Amendments to the Articles of Incorporation

     The Echelon Articles of Incorporation require the affirmative vote of the holders of at least 66 2/3% in voting power of all the shares of Echelon entitled to vote generally in the election of directors, voting together as a single class, to alter, amend or repeal provisions of the Articles of Incorporation relating to (i) the amendment of the Articles of Incorporation and/or the By-laws, (ii) all provisions concerning directors, including those dealing with the number of directors, the classified Board of Directors, procedure for nominations for director, removal of directors and the filling of director vacancies and (iii) calling and taking actions at meetings of stockholders.

  Indemnification and Limitation of Liability for Directors and Officers

     The Echelon By-laws provide that Echelon shall have the power but not the obligation to indemnify directors and officers to the fullest extent permitted by the laws of the State of Florida. Echelon has entered into indemnification agreements with all of its executive officers and directors creating certain indemnification obligations on Echelon's part in favor of the directors and executive officers and, as permitted by applicable law. These indemnification agreements clarify and expand the circumstances under which a director or executive officer will be indemnified.

     The indemnification rights conferred by the By-laws and indemnification agreements are not exclusive of any other right, under the Florida Act or otherwise, to which a person seeking indemnification may otherwise be entitled. Echelon will also provide liability insurance for the directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers.

     The effect of such indemnification arrangements may be to exempt or limit the liability of such executive officers and directors to Echelon or its stockholders for monetary damages for breach of fiduciary duty to Echelon, except to the extent such exemption or limitation is not permitted under the Florida Act as the same exists or may hereafter be amended.

                             AVAILABLE INFORMATION

     Echelon has filed with the SEC a Registration Statement on Form 10 with respect to the shares of Echelon Common Stock to be received by the stockholders of Florida Progress in the Distribution. This Information Statement does not contain all of the information set forth in the Form 10 Registration Statement and the exhibits thereto, to which reference is hereby made. Statements made in this Information Statement as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the SEC at Seven World Trade Center, Suite 1300, New York, New York 10048 and in the Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and may be obtained through the SEC Internet address at http://www.sec.gov.

                               REPORTS OF ECHELON

     After the Distribution, Echelon will be required to comply with the reporting requirements of the Exchange Act and, in accordance therewith, to file reports, proxy statements and other information with the SEC.

     After the Distribution, such reports, proxy statements and other information may be inspected and copied at the public reference facilities of the SEC listed above and obtained by mail from the SEC as described above. The Echelon Common Stock has been accepted for listing on the NYSE, subject to notice of issuance, and when such shares of Echelon Common Stock commence trading on the NYSE, such reports, proxy statements and other information will be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Additionally, Echelon intends to provide annual reports, containing audited financial statements, to its stockholders in connection with its annual meetings of stockholders.

     No person is authorized to give any information or to make any representations other than those contained in this Information Statement, and, if given or made, such information or representations must not be relied upon as having been authorized.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        -----
ECHELON INTERNATIONAL INCORPORATED
Independent Auditors' Report..........................................................  F-2
Financial Statements:
  Consolidated Statements of Operations and Deficit for the Nine Months Ended
     September 30, 1996 and 1995 (unaudited) and each of the years in the three year period ended December 31, 1995...................................................  F-3
  Consolidated Balance Sheets as of September 30, 1996 (unaudited) and December 31,
     1995
     and 1994.........................................................................  F-4
  Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 1996
     and 1995 (unaudited) and each of the years in the three year period ended
     December 31, 1995................................................................  F-5
  Notes to Consolidated Financial Statements..........................................  F-6
PROGRESS POTOMAC CAPITAL VENTURES
Independent Auditors' Report..........................................................  F-20
Financial Statements:
  Statements of Income for each of the years in the three year period ended December
     31, 1995.........................................................................  F-21
  Balance Sheets as of December 31, 1995 and 1994.....................................  F-22
  Statements of Changes in Joint Venturers' Capital for each of the years in the three year period ended December 31, 1995..............................................  F-23
  Statements of Cash Flows for each of the years in the three year period ended
     December 31, 1995................................................................  F-24
  Notes to Financial Statements.......................................................  F-25

                          INDEPENDENT AUDITORS' REPORT

To the Stockholder of
Echelon International Corporation:

     We have audited the accompanying consolidated balance sheets of Echelon International Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations and deficit and cash flows for each of the years in the three year period ended December 31, 1995, as listed in the Index to Financial Statements herein. These consolidated financial statements are the responsibility of Echelon International Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Echelon International Corporation and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          /s/  KPMG Peat Marwick LLP

St. Petersburg, Florida
October 24, 1996, except as
  to the last three paragraphs
  of Note 5, which are as
  of November 5, 1996

                       ECHELON INTERNATIONAL CORPORATION

               CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT


                                                           UNAUDITED
                                                          NINE MONTHS
                                                        ENDED SEPTEMBER
                                                              30,         YEAR ENDED DECEMBER 31,
                                                        ---------------   ------------------------
                                                         1996     1995     1995     1994     1993
                                                        ------   ------   ------   ------   ------
                                                        (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
SALES AND REVENUES:
  Real estate operations --
     Rental income:
       Outside........................................  $  7.1   $  5.9   $  7.9   $  5.8   $  7.8
       Affiliates.....................................     1.8      1.7      2.2      2.5      2.1
     Sale of development properties...................    18.2      0.9      0.9      5.0     17.5
     Marina and other revenues........................     5.5      4.8      7.2      5.5      4.5
  Lending and leasing operations --
     Interest income..................................    11.8     15.4     21.7     22.4     22.6
     Earned income on finance leases..................     2.1      2.8      4.8      4.4      7.7
     Other............................................     2.1      2.2      2.9      3.2      4.3
                                                        ------    -----    -----    -----    -----
                                                          48.6     33.7     47.6     48.8     66.5
                                                        ------    -----    -----    -----    -----
OPERATING EXPENSES:
  Cost of operations..................................     8.6      7.0     10.5      9.0     10.0
  Cost of development properties sold.................    18.5      0.8      0.8      4.8     18.5
  Depreciation........................................     4.3      4.6      6.4      5.2      5.4
  Provision for lease, loan and real estate losses....    33.9      4.6      7.0     10.6      6.6
  Interest expense:
     Affiliates.......................................    13.9     15.1     19.9     20.5     21.3
     Outside..........................................     1.7      1.6      2.1      2.6      4.1
  Allocated administrative expenses of affiliates.....     1.3      1.3      1.6      1.4      1.8
  Marketing and other administrative..................     2.9      2.3      3.6      2.5      1.2
  Other, net..........................................    (1.3)     4.2      5.6      1.4      3.3
                                                        ------    -----    -----    -----    -----
                                                          83.8     41.5     57.5     58.0     72.2
                                                        ------    -----    -----    -----    -----
LOSS BEFORE INCOME TAXES..............................   (35.2)    (7.8)    (9.9)    (9.2)    (5.7)
INCOME TAX BENEFIT....................................   (13.5)    (3.9)    (4.9)    (4.2)    (0.7)
                                                        ------    -----    -----    -----    -----
NET LOSS..............................................   (21.7)    (3.9)    (5.0)    (5.0)    (5.0)
  Retained deficit at beginning of period.............   (50.5)   (42.3)   (42.3)   (34.1)   (26.6)
  Dividends paid to Florida Progress..................     0.0     (2.4)    (3.2)    (3.2)    (2.5)
                                                        ------    -----    -----    -----    -----
  Retained deficit at end of period...................  $(72.2)  $(48.6)  $(50.5)  $(42.3)  $(34.1)
                                                        ======    =====    =====    =====    =====
Shares of common stock outstanding....................     6.5      6.5      6.5      6.5      6.5
Net loss per common share.............................  $(3.34)  $(0.60)  $(0.77)  $(0.77)  $(0.77)
                                                        ======    =====    =====    =====    =====


The accompanying notes are an integral part of these financial statements.

                       ECHELON INTERNATIONAL CORPORATION

                          CONSOLIDATED BALANCE SHEETS


                                                                     UNAUDITED      DECEMBER 31,
                                                                   SEPTEMBER 30,   ---------------
                                                                       1996         1995     1994
                                                                   -------------   ------   ------
                                                                            (IN MILLIONS)
                                              ASSETS
LEASES, LOANS, PROPERTY & OTHER INVESTMENTS:
  Leases and loans receivable, net (Note 2)......................     $ 235.1      $309.3   $408.9
  Property, net of accumulated depreciation of $35.3 million in
     1996, $32.6 million in 1995 and $24.7 million in 1994 (Note
     3)..........................................................       132.9       153.6    146.7
  Investments in and advances to unconsolidated affiliates.......        32.9        39.9     43.9
                                                                       ------      ------   ------
                                                                        400.9       502.8    599.5
                                                                       ------      ------   ------
ASSETS HELD FOR SALE (Note 4)....................................        32.8         0.0      0.0
                                                                       ------      ------   ------
CURRENT ASSETS:
  Cash and equivalents...........................................         0.2         0.4      0.6
  Accounts receivable, net.......................................         1.4         2.0      2.4
  Current portion of leases and loans receivable.................        42.5        42.4     14.8
  Income taxes receivable........................................         0.0         0.0      0.9
  Inventories....................................................         3.2         2.2      1.5
  Miscellaneous..................................................         0.4         0.6      0.3
                                                                       ------      ------   ------
                                                                         47.7        47.6     20.5
                                                                       ------      ------   ------
OTHER NON-CURRENT ASSETS.........................................         2.5         4.1      3.4
                                                                       ------      ------   ------
     Total assets................................................     $ 483.9      $554.5   $623.4
                                                                       ======      ======   ======
                               LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Accounts payable and other liabilities.........................     $  14.4      $ 10.0   $  5.1
  Income taxes payable...........................................         3.8         9.6      0.0
  Current portion of long-term debt..............................         2.5        10.2      8.3
                                                                       ------      ------   ------
     Total current liabilities...................................        20.7        29.8     13.4
DUE TO FLORIDA PROGRESS AND AFFILIATES (Note 6)..................       103.0       256.2    290.3
LONG-TERM DEBT (Note 5)..........................................        17.9        23.0     24.4
DEFERRED INCOME TAXES (Note 9)...................................       162.9       182.3    224.3
OTHER LIABILITIES................................................         0.3         2.4      2.0
                                                                       ------      ------   ------
     Total Liabilities...........................................       304.8       493.7    554.4
                                                                       ------      ------   ------
STOCKHOLDER'S EQUITY (Note 13):
  Preferred stock, $.01 par value, 10,000,000 shares authorized
     and none issued.............................................         0.0         0.0      0.0
  Common Stock, $.01 par value, 25,000,000 shares authorized,
     6,467,018 issued and outstanding............................         0.1         0.1      0.1
  Additional paid-in capital.....................................       251.2       111.2    111.2
  Retained deficit...............................................       (72.2)      (50.5)   (42.3)
                                                                       ------      ------   ------
     Total stockholder's equity..................................       179.1        60.8     69.0
                                                                       ------      ------   ------
     Total liabilities and stockholder's equity..................     $ 483.9      $554.5   $623.4
                                                                       ======      ======   ======


The accompanying notes are an integral part of these financial statements.

                       ECHELON INTERNATIONAL CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                           UNAUDITED
                                                          NINE MONTHS
                                                        ENDED SEPTEMBER
                                                              30,         YEAR ENDED DECEMBER 31,
                                                        ---------------   ------------------------
                                                         1996     1995     1995     1994     1993
                                                        ------   ------   ------   ------   ------
                                                                      (IN MILLIONS)
OPERATING ACTIVITIES:
Net loss..............................................  $(21.7)  $ (3.9)  $ (5.0)  $ (5.0)  $ (5.0)
Adjustment for noncash items:
  Depreciation........................................     4.3      4.6      6.4      5.2      5.4
  Deferred income taxes...............................   (19.4)   (31.9)   (42.0)   (20.5)   (24.3)
  Amortization of investment tax credits..............    (0.5)    (3.7)    (0.3)    (1.5)    (1.4)
  Provision for lease, loan and real estate losses....    33.9      4.6      7.0     10.6      6.6
  (Gain) loss on sale of assets.......................     0.5      4.9      4.0     (0.2)    (1.0)
  Equity in losses of unconsolidated affiliates,
     net..............................................     1.9      1.1      1.5      4.1      4.2
  Changes in working capital:
     Accounts payable and other liabilities...........     0.1     (0.1)     4.9     (0.9)    (3.0)
     Income taxes receivable/payable..................    (5.8)     8.9     10.5    (12.7)    (4.0)
     Other working capital changes....................    (0.2)    (0.8)    (0.6)     0.5      3.0
  Other operating activities..........................    (5.4)     0.1     (9.3)     0.7     (2.6)
                                                        ------   ------   ------   ------   ------
                                                         (12.3)   (16.2)   (22.9)   (19.7)   (22.1)
                                                        ------   ------   ------   ------   ------
INVESTING ACTIVITIES:
Purchase of leases and loans..........................     0.0      0.0      0.0     (5.7)   (42.6)
Proceeds from sale or collection of leases and
  loans...............................................    23.6     47.5     74.0     65.5     79.2
Real estate property additions........................    (7.5)    (2.4)    (4.1)    (1.3)    (1.2)
Proceeds from sale of real estate properties..........    17.6      0.7      0.7      4.9     16.7
Proceeds from sale of businesses......................     0.0      0.0      0.0      2.1     10.5
Distributions from unconsolidated affiliates, net of
  investments.........................................    (1.2)      .4     (0.9)     3.5      8.4
                                                        ------   ------   ------   ------   ------
                                                          32.5     46.2     69.7     69.0     71.0
                                                        ------   ------   ------   ------   ------
FINANCING ACTIVITIES:
Repayment of long-term debt...........................   (11.5)    (9.7)    (9.7)    (8.2)   (25.9)
Decrease in due to Florida Progress and affiliates....  (148.9)   (18.4)   (34.1)   (37.4)   (21.4)
Equity contribution from Parent.......................   140.0      0.0      0.0      0.0      0.0
Dividends paid to Florida Progress....................     0.0     (2.4)    (3.2)    (3.2)    (2.5)
                                                        ------   ------   ------   ------   ------
                                                         (20.4)   (30.5)   (47.0)   (48.8)   (49.8)
                                                        ------   ------   ------   ------   ------
Net increase(decrease) in cash and equivalents........    (0.2)    (0.5)    (0.2)     0.5     (0.9)
Beginning cash and equivalents........................     0.4      0.6      0.6      0.1      1.0
                                                        ------   ------   ------   ------   ------
Ending cash and equivalents...........................  $  0.2   $  0.1   $  0.4   $  0.6   $  0.1
                                                        ======   ======   ======   ======   ======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
  Interest............................................  $ 10.7   $ 11.6   $ 22.4   $ 22.9   $ 27.6
  Income taxes (net of refunds).......................    13.4      4.9     26.7     29.1     27.7


The accompanying notes are an integral part of these financial statements.

                       ECHELON INTERNATIONAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             REFERENCES TO PERIODS ENDED SEPTEMBER 30 ARE UNAUDITED

(1) SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

SPIN-OFF TRANSACTION

     On July 1, 1996 the Board of Directors of Florida Progress Corporation ("Florida Progress") approved in principle a plan to spin-off Echelon International Corporation (the "Company"). Prior to the Distribution (as defined below), as part of a pre-Distribution reorganization, (i) Talquin Development Company, a direct wholly owned subsidiary of Progress Credit Corporation ("PCC"), was merged with and into PCC, (ii) PCC was merged with and into Progress Leasing Corporation ("Progress Leasing"), a direct wholly owned subsidiary of PCC, and (iii) Progress Leasing was merged with and into Echelon, which was a direct, wholly owned subsidiary of Progress Leasing and which, prior to such merger, was known as PLC Leasing Corporation. Echelon, together with PCC, Talquin, Progress Leasing and their respective subsidiaries, are collectively referred to as the "Echelon Group". Upon the merger of Progress Leasing with and into Echelon, Echelon became the successor to the Echelon Group. Echelon was a legal entity as of the dates and for the periods presented in the financial statements. The spin-off will be effected by distributing (the "Distribution") to the holders of Florida Progress's common stock one share of the Company's common stock for each 15 shares of Florida Progress common stock. Following the Distribution, which is expected to occur during the fourth quarter of 1996, the Company will operate as an independent company whose shares of common stock will be publicly traded; financial support previously provided by Florida Progress will be discontinued. In accordance with the plan of Distribution, as of September 30, 1996, Florida Progress made a capital contribution of $140 million to the Company by converting intercompany indebtedness to equity.

     The Company has obtained third-party secured financing of $105 million to provide liquidity to the Company to execute its business plan and to repay in part advances from Florida Progress. See Note 5. The remaining debt owed to Florida Progress is expected to be approximately $36 million and will be evidenced by a secured interest bearing note issued to Progress Capital Holdings, Inc., a wholly owned subsidiary of Florida Progress. The note will mature in four years and will require specified principal payments upon the disposition by the Company of certain non-strategic operating and direct finance leasing interests and other assets.

     The financial information included herein may not necessarily reflect the financial position and results of operations of the Company in the future or what the financial position and results of operations of the Company would have been had it been a separate, stand-alone entity during the periods reported. It is expected that after the Distribution, the Company will incur additional administrative expenses, including investor relations, Board of Directors fees and expenses, insurance costs and audit and legal fees. See the Unaudited Pro Forma Consolidated Statements of Operations for the year ended December 31, 1995 for a presentation of the effects of such anticipated additional expenses.

DESCRIPTION OF BUSINESS AND PRINCIPLES OF PRESENTATION

     The accompanying consolidated financial statements include the financial results of the Company and its majority owned operations. The common stock of the Company will be distributed by Florida Progress to its stockholders as of a date to be established.

     The Company is a real estate and financial services company. Prior to July 1, 1996, pursuant to a strategy adopted by Florida Progress, the Company has been operating under a strategy of orderly liquidation of all of its businesses and assets. The strategy of the Company after the Distribution will primarily be the development, ownership and management of commercial and multi-family residential real estate projects and to maximize the value of its commercial lending and leasing assets.

     All significant intercompany balances and transactions have been eliminated. Investments in 20% to 50% owned joint ventures and partnerships are accounted for using the equity method. A 20.9% investment in common stock of a non-publicly traded entity is accounted for by the cost method. See Note 8.

                       ECHELON INTERNATIONAL CORPORATION

             REFERENCES TO PERIODS ENDED SEPTEMBER 30 ARE UNAUDITED

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

     The unaudited interim financial statements reflect all normal and recurring adjustments, which are in the opinion of management, necessary for a fair statement of the results for the interim periods presented.

EARNED INCOME ON FINANCE LEASES

     Finance leases consist of direct financing leases and leveraged leases. Income on direct financing leases is recognized by a method which produces a constant periodic rate of return on the outstanding investment in the lease. Income on leveraged leases is recognized by a method which produces a constant rate of return on the outstanding investment in the lease net of the related deferred tax liability in the years in which the net investment is positive. The net investment in leveraged leases is the aggregate of rentals receivable (net of principal and interest on the related nonrecourse third party debt) and estimated residual value of the equipment less the unearned income.

FINANCIAL INSTRUMENTS

     Estimated fair value amounts have been determined by the Company using available market information and discounted cash flow analysis. Judgment is required in interpreting market data to develop estimates of fair value. Accordingly, the estimates may be materially different from the amounts that the Company could realize in a current market transaction.

     Estimating fair values for loans associated with the airline industry is difficult due to the limited number of transactions. Management, therefore, has estimated a range of values for these loans. See Note 2.

     The Company currently has no derivative financial instruments, such as futures, forwards, swaps or options contracts.

ALLOWANCE FOR LEASE AND LOAN LOSSES

     In accordance with SFAS No. 114 a loan is considered impaired when management determines that it is probable that the Company will not collect all amounts due according to the contractual terms of the loan. An allowance for loss on an impaired loan is recognized when the present value of the expected future cash flows, discounted at the loan's effective rate, is less than the carrying value of the loan. When an impaired loan is collateral dependent, and foreclosure is probable, the lower of the carrying amount of the loan, or the market value of collateral less costs to sell, is used to measure the amount of allowance for loss to be recognized.

     Allowance for losses on leases is provided when management has determined that it is probable that the net investment in a lease will not be recovered due to lessee credit problems. The allowance is measured by the difference between net investment in the lease and the market value of the leased asset less costs to sell. Establishing the allowance for losses relies substantially upon management judgment utilizing the best available information at the time of review.

PROPERTY AND DEPRECIATION

     The Company records property at cost adjusted for any impairment and provides for depreciation primarily on a straight-line basis over the estimated service lives or lease terms of the related assets. The Company reviews its property for impairment whenever events or changes in circumstances indicate that the

                       ECHELON INTERNATIONAL CORPORATION

             REFERENCES TO PERIODS ENDED SEPTEMBER 30 ARE UNAUDITED

carrying amount of an asset may not be recoverable. For all properties, other than property held for sale or development, a loss is recognized, and the property written down, when the carrying amount exceeds the indicated fair value. Fair value is determined using quoted market prices, when available, or discounted cash flows. Impairment losses on property for sale and under development are recognized when fair value less cost to dispose is less than carrying value.

REAL ESTATE TRANSACTIONS

     Real estate revenues include rent from leasing operations and sales of real estate. Rental revenues, net of any rent concessions given to lessees, are recognized ratably over the lease period. Profit from the sale of real estate is recognized only upon the closing of a sale, the transfer of ownership rights to the purchaser and receipt of an adequate cash down payment. If the cash down payment is not adequate, profits are deferred using the installment method of accounting.

INTEREST EXPENSE

     The accompanying consolidated statements of operations and deficit include an allocation of Florida Progress's interest expense based upon the average outstanding amounts due to Florida Progress and affiliates. See Note 6 for a more detailed description of the allocation procedures. Management believes the allocation method used is reasonable.

INCOME TAXES

     Taxable income of the Company has been included in the consolidated income tax returns of Florida Progress. Florida Progress's "tax allocation policy" is to allocate current income taxes to each subsidiary in an amount equal to its stand-alone tax liability. Benefits of losses are allocated to the subsidiary generating the loss upon utilization in the consolidated tax return. At the time of the Distribution, the Florida Progress and the Company will execute a tax sharing agreement which allocates all pre and post distribution tax liabilities between the Company and Florida Progress.

     Deferred taxes are provided on all significant temporary differences between the financial and tax basis of assets and liabilities using presently enacted tax rates in accordance with Financial Accounting Standard (SFAS) No. 109, "Accounting for Income Taxes," which was implemented in 1993. The effect of implementing SFAS No. 109 was immaterial.

EARNINGS PER COMMON SHARE

     The net loss per common share reflects, for all periods presented the outstanding common shares of Echelon after giving effect to the changes in the capitalization as discussed in Note 12. There were no options, warrants or other potentially dilutive securities outstanding during the periods presented.

RECENTLY ADOPTED ACCOUNTING STANDARDS

     Effective January 1, 1995, the Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosure." These standards require the Company to compute present values for impaired loans when determining the allowance for credit losses. There was no impact on earnings as a result of implementing these standards.

     The Company adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of," on January 1, 1996. This standard requires that long-lived assets and certain intangible assets be reviewed for impairment whenever events or changes in circumstances indicate

                       ECHELON INTERNATIONAL CORPORATION

             REFERENCES TO PERIODS ENDED SEPTEMBER 30 ARE UNAUDITED

that the carrying amount of an asset may not be recoverable through future cash flows from the use and disposition of the asset. An impairment loss recognized on assets to be held and used is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets held for sale are reported at the lower of carrying amount or net realizable value. There was no impact on earnings as a result of implementing this standard.

(2) LEASES AND LOANS RECEIVABLE AND FAIR VALUE OF FINANCIAL INSTRUMENTS

     At September 30, 1996, and at December 31, 1995 and 1994, investments in leases and loans receivable were as follows:

                                                                 UNAUDITED      DECEMBER 31,
                                                               SEPTEMBER 30,   ---------------
                                                                   1996         1995     1994
                                                               -------------   ------   ------
                                                                        (IN MILLIONS)
    Finance leases:
      Rentals receivable.....................................     $ 165.4      $197.6   $226.3
      Unguaranteed residual values...........................       105.6       109.7    153.5
      Unearned income........................................       (54.9)      (62.5)   (78.7)
      Deferred investment tax credits........................       (14.2)      (14.7)   (20.5)
                                                                   ------      ------   ------
              Total finance leases...........................       201.9       230.1    280.6
    Commercial finance loans receivable......................        93.8       153.6    176.8
    Allowance for losses.....................................       (18.1)      (32.0)   (33.7)
                                                                   ------      ------   ------
                                                                    277.6       351.7    423.7
    Less: current portion....................................        42.5        42.4     14.8
                                                                   ------      ------   ------
                                                                  $ 235.1      $309.3   $408.9
                                                                   ======      ======   ======

     Finance leases consist primarily of leveraged investments in aircraft as described below. The majority of the aircraft leases have remaining terms of 10 to 15 years, with a maximum of 23 years. Rentals receivable from finance leases represent unpaid rentals less principal and interest on nonrecourse third-party debt. The Company's share of rentals receivable is subordinate to the debt holders who have security interests in the leased assets.

     At December 31, 1995, net contractual maturities of rentals receivable under the contracts were $11.9 million, $10.4 million, $9.6 million, $12.9 million and $12.2 million for each of the years in the five year period from 1996 through 2000, respectively, and $140.5 million in total thereafter.

     Net income recognized from leveraged leases (after payments to nonrecourse lenders, but before other borrowing costs) was as follows:

                                                                       1995    1994   1993
                                                                       -----   ----   -----
                                                                          (IN MILLIONS)
    Lease income.....................................................  $ 2.0   $0.5   $ 2.7
    Income tax effect................................................   (1.0)  (0.1)   (1.3)
    Effect of change in tax rate on deferred assets/liabilities......    0.0    0.0    (2.9)
    Gain (loss) on sale of equipment.................................   (1.1)   0.2     3.8
    Amortization of investment tax credits...........................    0.3    1.5     1.4
                                                                       -----   ----   -----
                                                                       $ 0.2   $2.1   $ 3.7
                                                                       =====   ====   =====

     The Company's commercial finance loans are secured by first mortgage liens on the related commercial real estate or by security interests in aircraft, aircraft engines or spare parts. These loans are further

                       ECHELON INTERNATIONAL CORPORATION

             REFERENCES TO PERIODS ENDED SEPTEMBER 30 ARE UNAUDITED

collateralized, where applicable, by an assignment to the Company of the borrowers' lease agreements, and, in some cases, third party guaranties.

     At September 30, 1996, and at December 31, 1995 and 1994, the Company's portfolio included investments in the airline industry totaling $215.9 million, $294.6 million and $357.6 million, respectively. Investments in the commercial real estate industry totaled $109.6 million, $122.2 million and $134.6 million at the same dates.

     At December 31, 1995, $58.6 million of loans receivable were impaired under the definition of SFAS 114. The Company had assigned approximately $5 million of the $18.1 million total of allowances for loan losses to these loans. In connection with management's plan to dispose of certain non-strategic assets, $35.1 million of the these loans have been reclassified to "Assets Held for Sale". See Note 4. At September 30, 1996, the Company has determined that the remaining loan of $23.5 million is considered impaired in accordance with SFAS
114. No valuation allowance is required because, in the opinion of management, the estimated current market value of the underlying property is in excess of the $23.5 million loan balance and cash flow from leases on this property, which have been assigned to the Company, supports the current recorded value of this loan.

     The Company's portfolio included $65.1 million, $90.2 million and $61.0 million in loans and leases performing under restructured agreements at September 30, 1996, and December 31, 1995 and 1994, respectively. All restructured assets are performing in accordance with their new terms and the restructurings are not anticipated to materially reduce the Company's future annual revenue.

     During 1995, 1994 and 1993, the Company recorded $5.0 million, $9.9 million and $5.9 million, respectively, for possible loan and lease losses and had write-offs totaling $6.7 million, $.7 million and $4.3 million, respectively.

     Leases and loans generally are placed on nonaccrual status when management believes the collectibility of interest or principal is unlikely. There were no assets on nonaccrual status at September 30, 1996, or at December 31, 1995 or 1994.

     In the opinion of management, the estimated fair value of financial instruments at September 30, 1996, December 31, 1995 and 1994 was as follows:

                                            CARRYING AMOUNT                  FAIR VALUE
                                        -----------------------     -----------------------------
                                        1996     1995     1994      1996      1995        1994
                                        -----   ------   ------     -----   ---------   ---------
    Real Estate loans.................  $93.1   $106.8   $118.4     $93.1   $   106.6   $   117.1
    Aircraft loans....................    0.7     49.8     58.4       0.7    14 to 44    14 to 43
    Debt (Note 5).....................   20.4     33.2     32.7      20.4        33.2        32.7

     Management's estimate of aircraft loan fair values takes into account not only market interest rates but additionally considers published estimates of aircraft market values.

(3) PROPERTY

     The Company's established allowance for losses of $18.0 million was applied as a write down of property cost as of December 31, 1995 in contemplation of the adoption of SFAS 121 on January 1, 1996. The Company recognized an additional $3.8 million impairment during the nine months ended September 30, 1996 which is reflected in the allowance for losses. The Company recognized an impairment on an income producing building when a tenant gave notice to not extend its lease. This loss was measured using discounted cash flows. The Company recognized an impairment loss on real estate under development when it was

                       ECHELON INTERNATIONAL CORPORATION

             REFERENCES TO PERIODS ENDED SEPTEMBER 30 ARE UNAUDITED

determined that the carrying value of the property plus costs to complete development of the property exceeded its market value.

     The depreciable lives and carrying values of property are as follows:

                                                                     UNAUDITED      DECEMBER 31,
                                                    DEPRECIABLE    SEPTEMBER 30,   ---------------
                                                   LIVES (YEARS)       1996         1995     1994
                                                   -------------   -------------   ------   ------
                                                                   (DOLLARS IN MILLIONS)
    Real estate development projects:
      For sale and under development.............                     $  32.5      $ 51.9   $ 52.8
      Income producing:
         Land....................................                        15.1        15.2     18.8
         Buildings and improvements..............    5-40               106.5       104.5    101.6
         Equipment and other.....................    3-10                 1.6         2.0      1.9
                                                                       ------      ------   ------
                                                                        155.7       173.6    175.1
    Other property:
      Aircraft on operating lease................     10                 12.5        12.5     12.5
      Equipment, furniture and vehicles..........    2-25                 0.0         0.1      0.6
                                                                       ------      ------   ------
                                                                        168.2       186.2    188.2
    Less: accumulated depreciation...............                        35.3        32.6     24.7
          allowance for losses...................                         0.0         0.0   $ 16.8
                                                                       ------      ------   ------
                                                                      $ 132.9      $153.6   $146.7
                                                                       ======      ======   ======

(4) ASSETS HELD FOR SALE

     At June 30, 1996, the Company's management adopted a plan to dispose of certain non-strategic assets. These assets and their respective reserves have been classified as "Assets Held for Sale" at September 30, 1996. Management expects that the disposal of these assets will be completed within two years. Assets held for sale consist of the following:

                     PREVIOUS BALANCE SHEET CLASSIFICATION
    ------------------------------------------------------------------------    UNAUDITED
                                                                              SEPTEMBER 30,
                                                                                  1996
                                                                              -------------
                                                                              (IN MILLIONS)
    Leases and loans receivable, net of $40.8 million valuation allowance...      $27.1
    Property, net of depreciation...........................................        2.4
    Investments in unconsolidated affiliates................................        3.3
                                                                                  -----
                                                                                  $32.8
                                                                                  =====

     As a result of the decision to dispose of these non-strategic assets, the Company recognized a loss of $30.1 million at June 30, 1996. The Company recognized this loss on leases and loans receivable in accordance with SFAS 114, and on property and investments in unconsolidated affiliates in accordance with SFAS 121. Assets held for sale are reflected at the lower of carrying amount or fair value less cost to dispose.

                       ECHELON INTERNATIONAL CORPORATION

             REFERENCES TO PERIODS ENDED SEPTEMBER 30 ARE UNAUDITED

(5) LONG-TERM DEBT

     Long-term debt outstanding is as follows:

                                                                       UNAUDITED     DECEMBER 31,
                                                        INTEREST     SEPTEMBER 30,   -------------
                                                          RATE           1996        1995    1994
                                                        --------     -------------   -----   -----
                                                                         (DOLLARS IN MILLIONS)
    First mortgages...................................     8.0%(a)       $ 0.7       $ 8.6   $ 6.8
    Delayed equity obligation on finance lease........    10.0%           19.7        21.9    23.3
    Other.............................................                     0.0         2.7     2.6
                                                                         -----       -----   -----
                                                                          20.4        33.2    32.7
    Less: current portion of long-term debt...........                     2.5        10.2     8.3
                                                                         -----       -----   -----
                                                                         $17.9       $23.0   $24.4
                                                                         =====       =====   =====

---------------

(a) Weighted average interest rate at December 31, 1995.

     In connection with an aircraft lease restructured in 1992, the Company agreed to provide additional equity over the next eleven years. The equity contributions will be paid to the nonrecourse debt holders by the Company and collected from the lessee over the remaining lease term. The present value of the additional equity using a 10% discount rate was $21.9 million and $23.3 million at December 31, 1995 and 1994, respectively, and is included in long-term debt on the accompanying Balance Sheets.

     On November 5, 1996, Echelon obtained a three-year secured loan from Salomon Brothers Realty Corp. in the principal amount of $105 million. The loan is secured by five of Echelon's commercial real estate properties, substantially all of Echelon's real estate loan portfolio and certain additional collateral. For additional consideration, and subject to certain conditions, Echelon may extend the term of the loan for one or two additional one-year periods. The loan requires mandatory monthly principal payments based on an amortization schedule of 25 years (or, in the case of the real estate loan portfolio, the scheduled principal payments actually received, if greater), provided, however, that the scheduled amortization is accelerated to 18 years if the loan-to-value of collateral ratio is greater than 75%. Additional principal payments may be due upon the sale of individual items of collateral. Under the loan, monthly payments of interest at the rate of LIBOR plus 2.95% per annum are due on the unpaid principal balance.

     If the loan-to-value of collateral ratio exceeds 75%, then Echelon will be required to deposit the cash flow from the assets pledged as collateral into a collection account to be disbursed monthly to pay scheduled loan payments, property expenses, and other items and to fund certain reserves. Cash balances remaining in such account would then be released to Echelon. Under the terms of the loan, the lender has the right to give notice if it determines the loan-to-value of collateral ratio exceeds 75% and Echelon has certain rights to contest that determination. If the loan-to-value of collateral ratio exceeds 80%, then remaining cash balances in such account which would otherwise have been released to Echelon will be applied monthly to reduce the principal amount of the loan until the ratio is less than 80%. The imposition of such a requirement could have a material adverse impact on Echelon's ability to successfully implement its business plan because the items comprising the collateral represent Echelon's key sources of operating cash flow. In addition, the loan agreement contains covenants that require Echelon to maintain a ratio of debt to total capitalization of not greater than 60% and to maintain certain levels of liquidity during each year of the loan.

     Debt maturities are $10.6 million, $6.0 million, $5.8 million, $97.9 million and $7.1 million for each of the years in the period 1996 through 2000, respectively, including scheduled principal payments on the $105 million loan discussed above.

                       ECHELON INTERNATIONAL CORPORATION

             REFERENCES TO PERIODS ENDED SEPTEMBER 30 ARE UNAUDITED

(6) RELATED PARTY TRANSACTIONS

     The Company utilized accounting, legal, risk management, human resource, tax, treasury, management, facility and office services of Florida Progress and its affiliates and is billed for these services, including a portion of the affiliates' overhead. Charges for these services and overhead were $1.6 million, $1.4 million and $1.8 million in 1995, 1994 and 1993, respectively. These costs were charged to Echelon using the affiliates' actual cost allocated to each affiliate based on its pro rata usage of those services. Management believes this method to be reasonable. Management's estimate of the increased level of these services which would have been needed on a stand-alone basis was $2.5 million for the year ended December 31, 1995.

     Florida Progress and its affiliates rent facility and office space in several of the Company's office buildings for which the Company has received payments of $2.2 million, $2.5 million and $2.1 million in 1995, 1994 and 1993, respectively. A portion of these amounts were billed to the Company in connection with the affiliates' allocations of facility services.

     Florida Progress managed the cash and financing requirements of the Company for the periods presented. Advances and payables between the Company and Florida Progress, and its affiliates, consisted of the following at September 30, 1996 and at December 31, 1995 and 1994:

                                                               UNAUDITED       DECEMBER 31,
                                                             SEPTEMBER 30,   -----------------
                                                                 1996         1995      1994
                                                             -------------   -------   -------
                                                                       (IN MILLIONS)
    Accounts and interest payable..........................     $   1.9      $   6.2   $   6.5
    Advances from Florida Progress.........................       101.1        250.0     283.8
                                                                 ------       ------    ------
    Due to Florida Progress and affiliates.................     $ 103.0      $ 256.2   $ 290.3
                                                                 ======       ======    ======

     Interest expense reflected in the accompanying consolidated financial statements related to the intercompany advances from Florida Progress represents interest allocated to the Company. The effective interest rate on the average outstanding intercompany advances for the years ended December 31, 1995, 1994 and 1993 and for the nine month period ended September 30, 1996 was 6.0%, 6.6%, 7.5% and 7.2%, respectively.

(7) RETIREMENT BENEFIT PLANS

     Pension Benefits. Florida Progress has a noncontributory defined benefit pension plan covering its employees and those of certain subsidiaries, including the Company. The benefits are based on length of service, compensation and social security benefits. The participating companies make annual contributions to the plan based on an actuarial determination and consideration of tax regulations and funding requirements under federal law. Employees of the Company will terminate employment with Florida Progress and employees vested with Florida Progress will remain in Florida Progress's defined benefit pension plan on the effective date of the Distribution. This liability will continue to be reflected in Florida Progress's defined benefit pension plan after the Distribution.

     Based on actuarial calculations and the funded status of the pension plan, the Company was not required to record an expense or contribute to the plan in 1995, 1994 or 1993. Net assets and accumulated benefits are not determined separately for the participating subsidiaries of Florida Progress.

     Other Postretirement Benefits. The Company, through Florida Progress, provides certain health care and life insurance benefits for retired employees. Employees become eligible for these benefits when they reach normal retirement age. The Company accrues the employer's obligation for postretirement benefits by the date employees attain full eligibility to receive such benefits. Accumulated benefits are not determined

                       ECHELON INTERNATIONAL CORPORATION

             REFERENCES TO PERIODS ENDED SEPTEMBER 30 ARE UNAUDITED

separately for the participating subsidiaries of Florida Progress. The Company's costs to date have been negligible.

(8) INVESTMENTS IN UNCONSOLIDATED AFFILIATES

     The Company has a 50% interest in a joint venture which is engaged in the business of leasing aircraft equipment. Additionally, the Company has investments in limited partnerships and corporate joint ventures, of which no investment exceeds 40%. The Company accounts for its investments in the joint venture, limited partnerships and corporate joint ventures by the equity method. The Company also owns 20.9% of the outstanding common stock of a non-publicly traded entity which is accounted for by the cost method because the Company has concluded it is unable to exercise significant influence over such entity. At September 30, 1996 such investment was classified as "Assets Held for Sale" and has been recorded at a fair value of zero. See Note 4.

     At September 30, 1996 and at December 31, 1995 and 1994, investments in and advances to unconsolidated affiliates were as follows:

                                                                                 DECEMBER 31,
                                                                 SEPTEMBER 30,   -------------
                                                                     1996        1995    1994
                                                                 -------------   -----   -----
                                                                         (IN MILLIONS)
    Joint venture..............................................      $31.4       $33.2   $34.5
    Limited partnership interests, corporate joint ventures....        1.5         3.6     6.3
    Common stock...............................................        0.0         3.1     3.1
                                                                     -----       -----   -----
                                                                     $32.9       $39.9   $43.9
                                                                     =====       =====   =====

                       ECHELON INTERNATIONAL CORPORATION

             REFERENCES TO PERIODS ENDED SEPTEMBER 30 ARE UNAUDITED

     The Company includes equity in earnings from unconsolidated partnerships and joint ventures in other revenues. Presented below is combined summarized financial information for partnerships and joint ventures accounted for under the equity method as of September 30, 1996 and as of December 31, 1995 and 1994 and for the years ended December 31, 1995, 1994 and 1993. Amounts reflect 100% of these entities' balances and results of their operations for these periods.

                                                                                    DECEMBER 31,
                                                               SEPTEMBER 30,   ----------------------
                                                                   1996            1995         1994
                                                               -------------   -------------   ------
                                                                           (IN MILLIONS)
                                           ASSETS
Finance lease receivable.....................................      $59.5          $  63.0      $ 65.3
Property and equipment, net..................................        3.1              3.4        13.1
Current assets...............................................        1.3              1.3         1.2
Other assets, net............................................        0.0             12.8        14.5
                                                                   -----            -----       -----
                                                                   $63.9          $  80.5      $ 94.1
                                                                   =====            =====       =====
                              LIABILITIES AND EQUITY INTEREST
Long-term debt...............................................      $ 0.0          $   0.0      $  8.1
Other noncurrent liabilities.................................        1.2             10.5         0.9
Other partners' equity.......................................       31.3             33.2        44.3
                                                                   -----            -----       -----
                                                                    32.5             43.7        53.3
                                                                   -----            -----       -----
Company investment:
  Advances...................................................        0.0              0.0         2.7
  Equity interest............................................       31.4             36.8        38.1
                                                                   -----            -----       -----
                                                                    31.4             36.8        40.8
                                                                   -----            -----       -----
                                                                   $63.9          $  80.5      $ 94.1
                                                                   =====            =====       =====

                                                                  NINE MONTHS
                                                                     ENDED          YEAR ENDED
                                                                   SEPTEMBER       DECEMBER 31,
                                                                      30,       ------------------
                                                                     1996       1995   1994   1993
                                                                  -----------   ----   ----   ----
                                                                        (IN MILLIONS)
                               REVENUES AND EXPENSES
Revenues........................................................     $ 4.5      $8.2   $9.8   $9.0
Expenses........................................................       0.4       2.8    4.0    2.3
                                                                      ----      ----   ----   ----
Combined net earnings of unconsolidated entities................     $ 4.1      $5.4   $5.8   $6.7
                                                                      ----      ----   ----   ----
Company's equity in net earnings of unconsolidated entities.....     $ 2.1      $2.8   $3.0   $3.4
                                                                      ====      ====   ====   ====

                       ECHELON INTERNATIONAL CORPORATION

             REFERENCES TO PERIODS ENDED SEPTEMBER 30 ARE UNAUDITED

(9) INCOME TAXES

                                                                        1995     1994     1993
                                                                       ------   ------   ------
                                                                            (IN MILLIONS)
Components of income tax expense (benefit):
Payable currently:
     Federal.........................................................  $ 32.4   $ 15.2   $ 21.4
     State...........................................................     4.7      1.1      2.2
                                                                       ------   ------   ------
                                                                         37.1     16.3     23.6
                                                                       ------   ------   ------
  Deferred, net:
     Federal.........................................................   (36.3)   (18.6)   (21.7)
     State...........................................................    (5.7)    (1.9)    (2.6)
                                                                       ------   ------   ------
                                                                        (42.0)   (20.5)   (24.3)
                                                                       ------   ------   ------
                                                                       $ (4.9)  $ (4.2)  $ (0.7)
                                                                       ======   ======   ======

     The provision for income taxes differs from income taxes computed at the statutory federal income tax rate for each of the above years. The primary differences between income taxes computed at statutory rates and the actual income tax expense are detailed below:

                                                                      1995    1994    1993
                                                                      -----   -----   -----
                                                                          (IN MILLIONS)
    Taxes computed at federal statutory income tax rate.............  $(3.7)  $(3.5)  $ 2.3
    Effect of change in tax rate on deferred assets/liabilities.....    0.0     0.0     3.7
    Rate difference on leveraged lease deferred tax reversals.......   (0.9)   (0.8)   (1.8)
    Amortization of investment tax credits..........................   (0.3)   (1.5)   (1.4)
    Investment tax credit basis difference..........................    0.1     1.1     0.8
    Other...........................................................   (0.1)    0.5     0.3
                                                                      -----   -----   -----
                                                                      $(4.9)  $(4.2)  $(0.7)
                                                                      =====   =====   =====

     The following summarizes the components of deferred tax liabilities and assets at December 31, 1995 and 1994:

                                                                            DECEMBER 31,
                                                                           ---------------
                                                                            1995     1994
                                                                           ------   ------
                                                                            (IN MILLIONS)
    Deferred tax liabilities:
      Difference in tax basis of property................................  $  8.7   $ 13.2
      Difference in accounting for leveraged leases......................   184.3    226.6
      Other..............................................................    11.4     10.5
                                                                            -----    -----
              Total deferred tax liabilities:............................   204.4    250.3
                                                                            -----    -----
    Deferred tax assets:
      Accrued book expenses..............................................    18.5     22.2
      Other..............................................................     3.6      3.8
                                                                            -----    -----
              Total deferred tax assets..................................    22.1     26.0
                                                                            -----    -----
              Net non-current deferred tax liabilities...................  $182.3   $224.3
                                                                            =====    =====

     The Company expects the results of future operations will generate sufficient taxable income to allow the utilization of deferred tax assets.

                       ECHELON INTERNATIONAL CORPORATION

             REFERENCES TO PERIODS ENDED SEPTEMBER 30 ARE UNAUDITED

(10) BUSINESS SEGMENTS

     The Company's principle business segments are "Lending and Leasing" and "Real Estate." Lending and Leasing includes leveraged leases, operating leases and commercial finance loans. The airline industry is the primary industry included in Lending and Leasing. See Note 3 for information regarding concentration of risk. Real Estate includes office, commercial and industrial leasing, land sales and marina operations.

     Business segment information for the nine months ended September 30, 1996 and for the years ended December 31, 1995, 1994 and 1993 is summarized below. No single customer accounted for 10% or more of unaffiliated revenues.


                                                                            YEAR ENDED DECEMBER 31,
                                                          UNAUDITED     -------------------------------
                                                         NINE MONTHS        1995
                                                            ENDED       -------------
                                                        SEPTEMBER 30,
                                                            1996        (IN MILLIONS)    1994     1993
                                                        -------------                   ------   ------
Revenues:
  Lending and Leasing.................................     $  16.0         $  29.4      $ 30.0   $ 34.6
  Real Estate.........................................        32.6            18.2        18.8     31.9
                                                             -----           -----       -----    -----
                                                           $  48.6         $  47.6      $ 48.8   $ 66.5
                                                             =====           =====       =====    =====
Income (loss) before income taxes:
  Lending and Leasing.................................     $ (22.8)        $   2.1      $  1.0   $  6.5
  Real Estate.........................................       (12.4)          (12.0)      (10.2)   (12.2)
                                                             -----           -----       -----    -----
                                                           $ (35.2)        $  (9.9)     $ (9.2)  $ (5.7)
                                                             =====           =====       =====    =====
Identifiable assets:
  Lending and Leasing.................................     $ 347.0         $ 400.3      $478.8   $552.6
  Real Estate.........................................       136.9           154.2       144.6    148.9
                                                             -----           -----       -----    -----
                                                           $ 483.9         $ 554.5      $623.4   $701.5
                                                             =====           =====       =====    =====
Depreciation:
  Lending and Leasing.................................     $   0.9         $   1.4      $  1.6   $  1.2
  Real Estate.........................................         3.4             5.0         3.6      4.2
                                                             -----           -----       -----    -----
                                                           $   4.3         $   6.4      $  5.2   $  5.4
                                                             =====           =====       =====    =====
Additions to leases, loans and property:
  Lending and Leasing.................................     $   0.0         $   0.0      $  5.7   $ 42.6
  Real Estate.........................................         7.5             4.1         1.3      1.2
                                                             -----           -----       -----    -----
                                                           $   7.5         $   4.1      $  7.0   $ 43.8
                                                             =====           =====       =====    =====


(11) COMMITMENTS AND CONTINGENCIES

     The Company is subject to regulation with respect to the environmental effects of its operations. The Company's disposal of hazardous waste through third party vendors may result in costs to clean up facilities found to be contaminated. Federal and state statutes authorize governmental agencies to compel responsible parties to clean up certain abandoned or uncontrolled hazardous waste sites. The Company has been notified by the Environmental Protection Agency that a former subsidiary is or could be a potentially responsible party at one site. Liability for cleanup costs of this site is joint and several. Based upon information currently available, the Company believes that its liability for cleanup of this site will not be material and does not

                       ECHELON INTERNATIONAL CORPORATION

             REFERENCES TO PERIODS ENDED SEPTEMBER 30 ARE UNAUDITED

believe that it will be required to pay a significantly disproportionate share of the total cleanup costs. In addition, the Company may also be responsible for additional environmental cleanup at other sites. Based on information currently available to the Company, the Company estimates that its proportionate share of liability for cleaning up all sites ranges from $0.1 million to $1.0 million, and it has reserved $0.5 million for potential costs that management estimates to be probable. Management currently believes that the ultimate outcome of these matters will not have a material adverse effect upon the Company's results of operations, financial condition or liquidity.

     Through a previous partnership, the Company remains contingently liable for first mortgage bonds issued to residents of the life care communities owned by the former partnership. The contingent liability reduces over time as those who were residents at the time of the sale of the Company's interest discontinue their residency. If the current owners fail to perform their obligations and if the partnership assets, consisting primarily of land and buildings, were worthless, the Company could be liable for an additional $32.2 million as of December 31, 1995. The Company considers the incurrence of this liability to be remote based on asset values and the indemnification agreement from the current owners to the Company.

(12) SUBSEQUENT EVENTS

     In October 1996, the Echelon Board of Directors adopted Amended and Restated Articles of Incorporation which increased the number of authorized common shares from 100 to 25,000,000, changed the par value from $1.00 to $0.01; and converted each share of $1.00 par value common stock into 64,670.18 shares of $.01 par value common stock. The conversion of common shares and the effect on loss per share has been reflected in all periods presented. Additionally, Echelon has authorized 10,000,000 shares of $.01 par value preferred stock. No shares of preferred stock have been issued or are outstanding.

     In October 1996, the Echelon Board of Directors approved several stock based benefit plans, and reserved an aggregate of 1,200,000 shares of Echelon common stock for issuance pursuant to the following plans:

     Stock Option Plan. A maximum of 150,000 shares of Echelon Common Stock are reserved for issuance under the plan. Under the Stock Option Plan, incentive stock options, nonqualified stock options or any combination thereof may be granted to any employee of Echelon. In general, the exercise price of the options will be determined by the committee, but such price will not be less than the market price of Echelon Common Stock on the date the option is granted. Options will normally vest 20% each year after issuance over a period of five years and will expire after 10 years.

     Stock Purchase Plan. An aggregate of 75,000 shares of Echelon Common Stock are reserved for issuance under the plan. Under the Stock Purchase Plan, all employees will be given the opportunity to purchase shares of Echelon Common Stock two times a year at a price equal to 85% of the market price of the stock immediately prior to the beginning of each offering period. The Stock Purchase Plan provides for two offering periods, the months of March and September, in each of the years 1997-2006.

     Echelon Long Term Incentive Plan ("LTIP"). An aggregate of 950,000 shares of Echelon Common Stock are reserved for issuance under the plan. Under the Echelon LTIP, restricted stock, incentive stock options, nonqualified stock options and stock appreciation rights or any combination thereof may be granted to Echelon employees. The exercise price of the options granted under the plan will be determined in the discretion of the committee administering the plan, which price may not be less than the market price of Echelon Common Stock on the date the option is granted. Options will normally vest 20% each year after issuance over a period of five years and will expire after 10 years. The committee may condition awards of restricted stock and stock appreciations rights upon satisfaction of performance criteria or other conditions.

                       ECHELON INTERNATIONAL CORPORATION

             REFERENCES TO PERIODS ENDED SEPTEMBER 30 ARE UNAUDITED

     Directors' Plan. An aggregate of 25,000 shares of Echelon Common Stock are reserved for issuance under the plan. Directors who are not employees of Echelon ("Non-Employee Directors") will receive an annual retainer fee of $15,000 paid quarterly in the form of Echelon Common Stock. In addition to the annual retainer, each year Non-Employee Directors who are elected or are continuing as Non-Employee Directors as of the conclusion of Echelon's annual meeting of stockholders will receive options to purchase 1,000 shares of Echelon Common Stock. The exercise price of the options will be equal to the market price of Echelon Common Stock on the date the option is granted. Options will vest fully at the end of one year and will expire after five years.

     Additionally in October 1996, the Board granted 273,232 shares of restricted common stock to officers under the LTIP, and granted options to purchase 134,840 common shares at an exercise price equal to the closing price for Echelon Common Stock eight months after the completion of the Distribution.

(13) QUARTERLY DATA (UNAUDITED)

     Summarized quarterly data for 1995 and 1994:

                                                   MARCH 31   JUNE 30   SEPTEMBER 30   DECEMBER 31
                                                   --------   -------   ------------   -----------
                                                                    (IN MILLIONS)
    1995
    Revenue......................................   $ 10.7    $  12.3      $ 10.7         $13.9
    Net loss.....................................     (1.2)      (1.4)       (1.3)         (1.1)
    1994
    Revenue......................................   $  9.5    $  15.1      $ 11.9         $12.3
    Net loss.....................................     (1.1)      (1.0)       (1.2)         (1.7)

                          INDEPENDENT AUDITORS' REPORT

To the Venturers of
Progress Potomac Capital Venture:

     We have audited the accompanying balance sheets of Progress Potomac Capital Venture as of December 31, 1995 and 1994, and the related statements of income, changes in joint venturers' capital and cash flows for each of the years in the three year period ended December 31, 1995. These financial statements are the responsibility of Progress Potomac Capital Venture's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Progress Potomac Capital Venture as of December 31, 1995 and 1994, and the results of its operations and cash flows for each of the years in the three year period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          /s/  KPMG Peat Marwick LLP

St. Petersburg, Florida
November 6, 1996

                       PROGRESS POTOMAC CAPITAL VENTURES

                              STATEMENTS OF INCOME
             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993


                                                            1995           1994           1993
                                                         ----------     ----------     ----------
REVENUES:
  Finance Lease Revenue................................  $5,379,114     $5,884,136     $6,345,395
  Rental Income........................................     741,046        741,046        741,046
  Interest Income......................................     219,650        335,899        372,597
                                                         ----------     ----------     ----------
                                                          6,339,810      6,961,081      7,459,038
                                                         ----------     ----------     ----------
EXPENSES:
  Amortization of Management Fees......................           0         60,097         18,917
  Administration Fee...................................      60,000         60,000         60,000
  Depreciation.........................................     444,000        444,000        265,933
  Other................................................       3,000          3,000          3,000
                                                         ----------     ----------     ----------
                                                            507,000        567,097        347,850
                                                         ----------     ----------     ----------
NET INCOME.............................................  $5,832,810     $6,393,984     $7,111,188
                                                         ==========     ==========     ==========


The accompanying notes are an integral part of these financial statements.

                       PROGRESS POTOMAC CAPITAL VENTURES

                                 BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994

                                                                       1995            1994
                                                                    -----------     -----------
                                            ASSETS
Cash..............................................................  $   200,243     $   186,710
Jet Engines (net of accumulated depreciation of $1,815,948 in 1995
  and $1,371,948 in 1994).........................................    3,384,052       3,828,052
Direct Financing Lease -- Continental Airlines....................   56,854,337      62,682,327
Restricted Cash...................................................    1,258,314         827,625
Other Receivable..................................................      222,660         507,403
Notes Receivable from Continental Airlines........................    5,910,738       2,054,947
                                                                    -----------     -----------
          Total Assets............................................  $67,830,344     $70,087,064
                                                                    ===========     ===========
                           LIABILITIES AND JOINT VENTURERS' CAPITAL
Accrued Expenses..................................................  $    15,000     $    15,000
Unearned Income...................................................      198,786         185,261
Maintenance Deposits..............................................    1,258,314         827,625
                                                                    -----------     -----------
     Total Liabilities............................................    1,472,100       1,027,886
Joint Venturers' Capital:
  Echelon.........................................................   33,179,122      34,529,589
  Potomac.........................................................   33,179,122      34,529,589
                                                                    -----------     -----------
     Total Joint Venturers' Capital...............................   66,358,244      69,059,178
                                                                    -----------     -----------
          Total Liabilities and Joint Venturers' Capital..........  $67,830,344     $70,087,064
                                                                    ===========     ===========

The accompanying notes are an integral part of these financial statements.

                       PROGRESS POTOMAC CAPITAL VENTURES

               STATEMENTS OF CHANGES IN JOINT VENTURERS' CAPITAL
             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993


                                              ECHELON INTERNATIONAL     POTOMAC CAPITAL
                                                   CORPORATION            CORPORATION
                                                 CAPITAL ACCOUNT        CAPITAL ACCOUNT         TOTAL
                                              ---------------------     ----------------     ------------
December 31, 1992...........................       $40,129,021            $ 40,129,021       $ 80,258,042
  Net Income................................         3,555,594               3,555,594          7,111,188
  Cash Distributions........................        (6,145,784)             (6,145,784)       (12,291,568)
  Capital Contribution......................           415,738                 415,738            831,476
                                                   -----------             -----------       ------------
December 31, 1993...........................        37,954,569              37,954,569         75,909,138
  Net Income................................         3,196,992               3,196,992          6,393,984
  Cash Distributions........................        (6,621,972)             (6,621,972)       (13,243,944)
                                                   -----------             -----------       ------------
December 31, 1994...........................        34,529,589              34,529,589         69,059,178
  Net Income................................         2,916,405               2,916,405          5,832,810
  Cash Distributions........................        (4,266,872)             (4,266,872)        (8,533,744)
                                                   -----------             -----------       ------------
December 31, 1995...........................       $33,179,122            $ 33,179,122       $ 66,358,244
                                                   ===========             ===========       ============


The accompanying notes are an integral part of these financial statements.

                       PROGRESS POTOMAC CAPITAL VENTURES
                            STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993


                                                       1995             1994             1993
                                                    -----------     ------------     ------------
OPERATING ACTIVITIES:
  Net Income......................................  $ 5,832,810     $  6,393,984     $  7,111,188
  Adjustments for Non Cash Items:
     Depreciation.................................      444,000          444,000          265,933
     Amortization.................................            0           60,097           18,917
  Changes in Assets and Liabilities:
     Restricted Cash..............................     (430,689)          (6,327)        (577,645)
     Other Receivable.............................      284,743          252,695         (760,100)
     Unearned Income..............................       13,525                0                0
     Maintenance Deposits.........................      430,689            6,327          577,645
                                                     ----------       ----------       ----------
          Net cash provided by operating
            activities............................    6,575,078        7,150,776        6,635,938
                                                     ----------       ----------       ----------
INVESTING ACTIVITIES:
  Proceeds from Collections of Leases.............    1,117,787        5,322,969        4,264,621
  Proceeds from Collections of Notes Receivable...      854,412          770,207          556,534
                                                     ----------       ----------       ----------
          Net cash provided by investing
            activities............................    1,972,199        6,093,176        4,821,155
                                                     ----------       ----------       ----------
FINANCING ACTIVITIES:
  Distributions to Venturers......................   (8,533,744)     (13,243,944)     (11,460,092)
                                                     ----------       ----------       ----------
Net Increase in Cash..............................       13,533                8           (2,999)
Beginning Cash....................................      186,710          186,702          189,701
                                                     ----------       ----------       ----------
Ending Cash Balance...............................  $   200,243     $    186,710     $    186,702
                                                     ==========       ==========       ==========


The accompanying notes are an integral part of these financial statements.

                       PROGRESS POTOMAC CAPITAL VENTURES

                         NOTES TO FINANCIAL STATEMENTS

(1) SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS AND PRINCIPLES OF PRESENTATION

     Progress Potomac Capital Ventures ("PPCV") is a joint venture, formed in February 1988, between Echelon International Corporation ("Echelon"), successor to Progress Credit Corporation, and Potomac Capital Corporation ("Potomac"). The purpose of the formation of the joint venture is to purchase, lease, and finance aircraft and aircraft equipment. The joint venture is controlled 50/50 and all decisions must be unanimously agreed to by the venturers. The income or loss generated in each fiscal year is distributed annually based upon the pro rata share of each venturer's capital accounts as of the end of the respective fiscal year. The joint venture will be dissolved in 2027, unless all assets owned by the joint venture are sold or disposed of prior to this date, at which time the joint venture will be dissolved.

     PPCV's operations consist of a direct finance lease and an operating lease. The direct finance lease involves two DC10-30s that are currently on lease to Continental Airlines ("Continental"). The lease was initiated in February of 1990 and expires in February of 2002. In 1992, Echelon and Potomac agreed to revise the terms with Continental pursuant to which Continental issued a deferred rent note for 4 months worth of rents (including interest) to be paid back in 48 months. This note earns interest at 10.42% annually. Again in 1995, both parties agreed to revise the terms of the Continental lease by deferring a portion of the rent payable for 16 months, retroactive to February 1995, and issuing another deferred rent note specific to the 1995 deferment. This note earns interest at 8% annually, requires interest payments only for the first six months, and principal and interest payments thereafter. The principal is scheduled to be paid in full by 2000. The total amount of deferred rent notes receivable from Continental as of December 31, 1995 and 1994, is $5,910,738 and $2,054,947, respectively.

     The operating lease involves two CFM-56 jet engines leased to America West. The lease expires on December 31, 1997. As part of the leasing arrangement with America West, America West is required to make payments to PPCV in order to provide a maintenance and repair reserve for the engines. The funds deposited are recorded as restricted cash as PPCV can only use the funds for maintenance and repair. The funds are also recorded by PPCV as an other liability as any excess funds will be returned to America West upon termination of the lease.

     Aircraft and aircraft equipment leasing involves numerous risks, including risks stemming from the obsolescence or physical deterioration of aircraft or equipment and the possibility of defaults by lessees. In addition, fluctuations in general business and economic conditions, the adoption of restrictive regulations and legislation, changes in consumer demand for air travel, fluctuations in fuel prices and other factors over which the lessors of aircraft have no control could be expected to adversely affect the supply and demand of the aircraft or aircraft leases and may cause cost increases related to the leasing of aircraft that cannot be offset by increased revenues. The market for aircraft and related equipment is currently characterized by a relatively large supply of most types of aircraft and a relatively weak demand, which adversely affects the marketability and near-term value of the aircraft leased assets.

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

EARNED INCOME ON DIRECT FINANCING LEASE

     Income on direct financing leases is recognized by a method which produces a constant periodic rate of return on the outstanding investment in the lease.

                       PROGRESS POTOMAC CAPITAL VENTURES

DEPRECIATION

     The jet engines are depreciated on a straight line basis over sixteen years.

INCOME TAXES

     The joint venture is not a taxable entity. The taxable income is passed through to each of the venturers as income is allocated according to the joint venture agreement.

LEASES RECEIVABLE

     Effective January 1, 1995, the joint venture adopted SFAS No. 114, "Accounting by Creditors for the Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosure." These standards require the joint venture to compute present values for impaired loans when determining the allowance for credit losses. There was no impact on earnings as a result of implementing and applying these standards to the Continental direct finance lease.

IMPAIRED ASSETS

     The joint venture will be required to adopt SFAS No. 121, "Accounting for the Impairment of the Long-Lived Assets and for Long-Lived Assets to be Disposed Of", on January 1, 1996. This standard requires that long lived assets and certain intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through future cash flows from the use and disposition of the asset. The adoption of this standard is not expected to have a material impact on earnings.

FINANCIAL INSTRUMENTS

     Estimated fair value amounts have been determined by the joint venture using the available market information and discounted cash flow analysis. Judgment is required in interpreting market data to develop estimates of fair value. Accordingly, the estimates may be materially different from the amounts that the joint venture could realize in a current market transaction.

     The joint venture has no derivative financial instruments, such as futures, forwards, swaps or options contracts.

(2) FINANCIAL INSTRUMENTS

     In the opinion of management , the estimated fair value of the Continental notes receivable, at December 31, 1995 and 1994 is as follows:

                                                                 CARRYING AMOUNT   FAIR VALUE
                                                                 ---------------   ----------
    1994.......................................................    $ 2,054,947     $2,054,947
    1995.......................................................    $ 5,910,738     $5,910,738
                                                                    ==========     ==========

                       PROGRESS POTOMAC CAPITAL VENTURES

(3)  RENTAL INCOME UNDER OPERATING LEASE

     The following is a schedule by years of future minimum rentals on noncancelable leases as of December 31, 1995:

                            YEAR ENDING DECEMBER 31:
    -------------------------------------------------------------------------
    1996.....................................................................  $  795,144
    1997.....................................................................     795,144
                                                                               ----------
         Total minimum future rentals........................................  $1,590,288
                                                                               ==========

(4)  NET INVESTMENT IN DIRECT FINANCING LEASE

     The following lists the components of the net investment in the direct financing lease as of December 31:


                                                                     1995          1994
                                                                  -----------   -----------
    Minimum lease payments receivable...........................  $68,956,643   $81,163,747
    Initial Direct Cost.........................................    1,079,446     1,331,767
    Estimated residual value of the leased property.............    7,800,000     7,800,000
    Less: Unearned income.......................................  (20,981,752)  (26,613,187)
                                                                  -----------   ------------
    Net Investment in direct finance lease......................  $56,854,337   $62,682,327
                                                                  ===========   ============



     The future minimum lease payments for each of the succeeding five years are $11,200,000 per year.

                     APPENDIX TO ELECTRONIC FORMAT DOCUMENT

     This Information Statement contains spaces for the following graphic and image materials:

          (1) The front cover will be folded. The inside front cover contains four photographs: (a) an apartment building captioned Residential Real Estate Development, (b) an office building captioned Commercial Real Estate Development, (c) an airplane captioned Aircraft and Other Leases and (d) employees reviewing documents captioned Real Estate Services and Property Management.

          (2) The fold-out portion of the front cover contains photographs of real estate properties and maps. The left side contains (a) a map of the State of Florida highlighting the cities where Echelon's properties are located, (b) a map of the Tampa Bay area indicating where Echelon's properties are located, (c) a photograph of the Barnett Tower and (d) a photograph of Carillon. The right side contains photographs of McNulty Station, Harborage of Bayboro, Highpoint Center, 100 Carillon, Promenade, 7th Avenue and Bay Isle Key Apartments.

          (3) The inside back cover contains a photograph of the officers and certain employees of Echelon.